UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Remark Holdings, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: N/A

(2)	Aggregate number of securities to which transaction applies: N/A

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A

(4)	Proposed maximum aggregate value of transaction: $30,000,000

(5)	Total fee paid: $3,636

☐	Fee paid previously with preliminary materials:

☐          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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PRELIMINARY PROXY STATEMENT

SUBJECT TO COMPLETION – DATED MARCH 22, 2019

3960 Howard Hughes Parkway, Suite 900

Las Vegas, Nevada 89169

[•], 2019

To our Stockholders:

It is our pleasure to invite you to a special meeting of the stockholders of Remark Holdings, Inc. to be held on [•], 2019 at [•] PT at [•].

At the special meeting, you will be asked to consider and vote upon (i) a proposal to sell all of the issued and outstanding membership interests of Vegas.com, LLC, pursuant to a membership interest purchase agreement, dated March 15, 2019, and (ii) a proposal to adjourn the special meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies.

After careful consideration, our board of directors determined that the proposed transaction and the related membership interest purchase agreement are fair to, advisable and in the best interests of Remark Holdings, Inc. and our stockholders. Our board of directors unanimously approved the proposed transaction and recommends that you vote “FOR” the proposal to approve the proposed transaction and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to allow for the solicitation of additional proxies.

Your vote is extremely important, regardless of the number of shares you own. Whether or not you plan to attend the special meeting, we ask that you promptly sign, date and return the enclosed proxy card or voting instruction card in the envelope provided, or cast your vote via telephone or the Internet following the instructions on the enclosed proxy card or voting instruction card.

The enclosed proxy statement provides you with detailed information about the special meeting, the proposed transaction and the membership interest purchase agreement. A copy of the membership interest purchase agreement is attached as Annex A to the proxy statement. We encourage you to read the proxy statement and all annexes thereto carefully and in their entirety. You may also obtain additional information about us from documents we have filed with the Securities and Exchange Commission.

Thank you in advance for your continued support and your consideration of this matter.

Sincerely,

Kai-Shing Tao
Chairman and Chief Executive Officer

This proxy statement is dated [•], 2019 and is first being mailed to stockholders on or about [•], 2019.

PRELIMINARY PROXY STATEMENT

SUBJECT TO COMPLETION – DATED MARCH 22, 2019

3960 Howard Hughes Parkway, Suite 900

Las Vegas, Nevada 89169

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [•], 2019

Dear Stockholder:

We cordially invite you to the Remark Holdings, Inc. (“Remark,” “we,” “our,” or “us”) special meeting of stockholders (the “Special Meeting”), to be held on [•], 2019 at [•] PT at [•]. We have scheduled the Special Meeting to:

1.       approve the sale (the “VDC Transaction”) of all of the issued and outstanding membership interests of Vegas.com, LLC (“Vegas.com”), pursuant to the Membership Interest Purchase Agreement, dated March 15, 2019 (the “Purchase Agreement”), by and between VDC-MGG Holdings LLC and Remark Holdings, Inc.;

2.       adjourn the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies in favor of the proposal to approve the VDC Transaction if there are insufficient votes to approve the VDC Transaction; and

3.       transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on [•], 2019 are entitled to notice of and to vote at the Special Meeting.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE VDC TRANSACTION AND “FOR” THE ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO ALLOW FOR THE SOLICITATION OF ADDITIONAL PROXIES.

The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to approve the VDC Transaction. Approval of the proposal to adjourn the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies, requires the favorable vote of a majority of the shares of common stock present or represented by proxy at the Special Meeting and entitled to vote thereon.

The failure of any stockholder to submit a signed proxy card or to vote in person by ballot at the Special Meeting will have the same effect as a vote “AGAINST” the proposal to approve the VDC Transaction, but will not have an effect on the adjournment proposal. If you hold your shares through a bank, broker or other nominee (in “street name”), the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to approve the VDC Transaction, but will not have an effect on the adjournment proposal.

YOUR VOTE IS VERY IMPORTANT.  Regardless of whether you plan to attend the Special Meeting, we ask that you promptly sign, date and return the enclosed proxy card or voting instruction card in the envelope provided, or cast your vote via telephone or the Internet in accordance with the instructions on the enclosed proxy card or voting instruction card.

The proxy statement accompanying this notice provides a more complete description of the matters to be acted upon at the Special Meeting. We encourage you to read the proxy statement and all annexes thereto carefully and in their entirety.

By order of the Board of Directors,

Kai-Shing Tao
Chairman and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting

In addition to the printed materials noted above, we have made the Notice of Special Meeting of Stockholders and the proxy statement available on the Internet at [•].

ANNEX A	Membership Interest Purchase Agreement, dated March 15, 2019, by and between VDC-MGG Holdings LLC and Remark Holdings, Inc.

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SUMMARY TERM SHEET

This summary term sheet highlights selected information contained in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to carefully read this proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement in their entirety. Each item in this summary includes a page reference directing you to a more complete description of that topic. See “Where You Can Find Additional Information” beginning on page 39.

Unless the context otherwise requires, in this proxy statement, (i) references to “Remark,” “we,” “our,” “us” and “the Company” refer to Remark Holdings Inc. and its subsidiaries, (ii) references to “Vegas.com” refer to Vegas.com, LLC, a Nevada limited liability company and wholly-owned subsidiary of Remark, (iii) references to “the Board” refer to the board of directors of Remark Holdings Inc., (iv) references to “VDC-MGG” refer to VDC-MGG Holdings LLC, (vi) references to the “Purchase Agreement” refer to that certain Membership Interest Purchase Agreement, dated March 15, 2019, by and between Remark and VDC-MGG, and (vii) references to the “VDC Transaction” refer to the sale of all of the issued and outstanding membership interests of Vegas.com to VDC-MGG pursuant to the Purchase Agreement and related documents.

The Parties to the VDC Transaction (page 14)

Remark Holdings, Inc.

Remark delivers an integrated suite of AI solutions that enable businesses and organizations to solve problems, reduce risk and deliver positive outcomes. Our easy-to-install AI products are being rolled out in a wide range of applications within the retail, financial, public safety and workplace arenas. We also own and operate digital media properties that deliver relevant, dynamic content and ecommerce solutions. Our common stock is listed on the NASDAQ Capital Market under the ticker symbol MARK.

VDC-MGG Holdings LLC

VDC-MGG is a Delaware limited liability company that was formed solely for the purpose of engaging in the transactions contemplated by the Purchase Agreement and has not carried on any activities on or prior to the date of this proxy statement, except for activities incidental to its formation and activities undertaken in connection with its acquisition of Vegas.com. VDC-MGG has not conducted any business operations other than in connection with the transactions contemplated by the Purchase Agreement, including the VDC Transaction, and the related agreements. VDC-MGG is an affiliate of MGG Investment Group LP (“MGG”), the collateral agent and administrative agent for the lenders under that certain Financing Agreement dated as of September 24, 2015 (as amended, the “Financing Agreement”), by and among us and certain of our subsidiaries as borrowers (the “Borrowers”), certain of our subsidiaries as guarantors, the lenders from time to time party thereto (the “Lenders”) and MGG, pursuant to which the Lenders have extended credit to the Borrowers consisting of a term loan in the aggregate principal amount of $35.5 million. VDC-MGG and MGG are both affiliates of the Lenders under the Financing Agreement.

The Special Meeting (page 11)

Date, Time, Place and Purpose (page 11)

The Special Meeting will be held on [•], 2019 at [•] PT at [•].

The purpose of the Special Meeting is for our stockholders to consider and vote upon the following proposals:

1.	to approve the sale of all of the issued and outstanding membership interests of Vegas.com, pursuant to the Membership Interest Purchase Agreement, dated March 15, 2019, by and between VDC-MGG Holdings LLC and Remark Holdings, Inc.; and

2.	to adjourn the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies in favor of the proposal to approve the VDC Transaction if there are insufficient votes to approve the VDC Transaction.

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Record Date, Quorum, Voting (page 11)

Only holders of our common stock at the close of business on [•], 2019, the Record Date, are entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were [•] shares of our common stock outstanding and entitled to vote.

A quorum must be present or represented at the Special Meeting for our stockholders to conduct business at the Special Meeting. A quorum will be present or represented at the Special Meeting if the holders of a majority of the outstanding shares of our common stock entitled to vote at the Special Meeting, or [•] shares, are present at the Special Meeting, either in person or represented by proxy.

Each share of our common stock entitles its holder to one vote on all matters properly coming before the Special Meeting. The affirmative “FOR” vote of the holders of a majority of the outstanding shares of our common stock is required to approve the VDC Transaction pursuant to the Purchase Agreement. Approval of the proposal to adjourn the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies, requires the affirmative “FOR” vote of a majority of the shares of common stock present or represented by proxy at the Special Meeting and entitled to vote thereon.

Revocation of Proxies (page 12)

Proxies received at any time before the Special Meeting and not revoked or superseded before being voted will be voted at the Special Meeting. If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Special Meeting by:

•	sending written notice of revocation to our Corporate Secretary;
•	submitting a new, properly-executed proxy dated later than the date of the revoked proxy; or
•	attending the Special Meeting and voting in person.

If you hold your shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also vote in person at the Special Meeting as described in the previous section. Attendance at the Special Meeting will not, by itself, revoke a proxy.

The VDC Transaction (page 14)

General

On March 15, 2019, we entered into the Purchase Agreement, pursuant to which we agreed to sell all of the issued and outstanding membership interests of Vegas.com to VDC-MGG, subject to stockholder approval and the other conditions to closing set forth therein. A copy of the Purchase Agreement is attached as Annex A. We encourage you to read the Purchase Agreement carefully and in its entirety.

Recommendation of the Board of Directors (page 19)

After careful consideration, the Board unanimously recommends that you vote “FOR” the approval of the VDC Transaction and “FOR” the adjournment or postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies.

Net Proceeds from the VDC Transaction and Their Expected Use (page 19)

The Purchase Agreement provides for the sale of Vegas.com for an anticipated enterprise value of approximately $45 million, with all of the cash proceeds of the VDC Transaction to be used to pay amounts due under the Financing Agreement (which amounts will be paid to affiliates of VDC-MGG). Approximately $39 million is outstanding under the Financing Agreement and approximately $10 million will remain outstanding after giving effect to the application of such cash proceeds. The amount by which the purchase price exceeds the net tax basis of the sold assets is subject to federal and state income taxes.

The VDC Transaction will be a taxable event to us for U.S. federal income tax purposes. However, we expect that the VDC Transaction will not result in any material adverse U.S. federal income tax consequences to us or to our stockholders. The VDC Transaction may result in our being subject to state or local sales, use or other taxes in jurisdictions in which we file tax returns or have assets.

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Nature of our Business Following the VDC Transaction (page 20)

Vegas.com is an online agency catering to the travel and entertainment needs of visitors to the Las Vegas area and those of Las Vegas locals. Vegas.com offers users the ability to book lodging, air travel, show tickets and tours, and its customer service team is staffed by Las Vegas locals who are intimately familiar with Las Vegas and the various products and services offered through the website. Vegas.com accounted for approximately 87% of our consolidated revenues for each of the nine months ended September 30, 2018 and the year ended December 31, 2017. Following the VDC Transaction, we will continue to operate our technology and data intelligence business and our other digital media properties. We will focus primarily on developing and monetizing our artificial intelligence-based products and services using our KanKan social media data intelligence platform and deploying such products and services in the Asia market across multiple industries.

Effect of the VDC Transaction on Stock Options and Stock-Based Awards and Interests of Our Directors and Executive Officers in the VDC Transaction (page 21)

In the event the VDC Transaction is completed, it may constitute a “change in control” or an “acquisition” as defined under our equity incentive plans. Under such incentive plans, a change in control or an acquisition will be deemed to occur in circumstances including but not limited to a sale of substantially all of our assets. If the VDC Transaction is deemed to constitute a change in control under our incentive plans, the Compensation Committee of the Board, in its sole discretion, may accelerate the vesting and exercisability of awards granted under the incentive plans. However, as the Compensation Committee already has full authority to accelerate the vesting and exercisability of awards granted under our incentive plans and none of the awards granted to our directors and executive officers under our incentive plans are unvested, the completion of the VDC Transaction will not constitute a change to the compensation that may be due to our directors and executive officers under our incentive plans. The Compensation Committee has not determined whether to exercise its authority to accelerate the vesting and exercisability of awards granted under our incentive plans. As of March 20, 2019, options to purchase 223,000 shares of our common stock remained unvested and no shares of restricted stock were unvested under our incentive plans.

The VDC Transaction will not trigger any payments to our current or former executive officers or directors.

Appraisal Rights in Respect of the VDC Transaction (page 21)

Under Delaware law, our stockholders are not entitled to appraisal rights in connection with the VDC Transaction.

The Purchase Agreement (page 25)

Consideration (page 25)

The consideration for the VDC Transaction is $30 million. The entire proceeds of the VDC Transaction will be used to pay amounts due under the Financing Agreement. Approximately $39 million is outstanding under the Financing Agreement and approximately $10 million will remain outstanding after giving effect to the application of such cash proceeds.

Change in Board Recommendation (page 30)

If at any time prior to obtaining stockholder approval of the VDC Transaction, we receive an alternative third-party acquisition proposal that our Board has determined in good faith, after consultation with our independent financial advisors and outside legal counsel, constitutes a superior proposal and that failure to take any action with respect to such superior proposal would be inconsistent with the fiduciary duties of our Board under applicable law, then our Board may change its recommendation in favor of the VDC Transaction and cause us to terminate the Purchase Agreement in order to enter into a definitive agreement relating to such superior proposal. Before the Board can make a recommendation change, we are required to give VDC-MGG notice and, if and to the extent desired by VDC-MGG, negotiate with VDC-MGG in good faith to make adjustments to the terms of the Purchase Agreement.

Conditions to Closing (page 32)

Each party’s obligations to complete the VDC Transaction are subject to the fulfillment or waiver of certain closing conditions, including: (i) the receipt of all necessary governmental consents and approvals in connection with the VDC Transaction, (ii) the absence of any applicable law or restraining order that prevents the consummation of the VDC Transaction, (iii) the approval of the VDC Transaction by the holders of a majority of our outstanding shares of common stock, (iv) the accuracy of the representations and warranties made by each party, and (v) all covenants and obligations of the parties have been performed or complied with.

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VDC-MGG’s obligations to complete the VDC Transaction are subject to the fulfillment or waiver certain additional closing conditions, including (i) our payment of all transaction expenses in connection with the VDC Transaction, (ii) the absence of any material adverse effect since the date of the Purchase Agreement, (iii) Vegas.com’s purchasing at its expense a six-year tail directors’ and officers’ liability insurance policy, (iv) Vegas.com and its subsidiaries’ having at least $1.5 million in cash at closing, and (v) with respect to a certain intellectual property license agreement pursuant to which certain intellectual property is licensed to Vegas.com, execution and delivery of an assignment of such agreement by the licensor party to such agreement to the record owner of the relevant intellectual property.

Termination (page 33)

The Purchase Agreement may be terminated as follows: (i) by either party if the closing does not occur before June 15, 2019, which deadline may be extended by VDC-MGG, in its sole discretion, to August 15, 2019 if stockholder approval of the VDC Transaction is not obtained by June 15, 2019, (ii) by a non-breaching party if the other party breaches any of its representations, warranties, covenants or other agreements and such breach is not curable by the breaching party within 30 days, (iii) by either party if there is in effect a final, nonappealable governmental order prohibiting, enjoining, restricting or making illegal the VDC Transaction, (iv) by either party if stockholder approval of the VDC Transaction is not obtained at the Special Meeting (including any adjournments or postponements thereof) is not obtained, (v) by mutual written agreement of the parties at any time prior to the closing date, or (vi) by either party, if our Board makes a recommendation change in accordance with the terms of the Purchase Agreement.

Indemnification (page 33)

After the closing, we will indemnify VDC-MGG, its affiliates (including the Company Entities), its and their respective representatives, and each of the foregoing person’s respective related parties against any losses resulting from, arising out of or incurred in connection with certain specified circumstances, including, among other things, any inaccuracy in or breach of any representations, warranties, covenants or other agreements made by us, and any indebtedness or transaction costs not paid at closing; provided that we will not be liable for any losses with respect to any inaccuracy in or breach of any representations and warranties (other than certain fundamental representations) unless and until all such losses exceed $300,000.

Agreements Related to the Purchase Agreement (page 20)

Voting Agreement (page 20)

On March 15, 2019, concurrently with our entry into the Purchase Agreement, MGG-VDC entered into a Voting Agreement with Kai-Shing Tao, our Chief Executive Officer, and certain of his affiliates, pursuant to which the stockholders have agreed, among other things, to vote the shares beneficially owned by the stockholders in favor of the adoption of the Purchase Agreement and the VDC Transaction. These stockholders beneficially owned approximately 14.8% of our common stock outstanding as of March 20, 2019.

Forbearance Letter (page 20)

In connection with our entry into the Purchase Agreement, in its capacity as administrative agent and collateral agent for the Lenders under the Financing Agreement, MGG provided us with a letter in which MGG (a) consented to the VDC Transaction, or to an alternative transaction to sell all of the issued and outstanding membership interests of Vegas.com under certain limited conditions and (b) subject to the terms and conditions set forth therein, agreed it is willing to forbear from taking enforcement actions under the Financing Agreement and applicable law, effective on such date as we pay certain outstanding costs and expenses of the Lenders payable under the Financing Agreement, through up to June 4, 2019, on the terms and subject to the conditions set forth therein. The forbearance will expire if the Purchase Agreement is terminated by either party for any reason other than for us to enter into an agreement with respect to an alternative transaction to sell all of the issued and outstanding membership interests of Vegas.com under certain limited conditions, or if we or Vegas.com breach or default under the Purchase Agreement, or if we or Vegas.com fail to comply with certain restrictions with respect to cash transfers, among other things.

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QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE VDC TRANSACTION

The following questions and answers are intended to address briefly some commonly asked questions regarding the VDC Transaction, the Purchase Agreement and the Special Meeting. These questions and answers may not address all questions that may be important to you as a stockholder of Remark. Please refer to the “Summary Term Sheet” beginning on page 1 and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement. See “Where You Can Find Additional Information” beginning on page 39.

Q:	Why did I receive these materials?
A:	The Board is soliciting your proxy to vote at a special meeting of our stockholders being held for the purpose of, among other things, obtaining stockholder approval for the VDC Transaction (the “Special Meeting”). The Board is seeking stockholder approval of the VDC Transaction because we are a Delaware corporation and the VDC Transaction may constitute the sale of “substantially all” of our property and assets under Section 271 of the General Corporation Law of the State of Delaware (the “DGCL”). Section 271 of the DGCL requires that a Delaware corporation obtain the approval of the holders of a majority of the corporation’s outstanding stock entitled to vote thereon for the sale of “all or substantially all of its property and assets.” Additionally, approval of the VDC Transaction by holders of a majority of our issued and outstanding common stock is a closing condition under the Purchase Agreement.

Q:	When and where is the Special Meeting?
A:	The Special Meeting will be held at [•], on [•], 2019 at [•], PT.

Q:	Who is entitled to vote at the Special Meeting?
A:	Only stockholders at the close of business on [•], 2019, the record date for the Special Meeting (the “Record Date”), are entitled to notice of and to vote at the Special Meeting. If you hold your shares through a bank, broker or other nominee (in “street name”), you must obtain from the record holder a “legal proxy” issued in your name in order to vote in person at the Special Meeting.

At the close of business on the Record Date, there were [•] shares of our common stock outstanding and entitled to vote.

Q:	What am I being asked to vote on at the Special Meeting?
A:	You will be asked to consider and vote upon the following proposals:

1.	to approve the sale of all of the issued and outstanding membership interests of Vegas.com, pursuant to the Purchase Agreement; and
2.	to adjourn the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies in favor of the proposal to approve the VDC Transaction if there are insufficient votes to approve the VDC Transaction.

Q:	How does the Board recommend that I vote?
A:	After careful consideration of a variety of factors described in this proxy statement, the Board unanimously recommends that you vote “FOR” the proposal to approve the VDC Transaction and “FOR” the adjournment or postponement of the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies. You should read “The VDC Transaction (Proposal No. 1) — Reasons for the VDC Transaction” beginning on page 18 for a discussion of the factors that the Board considered in deciding to recommend approval of the VDC Transaction.

Q:	Who is buying Vegas.com and for what consideration?
A:	We are proposing to sell all of the issued and outstanding membership interests of Vegas.com to VDC-MGG. VDC-MGG is an affiliate of MGG.

The Purchase Agreement provides for the sale of Vegas.com for an anticipated enterprise value of approximately $45 million, with all of the cash proceeds of the VDC Transaction to be used to pay amounts due under the Financing Agreement (which amounts will be paid to affiliates of VDC-MGG). Approximately $39 million is outstanding under the Financing Agreement and approximately $10 million will remain outstanding after giving effect to the application of such cash proceeds. The terms of the Purchase Agreement are more fully described below under “The Purchase Agreement” beginning on page 25.

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Q:	What will the cash proceeds from the VDC Transaction be used for?
A:	All of the cash proceeds of the VDC Transaction will be used to pay amounts due under the Financing Agreement (which amounts will be paid to affiliates of VDC-MGG), under approximately $39 million is outstanding and of which approximately $10 million will remain outstanding after giving effect to the application of such cash proceeds.
Q:	What will happen if the VDC Transaction is not approved by stockholders or is not completed for any other reason?
A:	If the VDC Transaction is not completed, our relationships with the customers, business partners and employees of Vegas.com may be damaged and the business of Vegas.com may be harmed, and the market price for our common stock may decline. Additionally, we are currently in default under the Financing Agreement. In connection with the entry into the Purchase Agreement, MGG provided us with a letter in which MGG agreed it is willing to forbear from taking enforcement actions under the Financing Agreement and applicable law, through up to June 4, 2019, on the terms and subject to the conditions set forth therein. The forbearance will expire if the Purchase Agreement is terminated by either party for any reason other than for us to enter into an agreement with respect to an alternative transaction to sell all of the issued and outstanding membership interests of Vegas.com under certain limited conditions (an “Alternative Transaction”), or if we or Vegas.com breach or default under the Purchase Agreement, among other things. If MGG’s forbearance expires, as a result of existing events of default under the Financing Agreement, the Lenders may declare our obligations under the Financing Agreement, including all unpaid principal and interest, due and payable immediately and exercise such other rights available to them under the Financing Agreement and applicable law, which could have a material adverse effect on our financial condition.

If the VDC Transaction is not completed, we may explore other potential transactions involving Vegas.com. The terms of an alternative transaction may be less favorable to us than the terms of the VDC Transaction and there can be no assurance that we will be able to reach agreement with or complete an alternative transaction with another party.

Q:	When is the VDC Transaction expected to be completed?
A:	We and VDC-MGG are working toward completing the VDC Transaction as quickly as possible. We currently anticipate that the VDC Transaction will be completed during the second calendar quarter of 2019, but we cannot be certain when or if the conditions to the VDC Transaction will be satisfied or, to the extent permitted, waived. The VDC Transaction cannot be completed until the conditions to closing are satisfied (or, to the extent permitted, waived), including the approval of the VDC Transaction by the holders of a majority of our outstanding shares of common stock. For additional information, see “The Membership Interest Purchase Agreement — Closing Conditions” beginning on page 32.
Q:	How will the VDC Transaction affect outstanding equity awards held by our directors, executive officers and other employees? Will the VDC Transaction trigger any payments to our current or former executive officers or directors?
A:	In the event the VDC Transaction is completed, it may constitute a “change in control” or an “acquisition” as defined under our 2006 Equity Incentive Plan, 2010 Equity Incentive Plan, 2014 Incentive Plan and 2017 Incentive Plan (collectively, the “Incentive Plans”). Under the Incentive Plans, a change in control or an acquisition will be deemed to occur in circumstances including but not limited to a sale of substantially all of our assets. If the VDC Transaction is deemed to constitute a change in control under the Incentive Plans, the Compensation Committee of the Board (the “Compensation Committee”), in its sole discretion, may accelerate the vesting and exercisability of awards granted under the Incentive Plans. However, as the Compensation Committee already has full authority to accelerate the vesting and exercisability of awards granted under the Incentive Plans and none of the awards granted to our directors and executive officers under the Incentive Plans are unvested, the completion of the VDC Transaction will not constitute a change to the compensation that may be due to our directors and executive officers under the Incentive Plans. The Compensation Committee has not determined whether to exercise its authority to accelerate the vesting and exercisability of awards granted under the Incentive Plans. As of March 20, 2019, options to purchase 223,000 shares of our common stock remained unvested and no shares of restricted stock were unvested under the Incentive Plans.

The VDC Transaction will not trigger any payments to our current or former executive officers or directors.

Q:	Will Remark continue to be publicly traded and listed on the NASDAQ Capital Market following the VDC Transaction?
A:	We expect to continue to be publicly traded on the NASDAQ Capital Market and remain subject to the rules and regulations of the Securities and Exchange Commission (the “SEC”) after the VDC Transaction is completed.
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Q:	What will be the nature of our business following completion of the VDC Transaction?
A:

Vegas.com is an online agency catering to the travel and entertainment needs of visitors to the Las Vegas area and those of Las Vegas locals. Vegas.com offers users the ability to book lodging, air travel, show tickets and tours, and its customer service team is staffed by Las Vegas locals who are intimately familiar with Las Vegas and the various products and services offered through the website. Vegas.com accounted for approximately 87% of our consolidated revenues for each of the nine months ended September 30, 2018 and the year ended December 31, 2017. Following the VDC Transaction, we will continue to operate our technology and data intelligence business and our other digital media properties. We will focus primarily on developing and monetizing our artificial intelligence-based products and services using our KanKan social media data intelligence platform and deploying such products and services in the Asia market across multiple industries.

For pro forma historical financial information giving effect to the VDC Transaction and certain assumptions and adjustments, see “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 41.

Q:	Am I entitled to appraisal rights in connection with the VDC Transaction?
A:	No. Delaware law does not provide for stockholder appraisal rights in connection with the VDC Transaction.
Q:	What vote is required for stockholders to approve of the proposals at the Special Meeting?
A:	The affirmative (“FOR”) vote of the holders of a majority of the outstanding shares of our common stock is required to approve the VDC Transaction pursuant to the Purchase Agreement. Approval of the proposal to adjourn the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies, requires the affirmative “FOR” vote of a majority of the shares of common stock present or represented by proxy at the Special Meeting and entitled to vote thereon.

Q:	How many shares must be present or represented to conduct business at the Special Meeting?
A:	A quorum must be present or represented at the Special Meeting for our stockholders to conduct business at the Special Meeting. A quorum will be present or represented at the Special Meeting if the holders of a majority of the outstanding shares of our common stock entitled to vote at the Special Meeting, or [•] shares, are present at the Special Meeting, either in person or represented by proxy. Abstentions are counted as present for the purpose of determining whether a quorum is present. Broker non-votes are shares held by a bank, broker or other nominee with respect to which the bank, broker or other nominee is not instructed by the beneficial owner of such shares on how to vote on a particular proposal and the bank, broker or other nominee does not have discretionary voting power on such proposal. Because banks, brokers and other nominees do not have discretionary voting authority with respect to any of the proposals to be considered at the Special Meeting as described in this proxy statement, if a beneficial owner of shares held in “street name” does not give voting instructions to the bank, broker or other nominee, then those shares will not be present in person or represented by proxy at the Special Meeting and will not be counted as present for the purpose of determining whether a quorum if present. In the event that a quorum is not present at the Special Meeting, it is expected that the Special Meeting will be adjourned or postponed to allow for the solicitation of additional proxies.

Q:	How do I vote?
A:	You may vote using any of the following methods:
•	Proxy card or voting instruction card. Be sure to complete, sign and date the proxy card, if you requested to receive printed proxy materials, or voting instruction card and return it in the prepaid envelope.
•	By telephone or over the Internet. If you are a stockholder of record, you may vote over the Internet by follow the voting instructions on your proxy card. If you hold shares in street name, please follow the instructions provided by your bank, broker or other nominee regarding how to provide your voting instructions.
•	In person at the Special Meeting. All stockholders may vote in person at the Special Meeting. You may also be represented by another person at the Special Meeting by executing a proper proxy designating that person. If you hold shares in street name, you must obtain a legal proxy from your bank, broker or other nominee and present it to the inspector of election with your ballot when you vote at the Special Meeting.
Q:	What can I do if I change my mind after I vote my shares?
A:	If you are a stockholder of record, you may revoke your proxy and your voting instructions at any time before it is voted at the Special Meeting by:

•	sending written notice of revocation to our Corporate Secretary;
•	submitting a new, properly-executed proxy dated later than the date of the revoked proxy; or
•	attending the Special Meeting and voting in person.

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If you hold your shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also vote in person at the Special Meeting as described in the previous section. Attendance at the Special Meeting will not, by itself, revoke a proxy.

Q:	How can I attend the Special Meeting?
A:	You are entitled to attend the Special Meeting only if you were a stockholder of Remark as of the close of business on [•], 2019, the Record Date for the Special Meeting, or hold a valid proxy for the Special Meeting. You should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, your ownership will be verified against the list of stockholders of record on the Record Date prior to being admitted. If you are not a stockholder of record but hold shares in street name, you should be prepared to provide proof of beneficial ownership as of the Record Date (such as your most recent account statement prior to the Record Date), a copy of the voting instruction card provided to you by your bank, broker, or other nominee, or similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the Special Meeting.

The Special Meeting will begin promptly on [•], 2019 at [•], PT. You should allow adequate time for the check-in procedures.

Q:	What happens if additional matters are presented at the Special Meeting?
A:	Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Special Meeting. If you grant a proxy, the persons named as proxy holders, Kai-Shing Tao and Alison Davidson, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Special Meeting.

Q:	What if I return a signed proxy card, but do not vote for some of the matters listed on the proxy card?
A:	If you return a signed proxy card without indicating your vote, your shares will be voted in accordance with the Board’s recommendations as follows: “FOR” the proposal to approve the VDC Transaction; and “FOR” the adjournment or postponement of the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies.

Q:	If my shares are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee vote my shares for me?
A:	Your bank, broker or other nominee will only be permitted to vote your shares held in street name if you instruct them how to vote. You should follow the procedures on the voting instruction card provided by your bank, broker or other nominee regarding the voting of your shares. The failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to approve the VDC Transaction, but will not have an effect on the proposal to adjourn the Special Meeting to a later date. Please vote using your voting instruction card so your vote can be counted.

Q:	What do I do if I receive more than one proxy or set of voting instructions?
A:	If your shares are registered differently or are held in more than one account, you may receive more than one proxy and/or set of voting instructions relating to the Special Meeting. To ensure that all of your shares are voted, please complete, sign, date and return each proxy card and voting instruction card that you receive, or vote your shares by telephone or over the Internet.

Q:	What is the deadline for voting my shares?
A:	If you hold shares as the stockholder of record, your vote by proxy must be received before the polls close at the Special Meeting, except that votes submitted via the Internet or telephone must be received by [•], PT on [•], 2019.

If you hold shares in street name, please follow the voting instructions provided by your broker, trustee or nominee. You may vote your shares in person at the Special Meeting only if you obtain a legal proxy from your bank, broker or other nominee and present it to the inspector of election with your ballot when you vote at the Special Meeting.

Q:	Is my vote confidential?
A:	Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Remark or to third parties, except (i) as necessary to meet applicable legal requirements, (ii) to allow for the tabulation of votes and certification of the vote, and (iii) to facilitate a successful proxy solicitation. Occasionally, stockholders provide on their proxy card written comments, which are then forwarded to our management.
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Q:	Who will bear the cost of this solicitation?
A:	Remark is making this solicitation and will bear the entire cost of the solicitation, including the preparation, assembly, printing and mailing of this proxy statement and any additional materials furnished to our stockholders. The initial solicitation of proxies by mail may be supplemented by telephone, fax, e-mail, Internet and personal solicitation by our directors, officers or other regular employees. No additional compensation for soliciting proxies will be paid to our directors, officers or other regular employees for their proxy solicitation efforts. We expect to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of our common stock.

Q:	Who can help answer any other questions that I have?
A:	If you have additional questions about the VDC Transaction, need assistance in submitting your proxy or voting your shares of our common stock, or need additional copies of this proxy statement or the enclosed proxy card, please contact us at Remark Holdings Inc., 3960 Howard Hughes Parkway, Suite 900, Las Vegas, Nevada 89169, Attention: Corporate Secretary.

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CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING INFORMATION

This proxy statement contains forward-looking statements within the meaning of federal securities laws. Our actual results may differ from our expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, our expectations with respect to our beliefs, plans, goals, objectives, expectations, anticipations, assumptions, estimates, intentions and future performance, as well as anticipated financial impacts of the proposed transaction, the satisfaction of the closing conditions to the proposed transaction and the timing of the completion of the proposed transaction. Forward-looking statements involve significant known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. Most of these factors are outside the parties’ control and are difficult to predict. The risks and uncertainties referred to above include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreements for the proposed transactions or could otherwise cause the proposed transactions to fail to close; (2) the outcome of any legal proceedings that may be instituted against us following the announcement of the transaction agreements and the proposed transactions; (3) the inability to complete the proposed transactions, including due to failure to obtain approval of our stockholders or other conditions to closing in transaction agreements; (4) the receipt of an unsolicited offer from another party for an alternative business transaction that could interfere with the proposed transactions; (5) the risk that the proposed transactions disrupt current plans and operations as a result of the announcement and consummation of the proposed transactions; (6) the ability to recognize the anticipated benefits of the proposed transactions; (7) costs related to the proposed transactions; (8) changes in applicable laws or regulations; (9) the possibility that we may be adversely affected by other economic or business conditions, and/or competitive factors; and (10) other risks and uncertainties detailed from time to time in our filings with the SEC, including our annual report on Form 10-K for the year ended December 31, 2017. These risks could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, us. Unless otherwise required by applicable law, we assume no obligation to update the information contained in this report, and expressly disclaim any obligation to do so, whether as a result of new information, future events or otherwise.

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THE SPECIAL MEETING

Date, Time and Place

The Special Meeting will be held on [•], 2019 at [•] PT at [•].

Purpose of the Special Meeting

The purpose of the Special Meeting is for our stockholders to consider and vote upon the following proposals:

1.	to approve the sale of all of the issued and outstanding membership interests of Vegas.com, LLC, pursuant to the Membership Interest Purchase Agreement, dated March 15, 2019, by and between VDC-MGG Holdings LLC and Remark Holdings, Inc.; and
2.	to adjourn the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies in favor of the proposal to approve the VDC Transaction if there are insufficient votes to approve the VDC Transaction.

Record Date; Stockholders Entitled to Vote

Only holders of our common stock at the close of business on [•], 2019, the Record Date, are entitled to notice of and to vote at the Special Meeting. If you hold your shares through a bank, broker or other nominee (in “street name”), you must obtain from the record holder a “legal proxy” issued in your name in order to vote in person at the Special Meeting.

As of the Record Date, there were [•] shares of our common stock outstanding and entitled to vote. Each share of our common stock entitles its holder to one vote on all matters properly coming before the Special Meeting.

Quorum

A quorum must be present or represented at the Special Meeting for our stockholders to conduct business at the Special Meeting. A quorum will be present or represented at the Special Meeting if the holders of a majority of the outstanding shares of our common stock entitled to vote at the Special Meeting, or [•] shares, are present at the Special Meeting, either in person or represented by proxy. Abstentions are counted as present for the purpose of determining whether a quorum is present. Broker non-votes are shares held by a bank, broker or other nominee with respect to which the bank, broker or other nominee is not instructed by the beneficial owner of such shares on how to vote on a particular proposal and the bank, broker or other nominee does not have discretionary voting power on such proposal. Because banks, brokers and other nominees do not have discretionary voting authority with respect to any of the proposals to be considered at the Special Meeting as described in this proxy statement, if a beneficial owner of shares held in “street name” does not give voting instructions to the bank, broker or other nominee, then those shares will not be present in person or represented by proxy at the Special Meeting and will not be counted as present for the purpose of determining whether a quorum if present. In the event that a quorum is not present at the Special Meeting, it is expected that the Special Meeting will be adjourned or postponed to allow for the solicitation of additional proxies.

Vote Required for Approval of Proposals

The affirmative “FOR” vote of the holders of a majority of the outstanding shares of our common stock is required to approve the VDC Transaction pursuant to the Purchase Agreement. Approval of the proposal to adjourn the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies, requires the affirmative “FOR” vote of a majority of the shares of common stock present or represented by proxy at the Special Meeting and entitled to vote thereon.

Shares voted as abstentions will be counted for purposes of determining the presence of a quorum at the Special Meeting, but will be treated as unvoted, although present and entitled to vote, for purposes of determining whether a proposal is approved. As a result, a vote of “ABSTAIN” will have the same effect as a vote “AGAINST” a proposal.

The failure of any stockholder to submit a signed proxy card or to vote in person by ballot at the Special Meeting will have the same effect as a vote “AGAINST” the proposal to approve the VDC Transaction, but will not have an effect on the proposal to adjourn the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies. If you hold your shares in street name, the failure to instruct your bank, broker or other nominee how to vote your shares will constitute a “broker non-vote” and will have the same effect as a vote “AGAINST” the proposal to approve the VDC Transaction, but will not have an effect on the proposal to adjourn the Special Meeting to a later date. Please vote your proxy so your vote can be counted.

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Voting and Proxies

For each item of business to come before the Special Meeting, you may vote “FOR,” “AGAINST” or “ABSTAIN.” You may vote using any of the following methods:

•	Proxy card or voting instruction card. Be sure to complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope.
•	By telephone or over the Internet. If you are a stockholder of record, you may vote over the Internet by follow the voting instructions on your proxy card. If you hold shares in street name, please follow the instructions provided by your bank, broker or other nominee regarding how to provide your voting instructions.
•	In person at the Special Meeting. All stockholders may vote in person at the Special Meeting. You may also be represented by another person at the Special Meeting by executing a proper proxy designating that person. If you hold shares in street name, you must obtain a legal proxy from your bank, broker or other nominee and present it to the inspector of election with your ballot when you vote at the Special Meeting.

Proxies received at any time before the Special Meeting and not revoked or superseded before being voted will be voted at the Special Meeting as indicated. If you return a signed proxy card without indicating your vote, your shares will be voted in accordance with the Board’s recommendations as follows: “FOR” the proposal to approve the VDC Transaction and “FOR” the adjournment or postponement of the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies.

If your shares of common stock are held in street name, you will receive instructions from your bank, broker or other nominee that you must follow in order to have your shares voted. Your bank, broker or other nominee will only be permitted to vote your shares held in street name if you instruct them how to vote. The failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to approve the VDC Transaction, but will not have an effect on the proposal to adjourn the Special Meeting to a later date.

Please vote using your proxy or voting instruction card, or via telephone or the Internet following the instructions provided in your proxy or voting instruction card, so your vote can be counted.

Revocation of Proxies

Proxies received at any time before the Special Meeting and not revoked or superseded before being voted will be voted at the Special Meeting. If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Special Meeting by:

•	sending written notice of revocation to our Corporate Secretary;

•	submitting a new, properly-executed proxy dated later than the date of the revoked proxy; or

•	attending the Special Meeting and voting in person.

If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also vote in person at the Special Meeting if you obtain a legal proxy as described in the answer to the previous question. Attendance at the Special Meeting will not, by itself, revoke a proxy.

Attending the Special Meeting

You are entitled to attend the Special Meeting only if you were a stockholder of Remark at the close of business on the Record Date, or hold a valid proxy for the Special Meeting. You should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, your ownership will be verified against the list of stockholders of record on the record date prior to being admitted. If you are not a stockholder of record but hold shares in street name, you should be prepared to provide proof of beneficial ownership on the Record Date (such as your most recent account statement prior to the Record Date), a copy of the voting instruction card provided to you by your bank, broker, or other nominee, or similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the Special Meeting.

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Solicitation of Proxies

This proxy solicitation is being made and paid for by us on behalf of the Board. The initial solicitation of proxies by mail may be supplemented by telephone, fax, e-mail, Internet and personal solicitation by our directors, officers or other regular employees. No additional compensation for soliciting proxies will be paid to our directors, officers or other regular employees for their proxy solicitation efforts. We expect to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of our common stock.

Adjournments

Although it is not currently expected, the Special Meeting may be adjourned for the purpose of soliciting additional proxies. Any adjournment may be made without notice, other than by an announcement made at the Special Meeting of the time, date and place of the adjourned meeting. Whether or not a quorum exists, holders of a majority of the common stock present in person or represented by proxy at the Special Meeting and entitled to vote may adjourn the Special Meeting at any time. Any signed proxies received by us in which no voting instructions are provided on the matter will be voted in accordance with the Board’s recommendation “FOR” the adjournment or postponement of the Special Meeting, if necessary or appropriate, to allow for the solicitation of additional proxies. Any adjournment or postponement of the Special Meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned or postponed.

Other Matters

At this time, we know of no other matters to be submitted to our stockholders at the Special Meeting. If any other matters properly come before the Special Meeting in which your proxy has provided discretionary authority, your shares of common stock will be voted in accordance with the discretion of the persons named on the enclosed proxy card in accordance with their best judgment.

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THE VDC TRANSACTION (PROPOSAL NO. 1)

The Parties to the VDC Transaction

Remark Holdings, Inc.
3960 Howard Hughes Parkway, Suite 900

Las Vegas, Nevada 89169

Telephone: (702) 701-9514

Remark delivers an integrated suite of AI solutions that enable businesses and organizations to solve problems, reduce risk and deliver positive outcomes. Our easy-to-install AI products are being rolled out in a wide range of applications within the retail, financial, public safety and workplace arenas. We also own and operate digital media properties that deliver relevant, dynamic content and ecommerce solutions. Our common stock is listed on the NASDAQ Capital Market under the ticker symbol MARK.

VDC-MGG Holdings LLC

c/o MGG Investment Group, LP

One Penn Plaza

New York, New York 10119

Telephone: (212) 356-6100

VDC-MGG is a Delaware limited liability company that was formed solely for the purpose of engaging in the transactions contemplated by the Purchase Agreement and has not carried on any activities on or prior to the date of this proxy statement, except for activities incidental to its formation and activities undertaken in connection with its acquisition of Vegas.com. VDC-MGG has not conducted any business operations other than in connection with the transactions contemplated by the Purchase Agreement, including the VDC Transaction, and the related agreements. VDC-MGG is an affiliate of MGG, the collateral agent and administrative agent for the Lenders under the Financing Agreement. VDC-MGG and MGG are both affiliates of the Lenders under the Financing Agreement.

Background of the VDC Transaction

In September 2015, we completed the acquisition of all of the outstanding equity interests of Vegas.com. Concurrently with the closing of such acquisition, we entered into the Financing Agreement, pursuant to which the Lenders extended credit to the Borrowers consisting of a term loan in the aggregate principal amount of $27.5 million (the “MGG Loan”). The amount of the MGG Loan outstanding accrued interest at three month LIBOR plus 10.0% per annum, payable monthly, and the MGG Loan had a maturity date of September 24, 2018. The Financing Agreement and related documents also provided for certain fees payable to the Lenders, including an exit fee, and for the issuance to an affiliate of MGG of a five-year warrant to purchase up to 2,580,423 shares of our common stock at an exercise price of $9.00 per share.

In September 2016, we completed the acquisition of assets of China Branding Group Limited. Concurrently with the closing of such acquisition, we entered into the First Amendment to Financing Agreement (“Amendment No. 1”) to amend the Financing Agreement to provide for, among other things, (i) the extension of additional credit to the Borrowers in the principal amount of $8.0 million, increasing the aggregate principal amount outstanding under the MGG Loan to $35.5 million, and (ii) the modification of certain of the financial covenants. The new amount of the MGG Loan outstanding accrued interest at three month LIBOR plus 10.0% per annum, payable monthly, and had a maturity date of September 24, 2018. Amendment No. 1 and the related documents also provided for certain fees payable to the Lenders, including an increase to the exit fee payable to the Lenders upon termination of the Financing Agreement by $500,000, and for the issuance to affiliates of MGG of warrants to purchase up to 2,670,736 shares of our common stock at an exercise price of $5.50 per share.

In October 2017, we entered into Amendment No. 2 and Waiver and Consent to Financing Agreement (“Amendment No. 2”) to amend the Financing Agreement to provide for, among other things, (i) the waiver of specified events of default occurring prior to January 1, 2018, and (ii) the waiver of the financial covenant related to restricted cash balance for the period commencing on or about July 12, 2017 and ending on or about September 19, 2017. In consideration for the Lenders’ entry into Amendment No. 2, among other things, we agreed to increase the exit fee payable to the Lenders upon termination of the Financing Agreement by $750,000, and to reimburse the Lenders for fees, costs and expenses related to Amendment No. 2.

In December 2017, we entered into Amendment No. 3 to Financing Agreement (“Amendment No. 3”) to amend the Financing Agreement to provide for, among other things, (i) the modification of certain financial covenants and (ii) an increase in the amount we were permitted to invest in our non-U.S. subsidiaries operating our KanKan business. In consideration for the Lenders’ entry into Amendment No. 3, among other things, we agreed to increase the exit fee payable to the Lenders upon termination of the Financing Agreement by $250,000, and to reimburse the Lenders for fees, costs and expenses related to Amendment No. 3.

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In April 2018, we entered into Amendment No. 4 and Waiver to Financing Agreement (“Amendment No. 4”) to amend the Financing Agreement to provide for, among other things, (i) the reduction in the interest rate on the remaining amount outstanding under the Financing Agreement to three month LIBOR plus 8.5% per annum, (ii) the extension of the maturity date under the Financing Agreement to September 30, 2020, (iii) the modification of certain financial covenants, (iv) an increase in the amount we were permitted to invest in our non-U.S. subsidiaries operating our KanKan business, (v) the waiver by the Lenders of certain events of default and (vi) the prepayment by the Borrowers of $8.0 million principal amount outstanding and $3.5 million of exit fees under the Financing Agreement within 60 days following the date of Amendment No. 4. We also paid a closing fee of $412,500 related to Amendment No. 4.

In June 2018, we entered into Amendment No. 5 and Waiver to Financing Agreement (“Amendment No. 5”) to amend the Financing Agreement to provide for, among other things, the extension of the due date of the required prepayment by the Borrowers of $8.0 million principal amount and $3.5 million of exit fees under the Financing Agreement for up to three months, subject to our making an extension payment on the first business day of each such month as a condition to the effectiveness of the extension for such month. The extension payments were $250,000 for each of the first two months and $500,000 for the third month, with the final extension period ending on September 28, 2018.

On September 28, 2018, after we made each of the three extension payments required under Amendment No. 5, we did not pay to the Lenders the $8.0 million principal amount and $3.5 million of exit fees due on such date. Such failure to make the required payments constituted an event of default under the Financing Agreement.

On October 1, 2018, we received a letter from MGG notifying us of specified events of default under the Financing Agreement, and that as a result, among other things, (i) from September 28, 2018, the MGG Loan would bear interest at three-month LIBOR plus 11.0% (the default interest rate under the Financing Agreement), and (ii) pursuant an account control agreement with respect to one of our bank accounts, MGG had instructed the bank to transfer the funds in the account to the Lenders to be applied towards payment of amounts due and payable under the Financing Agreement.

On October 4, 2018, $2.25 million held in a cash collateral account to secure our obligations under the Financing Agreement was transferred to the Lenders and applied to the amount of exit fees due and payable under the Financing Agreement.

During early October 2018, we engaged in discussions with the Lenders regarding a resolution of the continuing events of default under the Financing Agreement. Potential resolutions we discussed with the Lenders included our pursuit of strategic alternatives, such as the potential sale of certain of our non-core assets, investment assets and operating businesses. Beginning in early October 2018, the Lenders urged us to engage a financial advisor and commence a process to sell Vegas.com to an unaffiliated third party such that the proceeds of the transaction would be applied towards payment of amounts due and payable under the Financing Agreement, and to target signing a related purchase agreement before the end of 2018. Through March 2019, we continued to consider and pursue various strategic alternatives to obtain financing to pay down the MGG Loan, including the sale of Vegas.com.

On October 8, 2018, we engaged Raine Securities LLC (“Raine”) as our exclusive financial advisor to assist us in connection with a potential sale of Vegas.com. Beginning on October 10, 2018 and through November 2018, Raine communicated with a total of 39 parties, including both strategic and financial buyers, to gauge their interest in acquiring Vegas.com. Of those parties, 13 proceeded to conduct management meetings and limited due diligence.

On October 16, 2018, the Lenders provided us with a letter (the “October 2018 Forbearance Letter”) informing us that they were willing to forebear from taking enforcement actions against us under the Financing Agreement with respect to specified events of default through December 31, 2018 if we pursued the sale of Vegas.com. The forbearance was subject to potential early expiration if, among other things, we did not take specified actions in connection with the Vegas.com sale process or a new event of default occurred under the Financing Agreement. The specified actions included, among others, our and Raine’s participation in recurring weekly calls with MGG and the Lenders to provide an update with respect to the Vegas.com sale process, which we continued to hold through January 2019. In connection with our discussions with the Lenders related to such letter, we agreed to increase the amount of the exit fees payable to the Lenders under the Financing Agreement by $1.0 million.

On November 8, 2018, Raine began distributing a first-round process letter to certain interested parties (eventually sent to 10 parties), requesting that interested parties submit a written non-binding indication of interest in acquiring Vegas.com on a debt-free and cash-free basis by no later than November 19, 2018. The letter requested, among other things, that interested parties specify in their indication of interest their proposed purchase price, provide a timeframe for completing due diligence and describe any intended financing sources.

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Beginning on November 19, 2018, we received indications of interest from four interested parties, which we will refer to as Parties A, B, C and D. The proposed purchase prices, assuming an adjustment of approximately $15 million for expected negative working capital of Vegas.com at closing, ranged from approximately $17 to $35 million. The offers from Parties A, B and C provided for payment of the full purchase price in cash at the closing, while the offer from Party D provided for one-third of the purchase price to be paid out over two years, subject to an earn-out. The offer from Party B named MGG as a potential source of debt financing.

On November 25, 2018, we held a telephonic Board meeting. At the meeting, management updated the Board on the status of the process to sell Vegas.com, including the status of discussions with the interested parties.

On December 7, 2018, Raine began distributing a second-round process letter to Parties A, B and C, requesting that interested parties submit a revised non-binding indication of interest in acquiring Vegas.com on a debt-free and cash-free basis by no later than December 21, 2018. The letter requested, among other things, that interested parties specify in their indication of interest their final proposed purchase price, a timeframe for completing confirmatory due diligence, signing the purchase agreement and closing the transaction, and a description of any intended financing sources. Raine also requested that interested parties provide a markup of the draft purchase agreement enclosed with the process letter.

On December 10, 2018, we held a telephonic Board meeting. At the meeting, management updated the Board on the status of the process to sell Vegas.com, which management believed could extend beyond year end, and therefore beyond the expiration of the forbearance period under the October 2018 Forbearance Letter.

On December 21, 2018, Raine received revised non-binding indications of interest and markups of the draft purchase agreement from Parties A and B. Party A’s offer reflected a purchase price of approximately $32.4 million, assuming an adjustment of approximately $15 million for expected negative working capital of Vegas.com at closing and adjustments for estimated lease obligations and closing transaction costs, and Party B’s offer reflected a purchase price of $31.2 million.

On December 26, 2018, we held a telephonic Board meeting. At the meeting, management updated the Board on the status of the process to sell Vegas.com, and provided the Board with a financial comparison of the offers from Parties A and B. Management informed the Board that, after taking into account estimated working capital adjustments and other expenses, management determined that Party A’s offer would provide for proceeds of approximately $32.4 million and Party B’s offer would provide for proceeds of approximately $31.2 million. Management also informed the Board that Party B may need to withdraw its offer as its financing source had expressed an unwillingness to provide debt financing for Party B’s offer without confirmation of Vegas.com management continuation. Management also informed the Board that Party A’s offer was subject to further due diligence, and consequently Party A would not be in a position to sign a purchase agreement prior to the middle or end of January.

On December 31, 2018, the forbearance under the October 2018 Forbearance Letter expired. On the same date, Party B revised its previously submitted offer to raise the expected proceeds of the proposed transaction to approximately $37.1 million, assuming a working capital adjustment and adjustments for estimated lease obligations and closing transaction costs.

During January and early February 2019, we engaged in discussions with MGG regarding the status of the sale process and a new forbearance letter. We were not able to come to agreement on certain terms of the forbearance, including the expiration date and associated fees. MGG informed us that, were we to continue without a forbearance, the Lenders would need to consider exercising remedies under the Financing Agreement.

In mid-January 2019, Party B and Party C informed Raine that they would be withdrawing from the process.

On January 23, 2019, we entered into a letter of intent with Party A (the “Party A LOI”). The Party A LOI reflected expected proceeds of approximately $41.7 million, assuming an adjustment of approximately $15 million for expected negative working capital of Vegas.com at closing and adjustments for estimated lease obligations and closing transaction costs, and provided for a 60-day exclusivity period that could be extended upon mutual agreement of the parties. Party A held in person meetings with Vegas.com management over the next week.

On February 4, 2019, Party A informed Raine of its decision to withdraw its offer. Party A subsequently sent us a letter offering to terminate the Party A LOI, including the exclusivity provisions, which we signed.

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After Party A’s withdrawal from the process, we engaged in discussions with MGG regarding potential resolutions of the continuing events of default under the Financing Agreement, including our pursuit of strategic alternatives, such as the potential sale of certain of our non-core assets, investment assets and operating businesses.

On February 14, 2019, MGG, through a newly-formed affiliate VDC-MGG, submitted an offer to purchase Vegas.com, followed up by a markup of the draft purchase agreement included with the second-round process letter. We and our legal counsel, Olshan Frome Wolosky LLP (“Olshan”), commenced discussions with MGG and its legal counsel, Schulte Roth & Zabel LLP (“SRZ”), regarding the terms of its offer and its comments to the draft Purchase Agreement.

During early March 2019, Raine communicated with three potentially interested parties. Two of these parties remained in communication with Raine regarding a potential acquisition of Vegas.com as of March 14, 2019, but they were at the preliminary stage of due diligence and were not expected to complete due diligence until April 2019.

On March 11, 2019, we held an in-person Board meeting in Las Vegas. At the meeting, Olshan and representatives of Raine discussed with the Board the proposed terms of the VDC Transaction and of potential interest from certain third parties in acquiring Vegas.com. Representatives of Raine informed the Board that such third party interest was at a preliminary stage, and a firm offer from any such party could not reasonably be expected until April 2019. Representatives of Raine and Olshan also discussed with the Board restrictions on soliciting alternative transactions contained in the then-current draft of the Purchase Agreement. MGG and SRZ then joined the meeting telephonically. After MGG and SRZ were informed of the potential interest from certain third parties in acquiring Vegas.com, MGG agreed to refrain from exercising its remedies under the Financing Agreement and permit us until March 15, 2019, but no longer, to explore those potential transactions before entering into the Purchase Agreement.

On March 12, 2019, SRZ called Olshan to inform them that SRZ would be sending revised drafts of the Purchase Agreement and related documents. Olshan was informed that the revised documents would reflect, among other things, the removal from the draft Purchase Agreement of certain restrictions on our ability to engage in discussions with third parties regarding potential alternative acquisition offers for Vegas.com up to our receipt of stockholder approval, to provide us with additional flexibility to continue communications with the third parties discussed at the Board meeting held the day before. SRZ also stated that, if we did not enter into the Purchase Agreement by 5:00 pm Eastern Time on March 15, 2019, on the next business day the Lenders would begin to exercise the rights available to them under the Financing Agreement and applicable law.

On March 14, 2019, we held a telephonic Board meeting. At the meeting, Olshan reviewed with the members of the Board their fiduciary duties under Delaware law, as well as the terms and provisions of the Purchase Agreement. Olshan and management also discussed with the Board the potential interest expressed by certain third parties in potential alternative acquisition offers for Vegas.com and the Lenders’ stated intention to begin to exercise the rights available to them under the Financing Agreement and applicable law if we did not enter into the Purchase Agreement by 5:00 pm Eastern Time on March 15, 2019. After extensive discussion, including an in-depth analysis of the reasons for engaging in the VDC Transaction as discussed in detail on page 18, the Board unanimously approved the Purchase Agreement and resolved to recommend that our stockholders approve the VDC Transaction.

On March 15, 2019, we entered into the Purchase Agreement with VDC-MGG. In connection with the Purchase Agreement, MGG provided us with a letter (the “March 2019 Forbearance Letter”) in which MGG (i) consented to the VDC Transaction, or to an Alternate Transaction and (ii) subject to the terms and conditions set forth therein, agreed it is willing to forbear from taking enforcement actions under the Financing Agreement and applicable law, effective on such date as we pay certain outstanding costs and expenses of the Lenders payable under the Financing Agreement, through up to June 4, 2019. Additionally, Kai-Shing Tao, our Chief Executive Officer, and certain of his affiliates (collectively owning approximately 14.8% of our common stock outstanding), entered into a Voting Agreement with VDC-MGG pursuant to which they agreed, among other things, to vote their shares in favor of the adoption of the Purchase Agreement and the VDC Transaction.

Following our entry into the Purchase Agreement, Raine and Vegas.com management have continued to communicate with third parties regarding a potential acquisition of Vegas.com. As of the date of this proxy statement, three parties were in communication with Raine regarding a potential acquisition of Vegas.com. These parties are at the preliminary stage of due diligence and are not expected to complete due diligence until April 2019. Our ability to consummate a transaction with any third party will be subject to the terms and conditions of the March 2019 Forbearance Letter and the Financing Agreement, including applicable consent requirements of MGG set forth therein.

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Reasons for the VDC Transaction

The Board, acting with the advice and assistance of its financial and legal advisors, evaluated the Purchase Agreement, including the consideration negotiated with VDC-MGG and its representatives. After careful consideration, the Board determined that (i) the VDC Transaction is advisable and in the best interests of us and our stockholders and (ii) the form, terms and provisions of the Purchase Agreement and the VDC Transaction are expedient and in the best interests of us and our stockholders. The Board met on each of March 11, 2019 and March 14, 2019 to evaluate the VDC Transaction. At its March 14, 2019 meeting, the Board unanimously resolved to adopt and approve the Purchase Agreement and the transactions contemplated thereby, and to recommend to our stockholders that they vote for the approval of the Purchase Agreement and the VDC Transaction. For additional information regarding the Board’s discussion and approval of the VDC Transaction, see “The VDC Transaction (Proposal No. 1) — Background of the VDC Transaction” beginning on page 14.

In the course of reaching its determinations, the Board consulted with our management and our financial advisor and Olshan, our legal advisor, and considered a number of substantive factors, both positive and negative, and potential benefits and detriments of the VDC Transaction. The Board believed that, taken as a whole, the following factors supported its decision to approve the VDC Transaction:

•	Financing Agreement. The Board considered the fact that MGG has agreed, in connection with our entry into the Purchase Agreement, that it would be willing to forbear from taking any enforcement actions against us in connection with certain ongoing events of default under the Financing Agreement, subject to certain conditions. We are in default under the terms of the Financing Agreement because we did not make a required prepayment of $8.0 million principal amount and $3.5 million of exit fees that was due on September 28, 2018 under the Financing Agreement, and have not complied with certain other covenants under the Financing Agreement. As a result, the Lenders may declare our obligations under the Financing Agreement, including all unpaid principal and interest, due and payable immediately and exercise such other rights available to them under the Financing Agreement and applicable law, including, without limitation, (i) instructing banks and other financial institutions party to a control agreement with MGG to transfer all of our and certain of our subsidiaries' cash and other assets held by such banks or financial institutions to MGG, (ii) directing our customers and other parties to make payment of all amounts due or to become due to us or certain of our subsidiaries directly to MGG, and (iii) assign, sell, transfer or foreclose on our and certain of our subsidiaries' assets and equity interests. Our available cash and other liquid assets are not sufficient to pay such obligations in full. Consequently, the Board considered the likelihood of foreclosure action by the Lenders were we to not enter into the Purchase Agreement.
•	Strategic Review Process. The Board considered the vigorous process (which began in October 2018) through which we had explored strategic alternatives for Vegas.com, which process included, among other things, (i) engaging Raine as our exclusive financial advisor to, among other things, identify and contact potentially interested parties and review indications of interest, (ii) Raine communicating with a total of 39 parties, including both strategic and financial buyers, to gauge their interest in acquiring Vegas.com, (iii) holding management meetings with 13 parties, (iv) receipt of indications of interest from four parties, and (v) generally conducting an auction process.
•	Consideration. The Board considered the fact that the proceeds of the VDC Transaction would substantially reduce the amount outstanding under the MGG Loan. Under the Purchase Agreement, the cash proceeds of the VDC Transaction will be used to pay amounts due under the Financing Agreement. Approximately $39 million is outstanding under the Financing Agreement and approximately $10 million will remain outstanding after giving effect to the application of such cash proceeds.
•	Likelihood and Speed of Consummation of the VDC Transaction. The Board considered the likelihood that the VDC Transaction would be completed, including the limited number and nature of the conditions to VDC-MGG’s obligation to consummate the VDC Transaction and the likelihood that those conditions would be satisfied. The Board also considered the fact that MGG was very familiar with the operations of Vegas.com in connection with the Financing Agreement, such that VDC-MGG would not need to conduct significant additional due diligence and would be able to move forward quickly to closing, giving greater certainty to the transactions.
•	Ability to Focus on our High Growth Artificial Intelligence Business. The Board considered the best uses for our limited funds and concluded that it is reasonable to concentrate our resources on the portion of our business with the greatest potential for high growth, which is our Artificial Intelligence (AI) solutions business.
•	Ability to Solicit and Respond to Alternative Third-Party Proposals. The Board considered the fact that the Purchase Agreement does not prohibit us from soliciting alternative third-party acquisition proposals and affords the Board flexibility to consider, evaluate and accept superior acquisition proposals in the period after signing and prior to the approval of the VDC Transaction by our stockholders.

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The Board also considered a variety of risks and other potentially negative factors relating to the transaction, including the following:

•	Future Growth and Risk Profile. The Board considered the fact that if the VDC Transaction is consummated, we will no longer participate in the potential future growth of Vegas.com. Vegas.com accounted for approximately 87% of our consolidated revenues for each of the nine months ended September 30, 2018 and the year ended December 31, 2017, respectively. The Board recognized that the VDC Transaction will eliminate cash flows that we currently receive through Vegas.com and, as a result, we will become entirely dependent upon our Artificial Intelligence (AI) solutions business and our digital media properties. Our risk/reward profile following the transaction will be changed accordingly.
•	Risk of Non-Completion. The Board considered the risk that the VDC Transaction might not be completed and, in that event, our directors, executive officers and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the VDC Transaction, we will have incurred significant transaction costs, and the perception of Vegas.com could potentially result in a loss of customers, business partners and employees. In addition, the forbearance provided by MGG under the March 2019 Forbearance Letter will expire if the Purchase Agreement is terminated by either party for any reason other than for us to enter into an agreement with respect to an alternative transaction to sell all of the issued and outstanding membership interests of Vegas.com under certain limited conditions, or if we or Vegas.com breach or default under the Purchase Agreement, among other things.
•	Possible Disruption of the Business. The Board considered the possible disruption to our and Vegas.com’s business that might result from the announcement of the VDC Transaction and the resulting distraction of the attention of our management and employees. The Board also considered the fact that the Purchase Agreement contains certain limitations regarding the operation of Vegas.com during the period between the signing of the Purchase Agreement and the completion of the VDC Transaction. The Board believed that such limitations were customary for transactions similar to the VDC Transaction and appropriately tailored to the specific requirements of the operation of Vegas.com.
•	Indemnification Obligations. The Board was aware that the Purchase Agreement placed certain indemnification obligations on us relating to Vegas.com. The Board considered the customary nature of such indemnification obligations in a sale of a business unit and the risk of liability to us following the closing of the VDC Transaction.
•	Acceleration of Equity Awards. The Board was aware that the completion of the VDC Transaction may constitute a “change in control” or an “acquisition” as defined under the Incentive Plans, and in such event, the Compensation Committee, in its sole discretion, may accelerate the vesting and exercisability of awards granted under the Incentive Plans. See “The VDC Transaction (Proposal No. 1) — Interests of Our Directors and Executive Officers in the VDC Transaction.”

The foregoing discussion summarizes the material factors considered by the Board in its consideration of the VDC Transaction. In view of the variety of factors and the quality and amount of information considered, as well as the complexity of these matters, the Board did not find it practicable to, and did not attempt to, make specific assessments of, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching this determination. The Board conducted an overall analysis of the factors described above, as well as others, including thorough discussion with, and questioning of, our senior management and our financial advisors and Olshan, and considered the benefits of the VDC Transaction to outweigh the risks and the factors overall to be favorable to, and to support, its determination. Individual members of the Board may have given different weight to different factors.

Recommendation of the Board of Directors

After careful consideration, the Board unanimously recommends that you vote “FOR” the approval of the VDC Transaction.

Net Proceeds from the VDC Transaction and Their Expected Use

The Purchase Agreement provides for the sale of Vegas.com for an anticipated enterprise value of approximately $45 million, with all of the cash proceeds of the VDC Transaction to be used to pay amounts due under the Financing Agreement (which amounts will be paid to affiliates of VDC-MGG). Approximately $39 million is outstanding under the Financing Agreement and approximately $10 million will remain outstanding after giving effect to the application of such cash proceeds. The amount by which the purchase price exceeds the net tax basis of the sold assets is subject to federal and state income taxes.

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The VDC Transaction will be a taxable event to us for U.S. federal income tax purposes. However, we expect that the VDC Transaction will not result in any material adverse U.S. federal income tax consequences to us or to our stockholders. The VDC Transaction may result in our being subject to state or local sales, use or other taxes in jurisdictions in which we file tax returns or have assets.

Nature of our Business Following the VDC Transaction

Vegas.com is an online agency catering to the travel and entertainment needs of visitors to the Las Vegas area and those of Las Vegas locals. Vegas.com offers users the ability to book lodging, air travel, show tickets and tours, and its customer service team is staffed by Las Vegas locals who are intimately familiar with Las Vegas and the various products and services offered through the website. Vegas.com accounted for approximately 87% of our consolidated revenues for each of the nine months ended September 30, 2018 and the year ended December 31, 2017. Following the VDC Transaction, we will continue to operate our technology and data intelligence business and our other digital media properties. We will focus primarily on developing and monetizing our artificial intelligence-based products and services using our KanKan social media data intelligence platform and deploying such products and services in the Asia market across multiple industries.

For pro forma historical financial information giving effect to the VDC Transaction and certain assumptions and adjustments, see “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 41.

Agreements Related to the Purchase Agreement

Voting Agreement

On March 15, 2019, concurrently with our entry into the Purchase Agreement, MGG-VDC entered into a Voting Agreement with Kai-Shing Tao, our Chief Executive Officer, and certain of his affiliates, pursuant to which the stockholders have agreed, among other things, to vote the shares beneficially owned by the stockholders in favor of the adoption of the Purchase Agreement and the VDC Transaction. These stockholders beneficially owned approximately 14.8% of our common stock outstanding.

Forbearance Letter

In connection with our entry into the Purchase Agreement, in its capacity as administrative agent and collateral agent for the Lenders under the Financing Agreement, MGG provided us with the March 2019 Forbearance Letter in which MGG (a) consented to the VDC Transaction, or to an Alternative Transaction, and (b) subject to the terms and conditions set forth therein, agreed it is willing to forbear from taking enforcement actions under the Financing Agreement and applicable law, effective on such date as we pay certain outstanding costs and expenses of the Lenders payable under the Financing Agreement, through up to June 4, 2019, on the terms and subject to the conditions set forth therein. The forbearance will expire early under certain circumstances, including but not limited to the following: (i) if any event of default occurs under the Financing Agreement, other than those previously specified by us to the Lenders; (ii) if we or Vegas.com breach or default under the Purchase Agreement; (iii) if the Purchase Agreement is terminated for any reason other than for us to enter into an agreement with respect to an Alternative Transaction under the conditions specified in the Purchase Agreement; (iv) if we do not file a definitive proxy statement with the SEC within three business days after expiration of the required 10-day waiting period after filing the preliminary proxy statement, or if we receive SEC comments, on the earlier of (x) three business days after resolution of such comments and (y) April 24, 2019; (v) if we do not hold the Special Meeting within 40 calendar days after the filing of the definitive proxy statement with the SEC; (vi) if the VDC Transaction does not close in accordance with the Purchase Agreement within one business day after the Special Meeting; (vii) if Vegas.com transfers cash or other assets to us or our other subsidiaries in excess of $150,000 in any 30-day consecutive period beginning on March 15, 2019; (viii) if we or our domestic subsidiaries transfer cash or other assets to our foreign subsidiaries in excess of $10,000, other than the transfer of cash proceeds from certain future equity issuances; and (ix) if we fail to deliver to MGG a rolling 13-week cash flow forecast each week, commencing on March 21, 2019.

Stockholder Approval Requirement

We are organized under the corporate laws of the State of Delaware. The VDC Transaction may constitute the sale of “substantially all” of our property and assets under Section 271 of the DGCL. Section 271 of the DGCL requires that a Delaware corporation obtain the approval of the holders of a majority of the corporation’s outstanding stock entitled to vote thereon for the sale of “all or substantially all of its property and assets.” In light of this requirement, after taking into account the specific facts and circumstances of the VDC Transaction, we have determined to seek stockholder approval of the VDC Transaction. Additionally, obtaining such stockholder approval is a closing condition under the Purchase Agreement.

The Purchase Agreement provides that any of the parties thereto may terminate the Purchase Agreement if we do not obtain stockholder approval of the VDC Transaction.

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Effect of the VDC Transaction on Stock Options and Stock-Based Awards

In the event the VDC Transaction is completed, it may constitute a “change in control” or an “acquisition” as defined under the Incentive Plans. Under the Incentive Plans, a change in control or an acquisition will be deemed to occur in circumstances including but not limited to a sale of substantially all of our assets. If the VDC Transaction is deemed to constitute a change in control under the Incentive Plans, the Compensation Committee, in its sole discretion, may accelerate the vesting and exercisability of awards granted under the Incentive Plans. However, as the Compensation Committee already has full authority to accelerate the vesting and exercisability of awards granted under the Incentive Plans and none of the awards granted to our directors and executive officers under the Incentive Plans are unvested, the completion of the VDC Transaction will not constitute a change to the compensation that may be due to our directors and executive officers under the Incentive Plans. The Compensation Committee has not determined whether to exercise its authority to accelerate the vesting and exercisability of awards granted under the Incentive Plans. As of March 20, 2019, options to purchase 223,000 shares of our common stock remained unvested and no shares of restricted stock were unvested under the Incentive Plans.

Interests of Our Directors and Executive Officers in the VDC Transaction

Certain of our directors and executive officers may have interests in the VDC Transaction that are different from, or in addition to, those of our stockholders generally. These interests may create potential conflicts of interest. The Board was aware that these interests existed when it approved the Purchase Agreement and the VDC Transaction. All such interests are described below to the extent material, and except as described below, such persons have, to our knowledge, no material interest in the VDC Transaction apart from those of stockholders generally.

Effect of the VDC Transaction on Stock Options and Stock-Based Awards Held by our Directors and Executive Officers

In the event that the VDC Transaction is completed, it may constitute a “change in control” or an “acquisition” as defined under the Incentive Plans. Under the Incentive Plans, a change in control or an acquisition will be deemed to occur in circumstances including but not limited to a sale of substantially all of our assets. If the VDC Transaction is deemed to constitute a change in control under the Incentive Plans, the Compensation Committee, in its sole discretion, may accelerate the vesting and exercisability of awards granted under the Incentive Plans. However, as the Compensation Committee already has full authority to accelerate the vesting and exercisability of awards granted under the Incentive Plans and none of the awards granted to our directors and executive officers under the Incentive Plans are unvested, the completion of the VDC Transaction will not constitute a change to the compensation that may be due to our directors and executive officers under the Incentive Plans. The Compensation Committee has not determined whether to exercise its authority to accelerate the vesting and exercisability of awards granted under the Incentive Plans.

Appraisal Rights in Respect of the VDC Transaction

Under Delaware law, our stockholders are not entitled to appraisal rights in connection with the VDC Transaction.

Regulatory Matters

Mergers and acquisitions that may have an impact in the United States are subject to review by the Department of Justice and the Federal Trade Commission to determine whether they comply with applicable antitrust laws. We believe that the VDC Transaction is not subject to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or the reporting and waiting requirements of any other United States antitrust law. Neither we nor VDC-MGG are aware of any other regulatory requirements or governmental approvals or actions that may be required to consummate the VDC Transaction, except for compliance with the applicable regulations of the SEC in connection with this proxy statement.

Accounting Treatment of the VDC Transaction

If the sale of Vegas.com is consummated, it is expected to be accounted for as a sale of membership interest transaction, in conformity with accounting principles generally accepted in the United States of America. At the closing of the sale of Vegas.com, the excess or shortfall of the purchase price received by us, less transaction expenses, over the carrying value of the membership interests of Vegas.com, including goodwill allocated to Vegas.com within the reporting segment, will be recognized as a gain or loss for financial accounting purposes. Contingent consideration, if any, to be received in connection with the sale of Vegas.com will be recorded in subsequent periods, when received. In subsequent reporting periods, the presentation of Vegas.com for current and prior years, including the gain or loss on sale of its membership interest after the transaction is consummated, will be presented in our financial statements as a discontinued operation for financial accounting purposes.

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Material United States Federal Income Tax Consequences

The VDC Transaction will be a taxable event to us for U.S. federal income tax purposes. However, we expect that the VDC Transaction will not result in any material adverse U.S. federal income tax consequences to us or to our stockholders. The VDC Transaction may result in our being subject to state or local sales, use or other taxes in jurisdictions in which we file tax returns or have assets.

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RISK FACTORS RELATING TO THE PROPOSAL TO APPROVE THE VDC TRANSACTION

You should carefully consider the risk factors described below and those risk factors generally associated with our business contained in our Annual Report on Form 10-K for the year ended December 31, 2017 and our subsequent SEC filings, along with other information provided to you in this proxy statement, in deciding how to vote on the proposal to approve the VDC Transaction. See “Where You Can Find Additional Information” beginning on page 39. The special risk considerations described below are not the only ones facing us. Additional considerations not presently known to us or that we currently believe are immaterial may also impair our business operations. If any of the following special risk considerations actually occurs, our business, financial condition or results of operations could be materially adversely affected, the market price of our common stock may decline, and you may lose all or part of your investment.

The announcement and pendency of the VDC Transaction, whether or not consummated, may adversely affect our business.

The announcement and pendency of the VDC Transaction, whether or not consummated, may adversely affect the trading price of our common stock, our business or our relationships with clients, vendors and employees. As a result of the announcement and pendency of the VDC Transaction, third parties may be unwilling to enter into material agreements with respect to our business. New or existing clients, vendors and other business partners may prefer to enter into agreements with our competitors who have not expressed an intention to sell a portion of their business because clients and business partners may perceive that such new relationships are likely to be more stable. In addition, pending the completion of the VDC Transaction, we may be unable to attract and retain key personnel as our employees may become concerned about the future of our business and lose focus or seek other employment. Furthermore, our management’s focus and attention and employee resources may be diverted from operational matters during the pendency of the VDC Transaction. The Purchase Agreement also imposes certain restrictions on the conduct of our business prior to the completion of the VDC Transaction, which could delay or prevent us from undertaking business opportunities that may arise pending completion of the VDC Transaction. In the event that the VDC Transaction is not completed, the announcement of the termination of the Purchase Agreement may also adversely affect the trading price of our common stock, our business or our relationships with clients, vendors and employees.

If we fail to complete the VDC Transaction, our business may be harmed.

We cannot provide assurances that the VDC Transaction will be completed. The closing of the Purchase Agreement is subject to a number of conditions, including but not limited to (i) our obtaining stockholder approval of the VDC Transaction, (ii) an absence of a material adverse effect on Vegas.com, (iii) Vegas.com’s purchasing at its expense a six-year tail directors’ and officers’ liability insurance policy, (iv) Vegas.com and its subsidiaries’ having at least $1.5 million in cash at closing, and (v) with respect to a certain intellectual property license agreement pursuant to which certain intellectual property is licensed to Vegas.com, execution and delivery of an assignment of such agreement by the licensor party to such agreement to the record owner of the relevant intellectual property.

We are currently in default under the Financing Agreement. In connection with the entry into the Purchase Agreement, MGG provided us with the March 2019 Forbearance Letter in which MGG agreed it is willing to forbear from taking enforcement actions under the Financing Agreement and applicable law, through up to June 4, 2019, on the terms and subject to the conditions set forth therein. The forbearance will expire if the Purchase Agreement is terminated by either party for any reason other than for us to enter into an agreement with respect to an alternative transaction to sell all of the issued and outstanding membership interests of Vegas.com under certain limited conditions, or if we or Vegas.com breach or default under the Purchase Agreement, among other things. If MGG’s forbearance expires, as a result of existing events of default under the Financing Agreement, the Lenders may declare our obligations under the Financing Agreement, including all unpaid principal and interest, due and payable immediately and exercise such other rights available to them under the Financing Agreement and applicable law, which could have a material adverse effect on our financial condition.

If the VDC Transaction is not completed, our Board, in discharging its fiduciary obligations to our stockholders, will evaluate other strategic alternatives to the VDC Transaction that may be available, which alternatives may not be as favorable to our stockholders as the VDC Transaction. Any future sale of substantially all of our assets or other transactions may be subject to further stockholder approval.

If we fail to complete the VDC Transaction, the failure to maintain existing business relationships or enter into new ones could adversely affect our business, results of operations and financial condition. The potential for loss or disaffection of employees or clients or vendors of the VDC Transaction following a failure to consummate the VDC Transaction could have a material, negative impact on the value of our business.

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In addition, if the VDC Transaction is not completed, our directors, executive officers and other employees will have expended extensive time and effort and experienced significant distractions from their work during the pendency of the transaction and we will have incurred significant third party transaction costs, in each case, without any commensurate benefit, which may have a material and adverse effect on our stock price and results of operations.

You will not receive any of the proceeds from the VDC Transaction.

All of the cash proceeds of the VDC Transaction will be used to pay amounts due under the Financing Agreement (which amounts will be paid to affiliates of VDC-MGG). Approximately $39 million is outstanding under the Financing Agreement and approximately $10 million will remain outstanding after giving effect to the application of such cash proceeds. You should not vote to approve the VDC Transaction based upon the assumption that you will receive any portion of the net proceeds from the VDC Transaction.

Vegas.com has historically accounted for a substantial portion of our revenue. If we complete the VDC Transaction, we will become entirely dependent on our remaining business units.

We have incurred significant operating losses since our inception. Vegas.com and its subsidiaries accounted for approximately 87%, 87% and 96% of our consolidated revenues for the nine months ended September 30, 2018 and the years ended December 31, 2017 and 2016, respectively. If we complete the VDC Transaction, we will be exiting the Vegas.com business and we will no longer benefit from its performance. Following the VDC transaction, we will become entirely dependent upon our technology and data intelligence business and our other digital media properties. Although we expect the revenue generated from our technology and data intelligence business to grow in the future, our business will be substantially different following the VDC Transaction, and there can be no assurance that we will achieve sustained growth, achieve or sustain profitability, or generate positive cash flows from our technology and data intelligence business, or in new products or business opportunities we may pursue.

We will continue to incur the expenses of complying with public company reporting requirements following the closing of the VDC Transaction.

After the VDC Transaction, we will continue to be required to comply with the applicable reporting requirements of the Securities Exchange Act of 1934, as amended, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as well as rules adopted, and to be adopted, by the SEC and NASDAQ, and will incur significant legal, accounting and other expenses in connection with that compliance. In addition, our management and other personnel will need to continue to devote a substantial amount of time to these compliance initiatives.

We will be unable to compete with Vegas.com’s business for three years from the date of closing.

We have agreed that, for a period of three years after the closing of the VDC Transaction, we will not (i) directly or indirectly own, manage, operate, finance, control or knowingly participate in the ownership, management, operation, control or financing of any entity that has operations engaged, directly or indirectly, in the business of running an online agency that, through websites and mobile applications, allows users to book travel to, and lodging and entertainment in, the Las-Vegas-area market, or (ii) solicit or induce for employment, hire or otherwise retain any individual who is an employee of Vegas.com at closing and remains employed by Vegas.com following the closing. While we do not currently believe these limitations negatively affect our remaining business, the non-compete provisions will restrict our ability to engage in any business that competes with Vegas.com’s business for three years from the date of closing.

We may be exposed to litigation related to the VDC Transaction from the holders of our common stock.

Transactions such as the VDC Transaction are often subject to lawsuits by stockholders. Particularly because the holders of our common stock will not receive any consideration from the VDC Transaction, it is possible that they may sue us or our Board. Such lawsuits could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

We may be unable to realize the benefits of our net operating loss (“NOL”) and capital loss carryforwards.

The amount of NOL and capital loss carryforwards that we have claimed have not been audited or otherwise validated by the U.S. Internal Revenue Service (the “IRS”). The IRS could challenge our calculation of the amount of our NOL and capital loss carryforwards or our determinations as to when a prior change in ownership occurred, and other provisions of the IRC may limit our ability to utilize our NOL and capital loss carryforwards to offset taxable income and capital gains. If the IRS is successful with respect to any such challenge, the tax benefit of our NOL and capital loss carryforwards to us could be substantially reduced.

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THE MEMBERSHIP INTEREST PURCHASE AGREEMENT

The following is a summary of the material terms of the Purchase Agreement. This summary does not purport to describe all the terms of the Purchase Agreement and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is attached as Annex A. We urge you to read the Purchase Agreement carefully and in its entirety because it, and not the summary set forth in this proxy statement, is the legal document that governs the VDC Transaction.

The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of the Purchase Agreement as of specific dates and may be subject to more recent developments. Such representations, warranties and covenants were made solely for the benefit of the parties to the Purchase Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating risk between the parties instead of establishing these matters as facts, and may apply standards of materiality in a way that is different from what may be viewed as material by you or by other investors. For the foregoing reasons, you should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties or any of their respective subsidiaries or affiliates.

General

Pursuant to the terms of the Purchase Agreement, we agreed to sell to VDC-MGG all of the issued and outstanding membership interests of the Vegas.com, for an aggregate consideration of $30 million.

Vegas.com is an online agency catering to the travel and entertainment needs of visitors to the Las Vegas area and those of Las Vegas locals. Vegas.com offers users the ability to book lodging, air travel, show tickets and tours, and its customer service team is staffed by Las Vegas locals who are intimately familiar with Las Vegas and the various products and services offered through the website.

Consideration

The consideration for the VDC Transaction is $30 million. The entire proceeds of the VDC Transaction will be used to pay amounts due under the Financing Agreement (which amounts will be paid to affiliates of VDC-MGG). Approximately $39 million is outstanding under the Financing Agreement and approximately $10 million will remain outstanding after giving effect to the application of such cash proceeds.

Closing

The closing will take place at 10:00 a.m., Eastern time, at the offices of Olshan Frome Wolosky LLP, 1325 Avenue of the Americas, New York, New York 10019, on the first business day following the satisfaction or waiver of the closing conditions set forth in the Purchase Agreement, or at such other time, date and place as may be mutually agreed upon in writing by the parties.

Representations and Warranties

We made representations and warranties relating to the following matters:

•	organization, existence, good standing and power and authority of Remark, Vegas.com and the subsidiaries of Vegas.com, in each case to own, lease and operate Vegas.com’s properties and assets and to carry on Vegas.com’s business;
•	corporate power and authority of Remark to execute and deliver the Purchase Agreement and related agreements and consummate the VDC Transaction;
•	enforceability of the Purchase Agreement and related agreements;
•	the absence of violation of any of our organizational documents and applicable law or governmental orders and the absence of breach of, default under or violation of any material contracts as a result of the execution, delivery or performance by us of the Purchase Agreement and related agreements or the consummation of the VDC Transaction;
•	governmental consents and filings required in connection with the VDC Transaction;
•	absence of legal proceedings and governmental orders;
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•	capitalization of Vegas.com;
•	subsidiaries of Vegas.com;
•	financial statements of Vegas.com;
•	conduct of Vegas.com’s business in ordinary course;
•	compliance with applicable laws;
•	possession of permits;
•	material contracts;
•	real property;
•	employee benefits;
•	labor and employment matters;
•	environmental matters;
•	insurance;
•	tax matters;
•	intellectual property and data privacy;
•	absence of unlawful payments;
•	affiliate transactions;
•	broker’s, finder’s and other similar fees and payments;
•	title and sufficiency to assets of Vegas.com;
•	full disclosure;
•	accounts receivable and accounts payable; and
•	voting agreement.

Certain of our representations and warranties in the Purchase Agreement provide exceptions for items that are not reasonably likely to have a “Material Adverse Effect.” For purposes of the Purchase Agreement, “Material Adverse Effect” means any change or event that is materially adverse to the business, assets, properties or condition of Vegas.com and its subsidiaries (collectively, the “Company Entities”), taken as a whole. When determining whether a “Material Adverse Effect” has occurred, any change or event resulting from any of the following shall not be considered: (i) changes in economic, political, regulatory, financial or capital market conditions generally or in the industries in which Vegas.com and its subsidiaries operate, (ii) any acts of war, sabotage, terrorist activities or changes imposed by a governmental entity associated with additional security, (iii) effects of weather or meteorological events, (iv) any change of law, accounting standards, regulatory policy or industry standards after the date of the Purchase Agreement, (v) the announcement, execution, delivery or performance of the Purchase Agreement or the consummation of the VDC Transaction, (vi) any failure by Vegas.com to meet projections or forecasts or revenue or earnings predictions for any period (but not the underlying cause of such failure nor any specific representations or warranties regarding the same in the Purchase Agreement), and (vii) any actions required to be taken pursuant to the Purchase Agreement. However, in the case of the foregoing items (i), (ii), (iii) and (iv), to the extent the Company Entities and/or the business of the Company Entities are materially and disproportionately affected thereby relative to the other participants in the industry or industries in which the Company Entities operate, such incremental material and disproportionate effect or effects may be taken into account in determining whether there has been or may be a “Material Adverse Effect.”

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The Purchase Agreement contains representations and warranties made by VDC-MGG relating to the following matters:

•	organization, existence and good standing of VDC-MGG and power and authority to carry on its business;
•	corporate power and authority of VDC-MGG to execute and deliver the Purchase Agreement and related agreements and consummate the VDC Transaction;
•	enforceability of the Purchase Agreement and related agreements;
•	the absence of violation of any of its organizational documents and applicable law or governmental orders and the absence of breach of, default under or violation of any material contracts as a result of the execution, delivery or performance by VDC-MGG of the Purchase Agreement and related agreements or the consummation of the VDC Transaction;
•	governmental consents and filings required in connection with the VDC Transaction;
•	absence of legal proceedings and governmental orders;
•	sufficiency of funds to pay the consideration for the VDC Transaction;
•	acquisition of the membership interests of Vegas.com for own account and not with a view to distribution;
•	broker’s, finder’s and other similar fees and payments; and
•	independent review and analysis of the VDC Transaction.

Access to Information

Until the closing of the VDC Transaction, we will, and will cause the Company Entities to (i) provide VDC-MGG and its representatives with access to the offices and properties, and to copies of books and records, of the Company Entities, (ii) furnish to VDC-MGG and its representatives with financial and operating data and any other information relating to the business of the Company Entities that is produced in the ordinary course of business as VDC-MGG or its representatives may request, (iii) instruct the employees, counsel and financial advisors of the Company Entities to cooperate with VDC-MGG in its investigation of the business of the Company Entities, and (iv) provide VDC-MGG and its representatives a reasonable opportunity to participate in any communications with any customer or supplier of any Company Entity specified by VDC-MGG, other than information that is protected by attorney-client privilege.

VDC-MGG will cause the books and records of the Company Entities to be maintained for not less than 6 years from the closing date.

Conduct of Business Prior to Closing

Until the closing of the VDC Transaction, unless expressly required by the Purchase Agreement or VDC-MGG otherwise consents in writing, we will cause each Company Entity to conduct the business of Vegas.com in the ordinary course, consistent with past practice, and use our reasonable best efforts to preserve intact each of the Company Entities’ current business organization, the services of its partners and employees relations and goodwill with suppliers, customers, landlord and other persons have business relationships with any Company Entity.

Additionally, unless expressly required by the Purchase Agreement or VDC-MGG otherwise consents in writing, we will cause each Company Entity not to:

•	incur or guarantee any indebtedness (other than amounts owed under the Financing Agreement);
•	allow or cause to exist any lien (other than permitted liens) on any of our assets or equity securities;
•	dispose of, transfer, sell, mortgage, lease or license any material properties or assets;
•	issue, sell, authorize, transfer, pledge, encumber, dispose of or grant, or authorize the issuance, sale, transfer, pledge, encumbrance, disposal of or grant of any equity securities of any Company Entity;
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•	acquire any material assets;
•	make any loans, advances or capital contributions to, or material investments in, any other person;
•	declare, accrue, set aside or pay any dividend or other distribution;
•	effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, stock split, stock combination or similar transaction;
•	amend, voluntarily terminate, grant a material waiver under, cancel or breach any material contract or enter into or assume any material contract;
•	amend, voluntarily terminate, grant a material wavier under, cancel or breach (i) any real property lease, (ii) any agreement containing a most favored nation, most favored customer, most favored supplier, exclusivity or other similar provision, or take or pay provision or requirements provision, (iii) any contracts that constitutes a guarantee or assumption or similar commitment with respect to the obligations or liabilities of any other person, (iv) any collective bargaining agreement or arrangement with any unions or similar employee representatives, and (v) any agreement involving any resolution or settlement of any actual or threatened legal proceeding or other dispute that imposes continuing obligations on any Company Entity;
•	make or change any tax election, adopt or change any method of tax accounting, enter into any material closing agreement with respect to taxes or settle any material tax claim or assessment, file any amended tax return with respect to a material amount of taxes, extend or waive the application of any statute of limitations regarding the assessment or collection of any material tax (except with respect to routine extensions in the ordinary course of business), apply for or pursue any tax ruling, or execute any powers of attorney with respect to any material tax matter;
•	make any changes to its accounting principles or practices, except as required by contemporaneous changes in generally accepted accounting principles (GAAP) or applicable law;
•	other than in the ordinary course of business, (i) establish, adopt, enter into, materially amend or terminate any employee benefit plan of any Company Entity or (ii) increase the aggregate compensation, bonus or other benefits of any employee;
•	purchase any equity securities of any person other than another Company Entity, except for short-term investments or cash equivalents made in the ordinary course of business;
•	make or incur any capital expenditure or commitments aggregating more than $100,000;
•	adopt a plan, agreement or resolutions providing for liquidation, dissolution, bankruptcy, restructuring, recapitalization or other reorganization of any of the Company Entities;
•	settle any threatened or pending legal proceeding against any of the Company Entities in excess of $50,000;
•	form any subsidiary to enter into any partnership, joint venture or similar relationship in which any of the Company Entities acquires equity securities of another person;
•	other than in the ordinary course of business, incur any indemnification obligations;
•	accelerate the collection of accounts receivable or delay the payment of accounts payable (other than delays as a result of disputes with respect to any account payable initiated by the payee thereof);
•	amend its organizational documents;
•	make any payment or transfer of funds, cash or any other assets (i) to Remark or its other subsidiaries in excess of $150,000 in the aggregate in any 30-day period from and after the date of the Purchase Agreement, or (ii) to any other person outside of the ordinary course of business pursuant to any contract provided to the VDC-MGG; or
•	agree or commit to do any of the foregoing.

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Stockholder Meeting and Filing of Proxy Statement

We have agreed to hold a meeting of our stockholders to approve the VDC Transaction and to use commercially reasonable efforts to solicit proxies in favor of the approval of the VDC Transaction from our stockholders. We have also agreed to file a preliminary proxy statement relating to a stockholder meeting to approve the VDC Transaction no later than 5 business days after the date of the Purchase Agreement and to use commercially reasonable efforts to cause a definitive proxy statement as soon as reasonably practicable following the later of (i) the receipt and resolution of the SEC comments on the preliminary proxy statement and (ii) the expiration of the 10-day waiting period with respect to the preliminary proxy statement.

Public Announcements

Except to the extent required by applicable law or stock exchange rule, each party shall obtain the prior written approval of the other party before issuing any public release or statement with respect to the Purchase Agreement or the VDC Transaction (other than public statements that are consistent with prior press releases or other public statements made by the parties that are approved in accordance with the Purchase Agreement).

Transfer Taxes

All transfer taxes incurred in connection with the Purchase Agreement and the VDC Transaction will be paid by us.

Release

Effective upon and following the closing and subject to the indemnification obligations set forth in the Purchase Agreement, each party, on its own behalf and on behalf of its related parties (including, in our case, the Company Entities), has agreed to release the other party and their representatives and related parties from all past, present and future losses arising from any matter concerning any Company Entity occurring prior to the closing date.

Letter of Credit Facility Agreement

We will use reasonable efforts to assist VDC-MGG in obtaining any necessary approvals with respect to the Letter of Credit Facility Agreement, dated as of September 24, 2015, by and between Bank of America, N.A. and Vegas.com (the “Letter of Credit Facility Agreement”), in connection with the VDC Transaction. If such approvals are not obtained after our use of reasonable efforts, we will use reasonable efforts to assist Vegas.com in obtaining consents from the necessary persons to accept new letters of credit issued by a financial institution acceptable to VDC-MGG in lieu of the letters of credit issued under the Letter of Credit Facility Agreement.

Non-Solicitation; Non-Competition

We have agreed that, for a period of three years after the closing date, we will not (and shall cause our other subsidiaries, other than the Company Entities, not to) solicit or induce for employment, hire or otherwise retain any individual who is an employee or consultant of VDC-MGG or its affiliates (including any individual who is an employee of Vegas.com at closing and remains employed by Vegas.com following the closing), except that we may engage in general solicitations, solicit any person who responds to a general solicitation or solicit or hire any person no longer employed by VDC-MGG or its affiliates at least 6 months prior to the initiation of such solicitation.

We have agreed that, for a period of three years after the closing date, we will not (and shall cause our other subsidiaries, other than the Company Entities, not to) directly or indirectly own, manage, operate, finance, control or knowingly participate in the ownership, management, operation, control or financing of any entity that has operations engaged, directly or indirectly, in the business of running an online agency that, through websites and mobile applications, allows users to book travel to, and lodging and entertainment in, the Las-Vegas-area market, except that we may own publicly traded securities of any entity engaged in such business to the extent such investment does not exceed 2% of the voting power of such entity.

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Change in Board Recommendation

If, at any time prior to obtaining stockholder approval of the VDC Transaction, we receive an Alternative Acquisition Proposal (as defined below) from any person that our Board has determined in good faith, after consultation with our independent financial advisors and outside legal counsel, constitutes a Superior Acquisition Proposal (as defined below), and that failure to take any action with respect to such Superior Acquisition Proposal would be inconsistent with the fiduciary duties of our Board under applicable law, then our Board may make a Seller Adverse Recommendation Change (as defined below) and cause us to terminate the Purchase Agreement in order to enter into a definitive agreement relating to such Superior Acquisition Proposal; provided that we have (i) entered into a confidentiality agreement (in form and substance reasonably acceptable to VDC-MGG) with the person that has made the Alternative Acquisition Proposal, (ii) furnished, pursuant to such confidentiality agreement, information with respect to the Company Entities to the person that has made such Alternative Acquisition Proposal and its representatives (provided that we have also provided to VDC-MGG any non-public information concerning any Company Entity that was provided or made available to such person); and (iii) engaged in or otherwise participated in discussions or negotiations with the person making such Alternative Acquisition Proposal and its representatives regarding such Alternative Acquisition Proposal.

We are required to promptly (and in no event later than 24 hours after receipt) notify VDC-MGG in writing in the event we or any of our representatives receives an Alternative Acquisition Proposal or any similar offer relating to the Company Entities that our Board determines in good faith would be reasonably likely to lead to an Alternative Acquisition Proposal and keep VDC-MGG reasonably informed as to the status of, including any material changes to, such Alternative Acquisition Proposal or similar offer.

Prior to making a Seller Adverse Recommendation Change, (i) we are required to give VDC-MGG at least 4 business days prior written notice of our intention to take such action, (ii) during such notice period, if and to the extent desired by VDC-MGG, we will negotiate with VDC-MGG in good faith make such adjustments to the terms of the Purchase Agreement and related agreements, and (iii) upon the end of such notice period, our Board shall have considered in good faith any revisions to such terms proposed in writing by VDC-MGG and shall have determined, after consultation with independent financial advisors and outside legal counsel, that the failure to make a Seller Adverse Recommendation Change would be inconsistent with the Board’s fiduciary duties under applicable law.

Under the Purchase Agreement, “Alternative Acquisition Proposal” means any bona fide proposal, offer or similar indication of interest made by any person or group of related persons (other than VDC-MGG and its subsidiaries and affiliates), and whether involving a transaction or series of related transactions, directly or indirectly, for (i) a merger, reorganization, share exchange, consolidation, business combination, dissolution, liquidation, joint venture, recapitalization or similar transaction involving any Company Entity, (ii) the acquisition (whether by purchase, lease, exchange, transfer or other disposition) by any person or group of related persons (other than VDC-MGG and its affiliates) of more than 25% of the assets (measured by the market value thereof), revenue or net income of the Company Entities, on a consolidated basis (in each case, including securities of the subsidiaries of Vegas.com), or (iii) the direct or indirect acquisition by, or issuance to, any person or group of related persons (other than VDC-MGG and its affiliates) of more than 25% of any class of voting or equity interests of Vegas.com issued and outstanding following such acquisition or issuance, or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any person beneficially owning more than 25% of any class of outstanding voting or equity securities of Vegas.com.

Under the Purchase Agreement, “Superior Acquisition Proposal” means a written Alternative Acquisition Proposal, substituting “50%” for “25%” in the definition thereof, and for which, if financing is required, such third party will have entered into binding commitments for such financing, that our Board determines in good faith, after consultation with our independent financial advisors and outside legal counsel, (i) to be reasonably likely to be consummated if accepted on the terms thereof, and (ii) taking into account the factors our Board considers to be relevant (which includes the various legal, financial and regulatory aspect of the Alternative Acquisition Proposal, all terms and conditions of such Alternative Acquisition Proposal and the Purchase Agreement, any changes to the terms of the Purchase Agreement offered by VDC-MGG in response to such Alternative Acquisition Proposal, and the anticipated timing, conditions and the ability of the person or group of related persons making such Alternative Acquisition Proposal to consummate the transaction contemplated thereby), if consummated, to be more favorable to our stockholders from a financial point of view than the transactions contemplated by the Purchase Agreement.

Under the Purchase Agreement, “Seller Adverse Recommendation Change” means any action by us to (i)(A) change, qualify, withhold, withdraw or modify, or publicly propose or announce our intention to change, qualify, withhold, withdraw or modify, in each case, in any manner adverse to VDC-MGG, our Board’s recommendation in favor of the VDC Transaction, or (B) approve, adopt or recommend (publicly or otherwise) to our stockholders, or resolve to or publicly propose or announce its intention to approve or recommend to our stockholders, an Alternative Acquisition Proposal, (ii) authorize, cause or permit a Company Entity to enter into any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement), commitment or agreement in principle with respect to any Alternative Acquisition Proposal (other than a confidentiality agreement contemplated by the Purchase Agreement) or agree or publicly propose to do any of the foregoing, or (iii) terminate, amend, relate, modify or fail to enforce any provision (including any standstill), or grant any waiver or request under, any confidentiality, standstill or similar agreement (including any such confidentiality agreement).

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Real Property

We have agreed to use reasonable efforts to cause the landlord under the lease for our corporate headquarters to consent to a sublease between us, as sublandlord, and Vegas.com, as tenant, and consent to the physical separation of the premises in a manner reasonably satisfactory to VDC-MGG such that VDC-MGG may operate the business in the ordinary course following the closing.

Other Covenants and Agreements

Remark and MGG have made certain other covenants to and agreements with each other regarding various other matters, including:

•	payment of costs and expenses incurred in connection with the VDC Transaction;
•	cooperating with each other and using reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and reasonably assist and cooperate with each other in doing, all things necessary, proper or advisable to comply promptly with all legal requirements imposed on VDC-MGG or Remark with respect to the Purchase Agreement, and using reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all governmental entities that may be or become necessary for the execution of the Purchase Agreement and the performance thereof;
•	the filing of tax returns and allocation of taxes;
•	using reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the VDC Transaction;
•	VDC-MGG (i) providing, or causing to be provided, to each individual who is an employee at the closing of the VDC Transaction and who remains employed by Vegas.com following the closing (each, a “Continuing Employee”): (A) a base salary or hourly wage rate, as applicable, that is at least equal to the base salary or hourly wage rate provided to such Continuing Employee immediately prior to the closing, (B) bonus and other incentive compensation opportunities (excluding equity and equity based rights) that are no less favorable than those provided to such Continuing Employee immediately prior to the closing, and (C) employee benefits (excluding defined benefit pension benefits and equity and equity based rights) that are no less favorable, in the aggregate, than those provided to such Continuing Employee immediately prior to the closing; and (ii) causing each Company Entity to pay, in the manner and at the time paid in accordance with past practice, all bonuses and deferred compensation payments payable to employees of such Company Entity for services performed on or prior to the closing date;
•	for a period of 5 years following closing, to keep confidential all non-public information to the extent relating to the Company Entities and the respective businesses thereof;
•	Vegas.com’s entitlement to coverage under our insurance policies with respect to the Company Entities and their respective businesses for matters arising prior to the closing of the VDC transaction, and our cooperating with VDC-MGG and the Company Entities, as applicable, in filing insurance claims and collection of insurance proceeds; and
•	our use of commercially reasonable efforts to ensure that all documents and instruments necessary to establish, perfect and maintain the rights of Vegas.com in certain intellectual property have been validly executed, delivered and filed with the appropriate governmental authority.

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Closing Conditions

VDC-MGG’s obligations to complete the VDC Transaction is subject to the fulfillment or waiver of the following conditions:

•	certain fundamental representations and warranties made by us shall be true and correct (except for de minimis breaches or inaccuracies), and the other representations and warranties made by us shall be true and correct without giving effect to any materiality or material adverse qualifiers (except for any breaches or inaccuracies that would not, individually or in the aggregate, have a material adverse effect);
•	the covenants, agreements and obligations required by the Purchase Agreement to be performed or complied with by us at or prior to the closing shall have been performed and complied with in all material respects;
•	we shall have executed and delivered to VDC-MGG all contracts and documents required to be delivered by us under the Purchase Agreement, including but not limited to, an officer’s certificate certifying that certain specified closing conditions have been satisfied;
•	we shall have paid all transaction expenses in connection with the VDC Transaction;
•	there shall not have occurred any material adverse effect since the date of the Purchase Agreement;
•	Vegas.com shall have obtained and fully paid for a six-year tail directors’ and officers’ liability insurance policy;
•	Vegas.com and its subsidiaries shall have at least $1.5 million in cash at closing; and
•	with respect to a certain intellectual property license agreement pursuant to which certain intellectual property is licensed to Vegas.com, we shall have executed and delivered an assignment of such agreement by the licensor party to such agreement to the record owner of the relevant intellectual property.

Our obligations to complete the VDC Transaction is subject to the fulfillment or waiver of the following conditions:

•	certain fundamental representations and warranties made by VDC-MGG shall be true and correct (except for de minimis breaches or inaccuracies), and the other representations and warranties made by VDC-MGG shall be true and correct without giving effect to any materiality or material adverse qualifiers (except for any breaches or inaccuracies that would not, individually or in the aggregate, have a material adverse effect);
•	the covenants, agreements and obligations required by the Purchase Agreement to be performed or complied with by VDC-MGG at or prior to the closing shall have been performed and complied with in all material respects; and
•	VDC-MGG shall have executed and delivered to us all contracts and documents required to be delivered by it under the Purchase Agreement, including but not limited to, an officer’s certificate certifying that certain specified closing conditions have been satisfied.

Each party’s obligations to complete the VDC Transaction is subject to the fulfillment or waiver of the following conditions:

•	the parties shall have received all necessary governmental authorizations, consents, clearances, waivers and approvals in connection with the Purchase Agreement and the VDC Transaction;
•	no provision of applicable law prohibiting, enjoining, restricting or making illegal the consummation of the VDC Transaction shall be in effect and no restraining order enjoining, restricting or making illegal the consummation of the VDC Transaction shall be in effect; and
•	we shall have received the approval of the VDC Transaction by the holders of a majority of our outstanding shares of common stock.

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Termination

The Purchase Agreement may be terminated as follows:

•	by either party if the closing does not occur before June 15, 2019, which deadline may be extended by VDC-MGG, in its sole discretion, to August 15, 2019 if stockholder approval of the VDC Transaction is not obtained by June 15, 2019;
•	by either party if (i) there exists a breach of any representation or warranty of the other party such that the corresponding closing conditions would not be satisfied, (ii) the other party has breached any of the covenants or agreements to be complied with by such party such that the corresponding closing condition would not be satisfied, unless, in each case, such breach is cured by such party within 30 days or at the time of termination, the party seeking to terminate is in breach of any representation, warranty, covenant or other agreement such that the corresponding closing conditions would not have been satisfied;
•	by either party if there is in effect a final, nonappealable governmental order prohibiting, enjoining, restricting or making illegal the VDC Transaction;
•	by either party if stockholder approval of the VDC Transaction is not obtained at the Special Meeting (including any adjournments or postponements thereof) is not obtained;
•	by mutual written agreement of the parties at any time prior to the closing date;
•	by either party, if our Board makes a Seller Adverse Recommendation Change in accordance with the terms of the Purchase Agreement; or
•	by VDC-MGG, if we did not file a preliminary proxy statement related to the Purchase Agreement with the SEC within 5 business days after the date of the Purchase Agreement.

Indemnification

The representations and warranties set forth in the Purchase Agreement will survive for a period of 12 months from the closing date, other than certain fundamental representations, which will survive indefinitely. The covenants and agreements contained in the Purchase Agreement or any instrument or certificate delivered pursuant to the Purchase Agreement that by their terms do not contemplate performance after the closing shall survive the closing for a period of 60 days following the closing. The covenants and agreements contained in the Purchase Agreement or any instrument or certificate delivered pursuant to the Purchase Agreement that by their terms contemplate performance after the closing shall survive the closing in accordance with their terms until 60 days following the expiration of any applicable statute of limitations; however, any such covenant or agreement that expires on a date certain shall survive until that date certain.

After the closing, we will indemnify VDC-MGG, its affiliates (including the Company Entities), its and their respective representatives, and each of the foregoing person’s respective related parties against any loss, liability, dispute, claim, controversy, demand, charge, action, suit, proceeding, assessed interest, penalty, damage, tax, cost, expense and cause of action resulting from, arising out of or incurred in connection with, or otherwise with respect to (i) any inaccuracy in or breach of any representation and warranty made by us in the Purchase Agreement or pursuant to any instrument or certificate delivered pursuant to the Purchase Agreement, (ii) any breach or non-fulfillment of our covenants or agreements determined without regard to materiality contained in the Purchase Agreement or pursuant to any instrument or certificate delivered pursuant to the Purchase Agreement; and (iii) any indebtedness (other than indebtedness under the Financing Agreement or Letter of Credit Facility Agreement) or transaction expenses that are not paid in full prior to the Closing. Additionally, VDC-MGG will indemnify us, our affiliates, our and their respective representatives, and each of the foregoing person’s respective related parties, against any loss, liability, dispute, claim, controversy, demand, charge, action, suit, proceeding, assessed interest, penalty, damage, tax, cost, expense and cause of action resulting from, arising out of or incurred in connection with, or otherwise with respect to (i) any inaccuracy in or breach of any representation and warranty made by VDC-MGG in the Purchase Agreement, and (ii) any breach or non-fulfillment of any covenant or agreement determined without regard to materiality of VDC-MGG contained in the Purchase Agreement.

Notwithstanding the foregoing, an indemnifying party will not be liable for any losses arising under each clause (i) above (other than for inaccuracies in or breaches of certain fundamental representations) unless and until the amount of such losses arising from any matter or series of related matters exceeds $25,000 and unless and until all such losses exceed $300,000. In no event shall the cumulative indemnification obligations of an indemnifying party under each clause (i) above (other than for inaccuracies in or breaches of certain fundamental representations) exceed $6 million. In addition, the cumulative indemnification obligations of an indemnifying party under the Purchase Agreement shall in no event exceed $30 million.

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Amendments and Waiver

The Purchase Agreement may not be amended, supplemented or modified except by a written instrument signed on behalf of VDC-MGG and Remark. Any term or condition of the Purchase Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver will be effective, unless set forth in written instrument. No waiver by any party of any term or condition of the Purchase Agreement will be deemed to be a waiver of the same or any other term or condition of the Purchase Agreement on any future occasion.

Governing Law

The Purchase Agreement is governed by the laws of the state of New York, without giving effect to any choice of law or conflict of laws rules or provisions (whether of the state of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of New York.

Specific Performance

Remark and VDC-MGG are entitled to seek an injunction or injunctions to prevent breaches of the Purchase Agreement and to seek to enforce specifically the terms and provisions of the Purchase Agreement, in addition to any other remedy to which Remark or VDC-MGG is entitled at law, in equity, in contract, in tort or otherwise.

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ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL NO. 2)

If the number of shares of common stock present in person or represented by proxy at the Special Meeting voting in favor of the proposal to approve the VDC Transaction is insufficient to approve the VDC Transaction at the time of the Special Meeting, we intend to move to adjourn the Special Meeting to a later date in order to enable the Board to solicit additional proxies in respect of the proposal to approve the VDC Transaction.

In this proposal regarding the adjournment or postponement of the Special Meeting, we are asking you to authorize the holder of any proxy solicited by the Board to vote in favor of granting discretionary authority to the proxy or attorney-in-fact to adjourn the Special Meeting for the purpose of soliciting additional proxies in favor of the proposal to approve the VDC Transaction. If our stockholders approve the adjournment proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies voting against the VDC Transaction. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the VDC Transaction such that the proposal to approve the VDC Transaction would be defeated, we could adjourn the Special Meeting without a vote on the approval of the VDC Transaction and seek to convince the holders of those shares to change their votes to votes in favor of the VDC Transaction. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present at the Special Meeting.

Vote Required for Approval

Approval of the proposal to adjourn the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies, requires the affirmative “FOR” vote of a majority of the shares of common stock present or represented by proxy at the Special Meeting and entitled to vote thereon.

Recommendation of the Board of Directors

The Board unanimously recommends that you vote “FOR” the adjournment or postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies.

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ADDITIONAL INFORMATION ABOUT REMARK

Our common stock is quoted on The NASDAQ Capital Market under the symbol “MARK.” The following table sets forth the high and low sales prices for our common stock for the periods indicated as reported by NASDAQ:

	High	Low
Year Ended December 31, 2019
First Quarter (through March 20, 2019)	$3.23	$1.10

Year Ended December 31, 2018
First Quarter	$15.10	$5.40
Second Quarter	$7.17	$3.82
Third Quarter	$4.63	$3.02
Fourth Quarter	$4.57	$1.05

Year Ended December 31, 2017
First Quarter	$4.16	$2.86
Second Quarter	$3.48	$1.93
Third Quarter	$4.87	$2.12
Fourth Quarter	$11.16	$2.83

We have never declared or paid any cash dividends on our common stock and the Financing Agreement currently prohibits us from paying dividends.

36

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 20, 2019 by:

•	each person, or group of affiliated persons, known to us to beneficially own more than 5% of the outstanding common stock;

•	each of our directors and named executive officers; and

•	all of our directors and executive officers as a group.

The amounts and percentages of beneficially owned common stock are reported based upon SEC rules governing the determination of beneficial ownership of securities. The SEC rules:

•	deem a person a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of a security, or if that person has or shares investment power, which includes the power to dispose of or to direct the disposition of a security;

•	deem a person a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days, and securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s ownership percentage; and

•	may deem more than one person a beneficial owner of the same securities, and may deem a person a beneficial owner of securities as to which such person has no economic interest.

Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. The information relating to our 5% beneficial owners is based on information we received from such holders. The percentage of beneficial ownership is based on 39,053,312 shares of common stock outstanding as of March 20, 2019.

Except as otherwise noted below, the address of persons listed in the following table is:

c/o Remark Holdings, Inc.

3960 Howard Hughes Parkway, Suite 900

Las Vegas, Nevada 89169

	Number of Common Stock Shares	Percentage of Outstanding Common Stock Shares
Persons known to beneficially own more than 5%
Ernest T. Lee [1]	5,343,569	13.7%
Digipac, LLC [2]	5,246,314	13.4%
Directors and NEOs
Kai-Shing Tao [3]	10,200,634	23.5%
Alison Davidson [4]	860,000	2.2%
Douglas M. Osrow [5]	515,222	1.3%
Theodore P. Botts [6]	294,184	*
William W. Grounds [7]	262,000	*
Brett Ratner [8]	125,000	*
Daniel Stein [9]	75,000	*
All executive officers and directors as a group (6 persons) [10]	11,816,818	26.2%

* Represents holdings of less than 1% of shares outstanding.

37

1.	Consists of 4,414,881 shares of common stock held by Mr. Lee, 37,600 shares of common stock held by Mr. Lee’s spouse, 2,200 shares of common stock held by Mr. Lee’s son and 888,888 shares of common stock held by Urban Casinos. As the President of Urban Casinos, Mr. Lee may be deemed to beneficially own the shares of common stock held by Urban Casinos. The address of Mr. Lee is 3271 South Highland Drive #704, Las Vegas, NV 89109. This disclosure is based on information contained in a Schedule 13G/A filed by Mr. Lee and Urban Casinos with the SEC on February 11, 2019.

2.	Consists of shares of common stock. Kai-Shing Tao, as the manager and a member of Digipac, LLC (“Digipac”), may be deemed to beneficially own the shares of common stock beneficially owned by Digipac. Mr. Tao disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein. The address of Digipac is One Hughes Center Drive, Unit 1601, Las Vegas, Nevada 89169.

3.	Consists of (i) 234,749 shares of common Stock held by Mr. Tao, (ii) 4,422,750 shares of common stock issuable upon exercise of options held by Mr. Tao, (iii) 5,246,314 shares of common stock held by Digipac, (iv) 275,000 shares of common stock held by Pacific Star Capital Management, L.P. and (v) 21,821 shares of common stock held by Pacific Star HSW LLC. Mr. Tao, as the manager and a member of Digipac, the Chief Investment Officer and sole owner of Pacific Star Capital Management, L.P., and the control person of Pacific Star HSW LLC, may be deemed to beneficially own the shares of common stock beneficially owned by Digipac, Pacific Star Capital Management, L.P. and Pacific Star HSW LLC. Mr. Tao disclaims beneficial ownership of the shares of common stock beneficially owned by Digipac and Pacific Star HSW LLC, except to the extent of his pecuniary interest therein.

4.	Includes 850,000 shares of common stock issuable upon exercise of options.

5.	Based on information provided by Mr. Osrow. Mr. Osrow resigned from his position as Chief Financial Officer of the Company, effective May 15, 2018.

6.	Includes 252,857 shares of common stock issuable upon exercise of options.

7.	Includes 250,000 shares of common stock issuable upon exercise of options.

8.	Consists of 125,000 shares of common stock issuable upon exercise of options.

9.	Consists of 75,000 shares of common stock issuable upon exercise of option.

10.	Consists of 5,841,211 shares of common stock and 5,975,607 shares of common stock issuable upon exercise of options. Excludes shares beneficially owned by Mr. Osrow, who is no longer an executive officer of the Company.

38

STOCKHOLDER PROPOSALS

In order to be considered for inclusion in our proxy materials relating to our 2019 Annual Meeting of Stockholders (the “2019 Annual Meeting”), stockholder proposals for such meeting were required to be submitted to us no later than December 19, 2018.

Under SEC rules, if we do not receive notice of a stockholder proposal at least 45 days prior to the first anniversary of the date of mailing of the prior year’s proxy statement, then we will be permitted to use our discretionary voting authority when the proposal is raised at the annual meeting, without any discussion of the matter in the proxy statement. In connection with the 2019 Annual Meeting, if we do not receive notice of a stockholder proposal on or before March 4, 2019, we will be permitted to use our discretionary voting authority as outlined above.

Our Bylaws provide that, in order for stockholder nominations related to director elections or other business proposed by a stockholder to be properly brought before any annual or special meeting of our stockholders, written notice generally must be delivered to our Secretary not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. Our Bylaws also contain certain procedures that must be followed relating to a stockholder director nomination and other proposals of stockholders.

OTHER MATTERS

At this time, we know of no other matters to be submitted to our stockholders at the Special Meeting. If any other matters properly come before the Special Meeting in which your proxy has provided discretionary authority, your shares of common stock will be voted in accordance with the discretion of the persons named on the enclosed proxy card in accordance with their best judgment.

Householding

The SEC has adopted a rule concerning the delivery of annual reports and proxy statements. It permits us, with your permission, to send a single notice of meeting and, to the extent requested, a single copy of this proxy statement to any household at which two or more stockholders reside if they appear to be members of the same family. This rule is called “householding,” and its purpose is to help reduce printing and mailing costs of proxy materials. If you are a stockholder of record, please check the appropriate box on your proxy card or select the householding option when you vote by Internet or phone if you would like to participate in our householding program. Stockholders who participate in householding will continue to receive separate proxy cards, and householding will not affect the mailing of account statements or special notices in any way.

A number of brokerage firms have instituted householding for shares held in “street name.” If you and members of your household have multiple accounts holding shares of our common stock, you may have received a householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of this proxy statement or wish to revoke your decision to household. These options are available to you at any time.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC by going to the Investor Relations page of our corporate website at www.remarkholdings.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any future information filed (rather than furnished) with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the Special Meeting, provided, however, that we are not incorporating any information furnished under any of Item 2.02 or Item 7.01 of any Current Report on Form 8-K (and exhibits filed on such form that are related to such items):

1.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on April 2, 2018;
2.	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2018, June 30, 2018 and September 30, 2018 filed with the SEC on May 14, 2018, August 14, 2018 and November 14, 2018, respectively; and
3.	Our Current Reports on Form 8-K filed with the SEC on January 24, 2018, May 2, 2018, May 18, 2018, June 5, 2018, July 3, 2018, August 14, 2018, December 10, 2018 and March 19, 2019.

39

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written request directed to Remark Holdings, Inc., Remark Holdings Corporate Headquarters, 3960 Howard Hughes Parkway, Suite 900, Las Vegas, NV 89169, Attention: Corporate Secretary, online at www.envisionreports.com/MARK or from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [•], 2019. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

40

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2018 and the Unaudited Pro Forma Condensed Combined Statements of Operations for the nine months ended September 30, 2018 and for the years ended December 31, 2017 and December 31, 2016 have been derived from the historical consolidated financial statements of Remark Holdings, Inc. (together with its subsidiaries, “we”, “us”, “our”, “Remark Holdings” or “Remark”) and Vegas.com, LLC (“Vegas.com”), as adjusted to give effect to our sale of all of the issued and outstanding membership interests of Vegas.com (the “VDC Transaction”), and are intended to reflect the impact of the VDC Transaction on Remark on a pro forma basis as of and for the periods indicated.

The following Unaudited Pro Forma Condensed Combined Financial Information is based upon, and should be read in conjunction with:

•	The historical audited consolidated and combined financial statements of Remark and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in its Annual Report on Form 10-K for the fiscal years ended December 31, 2017 and December 31, 2016, as filed with the Securities and Exchange Commission (“SEC”) on April 2, 2018 and April 5, 2017; and

•	The historical unaudited condensed consolidated interim financial statements of Remark and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in its Quarterly Report on Form 10-Q for the nine months ended September 30, 2018, as filed with the SEC on November 14, 2018.

The Unaudited Pro Forma Condensed Combined Balance Sheet reflects the VDC Transaction as if it had been consummated on September 30, 2018, and includes pro forma adjustments for preliminary estimates made by management.

The Unaudited Pro Forma Condensed Combined Statements of Operations for the years ended December 31, 2017 and December 31, 2016 combines our historical results for such period with Vegas.com’s historical results for the same period, and the Unaudited Pro Forma Condensed Combined Statement of Operations for the nine months ended September 30, 2018 combines our historical results for such period with Vegas.com’s historical results for the same period. The Unaudited Pro Forma Condensed Combined Statements of Operations give effect to the VDC Transaction as if it had been consummated on January 1, 2018.

We have prepared the Unaudited Pro Forma Condensed Combined Financial Information for informational purposes only and it is based upon estimates by Remark’s management, which are based upon available information and certain assumptions that Remark’s management believes are reasonable as of the date of this proxy statement. The unaudited pro forma combined financial information is not intended to be indicative of actual financial position or results of operations that would have been achieved had the Transaction been consummated on the dates indicated, nor does it purport to indicate results which may be attained in the future. Actual amounts could differ materially from these estimates.

41

REMARK HOLDINGS, INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Balance Sheet

Nine Months Ended September 30, 2018

(dollars in thousands, except par values)

		Travel & Entertainment Segment
	Remark Holdings, Inc.	Sale of Vegas.com and Subsidiaries	Disposal of Roomlia

	Historical	Historical	Historical	Adjustments(1)		Remark Holdings, Inc.
Assets
Cash and cash equivalents	$9,902	$(8,751)	$—			$1,151
Restricted cash	11,655	(9,405)	—			2,250
Trade accounts receivable, net	4,753	(567)	—			4,186
Prepaid expense and other current assets	8,710	(4,420)	—			4,290
Note receivable, current	100	—	—			100
Total current assets	35,120	(23,143)	—	—		11,977

Property and equipment, net	11,630	(9,415)	—			2,215
Investment in unconsolidated affiliate	2,030	—	—			2,030
Intangible assets, net	19,950	(16,497)	(1,549)			1,904
Goodwill	20,099	(15,044)	(3,470)			1,585
Other long-term assets	1,620	(9,398)	—	9,222	(a)	1,444
Total Assets	$90,449	$(73,497)	$(5,019)	9,222		$21,155

Liabilities and Stockholder's Equity
Accounts payable	$23,956	$(18,910)	$—	3,600	(b)	$8,646
Accrued expenses and other current liabilities	12,034	(6,799)	—		(c)(d)	5,235
Deferred merchant booking	8,727	(8,727)	—			—
Contract Liability	5,049	(4,926)	—			123
Note Payable	3,000	—	—			3,000
Current maturities of long-term debt, net of unamortized discount and debt issuance costs	37,319	—	—	(30,000	)(e)	7,319
Total current liabilities	90,085	(39,362)	—	(26,400)		24,323

Long- term debt, net	—	—	—			—
Warrant liability	7,072	—	—			7,072
Other liabilities	3,296	(34)	(3,113)	4,355	(a)(d)	3,262
Total Liabilities	100,453	(39,396)	(3,113)	(23,287)		34,657

Common stock, $0.001 par value; 100,000,000 shares authorized; 36,468,696 and 28,406,026 shares issued and outstanding; each at September 30, 2018 and December 31, 2017, respectively	36	—	—			36
Additional paid-in-capital	304,006	(40,787)	(6,810)	47,597	(f)	304,006
Accumulated other comprehensive loss	48	—	—			48
Accumulated deficit	(314,094)	6,686	4,904	(16,696	)(g)	(317,592)
Total stockholders' deficit	(10,004)	(34,101)	(1,906)	32,509		(13,502)
Total liabilities and stockholders' equity	90,449	(73,497)	(5,019)	9,222		21,155

42

REMARK HOLDINGS, INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Statement of Operations

Nine Months Ended September 30, 2018

(dollars in thousands, except share and per share amounts)

	Remark Holdings, Inc.	Sale of Vegas.com and Subsidiaries
	Historical	Historical	Pro-Forma Adjustments	Pro-Forma Remark Holdings, Inc.
Revenue, net	$56,788	$(49,318)		$7,470
Cost and expense
Cost of revenue (excluding depreciation and amortization)	14,557	(8,779)		5,778
Sales and marketing	20,884	(20,165)		719
Technology and development	2,587	(1,875)		712
General and administrative	44,941	(14,240)		30,701
Depreciation and amortization	8,220	(6,327)		1,893
Other operating expense	264	(170)		94
Total cost and expense	91,453	(51,556)	—	39,897
Operating income (loss)	(34,665)	2,238	—	(32,427)
Other income (expense)
Change in Warrant Liability	22,190	—		22,190
Interest expense	(3,968)	(2)		(3,970)
Other gain (loss)	511	(4)		507
Other income, net	56	(12)		44
Total other income (expense), net	18,789	(18)		18,771
Income (loss) before income taxes	(15,876)	2,220		(13,656)
Benefit from (provision for) income taxes	1,437	—		1,437
Net income (loss)	$(14,439)	$2,220		$(12,219)
Other comprehensive income (loss)
Foreign currency translation adjustments	(67)	$—		$(67)
Comprehensive loss	$(14,506)	$2,220		$(12,286)

Weighted- average shares outstanding, basic and diluted	33,608	$—		$33,608

Net loss per share, basic and diluted	$(0.43)	$—		$(0.37)

43

REMARK HOLDINGS, INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2017

(dollars in thousands, except share and per share amounts)

	Remark Holdings, Inc.	Sale of Vegas.com and Subsidiaries
	Historical	Historical	Pro - Forma Adjustments	Pro - Forma Remark Holdings, Inc.

Revenue, net	$70,601	$(61,541)		$9,060
Cost and expense
Cost of revenue (excluding depreciation and amortization)	16,909	(10,768)		6,141
Sales and marketing	23,600	(23,033)		567
Technology and development	3,551	(2,500)		1,051
General and administrative	37,689	(18,355)	—	19,334
Depreciation and amortization	11,070	(8,155)		2,915
Impairments	14,646	—		14,646
Other operating expense	515	(227)		288
Total cost and expense	107,980	(63,038)	—	44,942
Operating income (loss)	(37,379)	1,497	—	(35,882)
Other income (expense)
Change in Warrant Liability	(64,139)	—		(64,139)
Interest expense	(4,645)	(4)		(4,649)
Other gain (loss)	(317)	125		(192)
Other income, net	23	(19)		4
Total other income (expense), net	(69,078)	102		(68,976)
Income (loss) before income taxes	(106,457)	1,599		(104,858)
Benefit from (provision for) income taxes	(278)	—		(278)
Net income (loss)	$(106,735)	$1,599		$(105,136)
Other comprehensive income (loss)
Foreign currency translation adjustments	131	—		131
Comprehensive loss	$(106,604)	$1,599		$(105,005)

Weighted- average shares outstanding, basic and diluted	23,763	$—		23,763

Net loss per share, basic and diluted	$(4.49)	$—		$(4.42)

44

REMARK HOLDINGS, INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2016

(dollars in thousands, except share and per share amounts)

	Remark Holdings, Inc.	Sale of Vegas.com and Subsidiaries
	Historical	Historical	Pro - Forma Adjustments	Pro - Forma Remark Holdings, Inc.

Revenue, net	$59,328	$(56,829)		$2,499
Cost and expense
Cost of revenue (excluding depreciation and amortization)	11,155	(10,222)		933
Sales and marketing	19,541	(19,001)		540
Technology and development	2,796	(1,250)		1,546
General and administrative	36,460	(18,679)		17,781
Depreciation and amortization	10,299	(7,762)		2,537
Impairments	1,159	—		1,159
Other operating expense	515	(493)		22
Total cost and expense	81,925	(57,407)	—	24,518
Operating income (loss)	(22,597)	578	—	(22,019)
Other income (expense)
Change in Warrant Liability	5,790	—		5,790
Interest expense	(4,685)	14		(4,671)
Loss on extinguishment of debt	(9,157)			(9,157)
Other gain (loss)	(313)	178		(135)
Other income, net	29	(29)		—
Total other income (expense), net	(8,336)	163		(8,173)
Income (loss) before income taxes	(30,933)	741		(30,192)
Benefit from (provision for) income taxes	(746)	—		(746)
Net income (loss)	$(31,679)	$741		$(30,938)
Other comprehensive income (loss)
Foreign currency translation adjustments	(11)	—		(11)
Comprehensive loss	$(31,690)	$741		$(30,949)

Weighted- average shares outstanding, basic and diluted	20,529	$—		20,529

Net loss per share, basic and diluted	$(1.54)	$—		$(1.51)

45

Notes to Unaudited Pro Forma Consolidated Financial Information

We prepared the Unaudited Pro Forma Condensed Combined Balance Sheet to reflect the effect of the following pro forma adjustments:

(a)       This adjustment reflects the write off of inter- company payables and receivables.

(b)       This adjustment reflects an increase to accounts payable for Remark Holdings, Inc. transaction costs and D & O insurance tail policy.

(c)       This adjustment reflects the reversal of accrued interest expense on our historical balance sheet.

(d)       This adjustment reflects a liability that will be assumed by Vegas.com for an early lease retirement obligation.

(e)       This adjustment reflects application of cash proceeds to reduce debt.

(f)       This adjustment is to eliminate the investment in the two subsidiaries that comprise our Travel and Entertainment segment.

(g)       This adjustment reflects the increases and decreases to accumulated deficit (in thousands).

46

UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS OF VEGAS.COM

The following Unaudited Condensed Financial Statements have been derived from the historical consolidated financial statements of Remark Holdings, Inc. (together with its subsidiaries, “we”, “us”, “our”, “Remark Holdings” or “Remark”) and Vegas.com, LLC (“Vegas.com”), and show the balance sheets and statements of operations, cash flows and members’ equity of Vegas.com on a stand-alone basis.

The following Unaudited Condensed Combined Financial Information is based upon, and should be read in conjunction with:

•	The historical audited consolidated and combined financial statements of Remark and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in its Annual Report on Form 10-K for the fiscal years ended December 31, 2017 and December 31, 2016, as filed with the Securities and Exchange Commission (“SEC”) on April 2, 2018 and April 5, 2017; and
•	The historical unaudited condensed consolidated interim financial statements of the Company and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in its Quarterly Report on Form 10-Q for the nine months ended September 30, 2018, as filed with the SEC on November 14, 2018.

The Unaudited Condensed Combined Statements of Operations for the years ended December 31, 2017 and December 31, 2016 is derived from Vegas.com’s historical results, and the Unaudited Condensed Combined Statement of Operations for the nine months ended September 30, 2018 is derived from Vegas.com’s historical results.

We have prepared the Unaudited Condensed Combined Financial Information for informational purposes only and do not purport to represent, and are not necessarily indicative of what the actual financial results would have been had we operated Vegas.com as a separate entity.

47

VEGAS.COM AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of Remark Holdings, Inc.)

Unaudited Condensed Combined Balance Sheet

(dollars in thousands)

	September 30,	December 31,
	2018	2017	2016
Assets
Cash and cash equivalents	$8,751	$12,152	$6,100
Restricted cash	9,405	9,420	9,405
Trade accounts receivable	567	457	956
Prepaid expense and other current assets	4,420	2,296	2,425
Note receivable, current	—	190	181
Total current assets	23,143	24,515	19,067

Note receivable	—	—	190
Property and equipment, net	9,415	10,652	12,449
Intangible assets, net	16,497	19,602	23,752
Goodwill	15,044	15,044	15,044
Other long-term assets	9,398	7,307	3,739
Total Assets	$73,497	$77,120	$74,241

Liabilities and Members’ Equity
Accounts payable	$18,910	$14,320	$14,178
Accrued expenses and other current liabilities	6,799	12,162	11,696
Deferred merchant booking	8,727	9,027	6,991
Contract Liability	4,926	5,482	3,470
Current portion of capital lease obligations	—	—	179
Total current liabilities	39,362	40,991	36,514
Other liabilities	34	—	—
Total Liabilities	39,396	40,991	36,514

Additional paid-in-capital	40,787	40,787	40,787
Accumulated deficit	(6,686)	(4,658)	(3,060)
Total members’ equity	34,101	36,129	37,727
Total liabilities and members’ equity	$73,497	$77,120	$74,241

48

VEGAS.COM AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of Remark Holdings, Inc.)

Unaudited Condensed Combined Statement of Operations

(dollars in thousands)

	Nine Months Ended	Year Ended
	September 30,	December 31,
	2018	2017	2016

Revenue, net	$49,318	$61,541	$56,829
Cost and expense
Cost of revenue (excluding depreciation and amortization)	8,779	10,768	10,222
Sales and marketing	20,165	23,033	19,001
Technology and development	1,875	2,500	1,250
General and administrative	14,240	18,355	18,679
Depreciation and amortization	6,327	8,155	7,762
Other operating expense	170	227	493
Total cost and expense	51,556	63,038	57,407
Operating loss	(2,238)	(1,497)	(578)
Other income (expense)
Interest expense (income)	2	4	(14)
Other gain (loss)	4	(125)	(178)
Other income, net	12	19	29
Total other income (expense), net	18	(102)	(163)
Income (loss) before income taxes	(2,220)	(1,599)	(741)
Benefit from (provision for) income taxes	—	—	—
Net loss	$(2,220)	$(1,599)	$(741)
Other comprehensive loss
Foreign currency translation adjustments	—	—	—
Comprehensive loss	$(2,220)	$(1,599)	$(741)

49

VEGAS.COM AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of Remark Holdings, Inc.)

Unaudited Consolidated Statements of Members’ Deficit

(dollars in thousands)

	Additional	Accumulated
	Paid-In Capital	Deficit	Total
Balance at December 31, 2015	40,787	(2,320)	38,467
Net loss	—	(740)	(740)
Balance at December 31, 2016	40,787	(3,060)	37,727
Net loss	—	(1,598)	(1,598)
Balance at December 31, 2017	40,787	(4,658)	36,129
Net loss	—	(2,221)	(2,221)
Adoption of ASC 606	—	193	193
Balance at September 30, 2018	40,787	(6,686)	34,101

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Net loss	$(2,221)	$(1,598)	$(740)
Adjustments to reconcile net loss to net cash used in operating activities:		—	—
Depreciation and amortization	6,318	8,217	7,762
Write off of property, equipment and software	13	—	—
Loss (gain) on disposal of long-lived assets	(4)	125	178
Changes in operating assets and liabilities:	—	—	—
Accounts receivable	(110)	498	(312)
Prepaid expenses and other assets	(2,004)	212	(845)
Accounts payable, accrued expenses and other liabilities	(739)	609	1,144
Deferred merchant booking	(300)	2,036	(6)
Contract liability	(556)	2,013	208
Other	194	—	—
Net cash provided by operating activities	$591	$12,112	$7,389
Cash flows from investing activities:
Inter- company loan	(2,663)	(2,820)	(3,936)
Purchases of property, equipment and software	(1,344)	(3,046)	(1,563)
Proceeds from notes receivable		—	—
Business acquisitions, net of cash received		—	—
Net cash used in investing activities	(4,007)	(5,866)	(5,499)
Cash flows from financing activities:
Payment of capital leases	—	(179)	(25)
Net cash used by financing activities	—	(179)	(25)
Net increase (decrease) in cash, cash equivalents and restricted cash	(3,416)	6,067	1,865
Cash, cash equivalents and restricted cash:
Beginning of period	21,572	15,505	13,640
End of period	$18,156	$21,572	$15,505

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NOTE 1. ORGANIZATION AND BUSINESS

Organization and Business

Vegas.com, Inc. and subsidiaries (“Vegas.com”, “we”, “us”, or “our”), is an online agency catering to the travel and entertainment needs of visitors to the Las Vegas area and those of Las Vegas locals. Vegas.com offers users the ability to book lodging, air travel, show tickets and tours, and its customer service team is staffed by Las Vegas locals who are intimately familiar with Las Vegas and the various products and services offered through the website.

Comparability

We reclassified an amount in the December 31, 2017 Consolidated Balance Sheet to conform to the current presentation as of September 30, 2018. Specifically, we reclassified liabilities associated with gift cards and similar items from contract liability to other current liabilities as we continue to clarify our disclosures related to the newly-adopted revenue standard.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidation

We include all of our subsidiaries in our consolidated financial statements, eliminating all significant intercompany balances and transactions during consolidation.

Use of Estimates

We prepare our consolidated financial statements in conformity with GAAP. While preparing our financial statements, we make estimates and assumptions that affect amounts reported and disclosed in the consolidated financial statements and accompanying notes. Accordingly, actual results could differ from those estimates. On an ongoing basis, we evaluate our estimates, including those related to accounts receivable, intangible assets, the useful lives of property and equipment, stock-based compensation, the fair value of the warrant liability, income taxes, inventory reserve and purchase price allocation, among other items.

Changes to Significant Accounting Policies - Revenue Recognition

On January 1, 2018, we adopted Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers, and all subsequent amendments (collectively “ASC 606”) using the modified retrospective method. We recognized the cumulative effect of initially applying the new revenue standard as an adjustment to the opening balance of Accumulated deficit (the amount was not material). We have not retrospectively adjusted the information for the comparative period reported herein, which information we continue to report under the accounting standards in effect for that period. The amounts of revenue, accounts receivable and contract balances that we reported under ASC 606 as of and for the three and nine months ended September 30, 2018, were not materially different than the amounts we would have reported under the accounting standards previously in effect.

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We recognize revenue when we transfer control of the promised goods or services to our customers, and we recognize an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services.

When customers pay us prior to when we satisfy our obligation to transfer control of promised goods or services, we record the amount that reflects the consideration to which we expect to be entitled as a contract liability until such time as we satisfy our performance obligation. As a result of our adoption of ASC 606, the line item previously labeled “Deferred revenue” on our condensed consolidated balance sheets is now labeled “Contract liability”; the comparative period balance as reported herein did not change as a result of our application of the modified retrospective transition approach.

For our contracts with customers, we only extend short-term credit policies to our customers, generally of 90 days or less.

We record the incremental costs of obtaining contracts as an expense when incurred, because such costs would otherwise be amortized over a period of less than one year if capitalized.

Transaction Services

Our transaction services revenue, most of which results from the use of the merchant model under which we remain the merchant of record, but various service providers with whom we maintain relationships are ultimately responsible for delivering the underlying services for which our customers transact, such as lodging, air travel, entertainment, or tours. Our obligation to our customers is to arrange for these service providers to provide the underlying services, and we satisfy our obligation at the point in time that these service providers begin to provide the underlying service (e.g., upon the check-in date for lodging stays, upon the show/performance date for entertainment transactions, etc.). Though we are the merchant of record for transactions in which other entities provide the ultimate service, under current accounting guidance we are an agent in such transactions; therefore, we recognize revenue from transactions under the merchant model on a net basis (i.e., the amount we bill to our customers less the amounts we pay to the service providers).

To a lesser extent, we provide tour services directly to our customers. Our obligation to provide such services is satisfied at the point in time that we finish providing the tour, and we recognize the resulting revenue on a gross basis when our obligation is satisfied.

Our customers pay at the time the original transaction occurs via our sales channels, primarily the Vegas.com website and mobile application. Because the original transaction date almost always precedes the date that our performance obligation is satisfied, we record a Contract liability for the amount of consideration received (net of amounts owed to suppliers). In general, we satisfy most of our performance obligations within approximately three to four months from the original transaction date, and substantially all performance obligations are satisfied within one year from the original transaction date.

Advertising and Other

We primarily generate advertising revenue from the use of sponsored links and display advertising placed directly on our website pages. Substantially all of our advertising contracts with customers are completed within one year or less.

In click-through advertising contracts with customers, our obligation is to place our customers’ interactive ads on our websites for a specified period of time. We recognize revenue from click-through advertising at the point in time at which visitors to our websites click through the ads to our advertising customers’ websites. Any variability regarding contract consideration is resolved within the reporting period.

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Some of our advertising contracts with customers require us to place our advertising customers’ static display ads on our websites for a specified period of time or in a specific location on our websites, or both. We recognize revenue from such advertising placement arrangements either over time (ratably over the contract term) or based upon the delivery of advertising impressions, depending upon the terms of the contract.

Other than as noted above, we have made no changes to our significant accounting policies as reported in our 2017 Form 10-K.

Recently Issued Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board issued ASU 2016-02, Leases (Topic 842), which changes GAAP primarily by requiring lessees to recognize, at lease commencement, a lease liability representing the present value of the lessee’s obligation to make lease payments, and a right-of-use asset representing the lessee’s right to use (or control the use of) a specified asset during the lease term, for leases classified as operating leases. For us, the amendments in ASU 2016-02 will become effective on January 1, 2019. We are designing appropriate internal controls and modifying key processes to allow for the implementation of ASU 2016-02, which we anticipate will have a material impact on our balance sheet, as we will be recording right-of-use assets and lease liabilities related to our operating leases, including our leases for office space. We do not anticipate that application of ASU 2016-02 will have a material impact on our statement of operations or cash flows.

We have reviewed all recently issued accounting pronouncements. The pronouncements that we have already adopted did not have a material effect on our financial condition, results of operations, cash flows or reporting thereof, and except as otherwise noted above, we do not believe that any of the pronouncements that we have not yet adopted will have a material effect upon our financial condition, results of operations, cash flows or reporting thereof.

NOTE 3. REVENUE

We are not required to include disclosures related to remaining performance obligations because substantially all of our contracts with customers have an original expected duration of one year or less.

Significant Judgments

When accounting for revenue in accordance with ASC 606, we make certain judgments, such as whether we act as a principal or as an agent in transactions or whether our contracts with customers fall within the scope of ASC 606, that affect the determination of the amount and timing of our revenue from contracts with customers. Based on the current facts and circumstances related to our contracts with customers, none of the judgments we make involve an elevated degree of qualitative significance or complexity such that further disclosure is warranted in terms of their potential impact on the amount and timing of our revenue.

Contract Assets and Contract Liabilities

We do not currently generate material contract assets. Other than changes resulting from routine business activity, the balance of our Contract liability did not change significantly during the nine months ended September 30, 2018. We recognized revenue of $3.1 million during the nine months ended September 30, 2018, which was included in the beginning balance of Contract liability at January 1, 2018.

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NOTE 4. FAIR VALUE MEASUREMENTS

Contingent Consideration Issued in Business Acquisition

We used the discounted cash flow valuation technique to estimate the fair value of the liability related to certain cash payments stipulated in the VDC Acquisition that were contingent upon the performance of Vegas.com in the years ended December 31, 2016 and 2017, and are contingent upon the performance of Vegas.com in the year ending December 31, 2018 (the “Earnout Payments”). The significant unobservable inputs that we used, which we classify in Level 3 of the fair value hierarchy, were projected earnings before interest, taxes, depreciation and amortization (“EBITDA”), the probability of achieving certain amounts of EBITDA, and the rate used to discount the liability.

The following table presents the change during the nine months ended September 30, 2018 in the balance of the liability associated with the Earnout Payments (in thousands):

Balance at beginning of period	$1,930
Payments	(1,000)
Change in fair value of contingent consideration (included in Other loss)	50
Balance at end of period	$980

On the Condensed Consolidated Balance Sheet, we included the liability for contingent consideration as a component of Accrued expense and other liabilities.

NOTE 5. RESTRICTED CASH

Our restricted cash relates to the Letter of Credit Facility Agreement we have in place to satisfy the requirements of several of the vendors for whom we sell products (hotel rooms, air travel, show tickets, et cetera) through our online outlets. By contract, certain vendors require letters of credit as a means of securing our payment to them of amounts related to the sales we make on their behalf. We renew the letter of credit facility annually in May, and the restrictions on the cash related to the letters of credit will remain to the extent we continue to enter into contracts requiring the security of letters of credit.

NOTE 6. PREPAID EXPENSE AND OTHER CURRENT ASSETS

The following table presents the components of prepaid expense and other current assets (in thousands):

	September 30, 2018	December 31, 2017
Prepaid expense	$2,918	$2,036
Deposits	3,487	1,960
Inventory, net	744	234
Other current assets	1,561	1,288
Total	$8,710	$5,518

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NOTE 7. PROPERTY AND EQUIPMENT

Property and equipment consist of the following (in thousands, except estimated lives):

	Estimated Life (Years)	September 30, 2018	December 31, 2017
Vehicles	5	$1,350	$447
Computers and equipment	2 - 12	1,978	1,635
Furniture and fixtures	2 - 9	221	220
Software	3 - 5	21,719	20,773
Software development in progress		2,010	1,935
Leasehold improvements	1 - 10	569	328
Total property, equipment and software		$27,847	$25,338
Less accumulated depreciation		(16,217)	(11,951)
Total property, equipment and software, net		$11,630	$13,387

For the nine months ended September 30, 2018 and 2017, depreciation (and amortization of software) expense was $4.4 million and $4.1 million, respectively.

NOTE 8. GOODWILL AND OTHER INTANGIBLE ASSETS

The following table summarizes intangible assets by category (in thousands):

	September 30, 2018			December 31, 2017
	Gross Amount	Accumulated Amortization	Net Amount	Gross Amount	Accumulated Amortization	Net Amount
Finite-lived intangible assets
Domain names	$2,000	$(1,358)	$642	$2,591	$(1,663)	$928
Customer relationships	23,186	(13,509)	9,677	23,486	(10,539)	12,947
Media content and broadcast rights	2,485	(1,309)	1,176	2,485	(936)	1,549
Acquired technology	578	(527)	51	578	(461)	117
Other intangible assets	68	(68)	—	68	(68)	—
	$28,317	$(16,771)	$11,546	$29,208	$(13,667)	$15,541
Indefinite-lived intangible assets
Trademarks and trade names	$8,276		$8,276	$8,276		$8,276
License to operate in China	128		128	129		129
Total intangible assets	$36,721		$19,950	$37,613		$23,946

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Total amortization expense was $3.8 million and $4.1 million for the nine months ended September 30, 2018 and 2017, respectively.

The following table summarizes the changes in goodwill during the nine months ended September 30, 2018 and the year ended December 31, 2017 (in thousands):

	Nine Months Ended September 30, 2018			Year Ended December 31, 2017
	Travel & Entertainment Segment	Corporate Entity and Other Business Units	Total	Travel & Entertainment Segment	Corporate Entity and Other Business Units	Total
Balance at beginning of period	$18,514	$1,585	$20,099	$18,514	$8,249	$26,763
Business acquisitions	—	—	—	—	2,116	2,116
Impairment of goodwill	—	—	—	—	(8,796)	(8,796)
Other	—	—	—	—	16	16
Balance at end of period	$18,514	$1,585	$20,099	$18,514	$1,585	$20,099

The amount in the table above related to business acquisitions in the year ended December 31, 2017 represents measurement-period adjustments related to the CBG Acquisition.

NOTE 9. INCOME TAX

Our effective tax rate (“ETR”) from continuing operations was 9.1% for the nine months ended September 30, 2018. The quarterly ETR has not significantly differed from our historical annual ETR. The ETR primarily results from recording a benefit associated with a partial valuation allowance release during 2018. The release was affected by the Tax Act, as described below, which changed the carryforward period of net operating losses for U.S. federal tax purposes from 20 years to an indefinite period.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”), which makes broad and complex changes to the U.S. tax code that will affect the 2018 tax year.

We have not completed our accounting for the Tax Act. As noted in our 2017 Form 10-K:

•	We were able to reasonably estimate certain effects and, therefore, recorded provisional adjustments associated with the impact on deferred tax assets and deferred tax liabilities from reduction of the U.S. federal corporate tax rate.

•	We were not yet able to reasonably estimate the effects for global intangible low-taxed income (GILTI) and deemed repatriation taxes. Therefore, no provisional adjustments were recorded.

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NOTE 10. OTHER LIABILITIES

The following table presents the components of other liabilities (in thousands):

	September 30, 2018	December 31, 2017
Deferred rent	$1,650	$1,820
Early lease termination liability	1,242	—
Contingent consideration liability, net of current portion	—	940
Deferred tax liability, net	369	741
Other	35	—
Total	$3,296	$3,501

During the first quarter of 2018, we determined that we would no longer use certain leased office space and, as a result, we sublet the majority of such office space to third parties. As a result of our decision, we recognized $2.3 million of unallocated rent expense in the corporate entity, and an associated liability for early lease termination. The current portion of the liability is recorded in Accrued expense and other current liabilities, with the long-term portion recorded in Other liabilities (see table above).

The following table presents the change in the liability balance related to the early lease termination (in thousands):

Nine Months Ended September 30,
2018
Balance at beginning of period	$—
Establishment of early lease termination liability	2,295
Payment of rent and other costs	(798)
Receipt of amounts due under subleases	95
Other	16
Balance at end of period	$1,608

NOTE 11. COMMITMENTS AND CONTINGENCIES

We are neither a defendant in any material pending legal proceeding nor are we aware of any material threatened claims against us; therefore, we have not accrued any contingent liabilities, exclusive of the liability for the Earnout Payment related to the VDC Acquisition.

NOTE 12. SEGMENT INFORMATION

We currently report on two segments: our Travel & Entertainment segment, which provides our customers with access to a full range of travel and entertainment services in Las Vegas and surrounding areas, and our Technology & Data Intelligence segment, which provides services to our customers based upon the data collected and processed by our proprietary data intelligence software.

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Our chief operating decision makers use Adjusted EBITDA as the primary measure of profitability for evaluating the operational performance of our reportable segments. Adjusted EBITDA represents operating income (loss) plus depreciation and amortization expense, share-based compensation expense, impairments and net other income, less other loss. For our Travel & Entertainment segment, Adjusted EBITDA includes an allocation of rent expense, which allocation we base on usage of space. We do not allocate certain other types of shared expense, such as legal and accounting, to our reportable segments; such costs are included in Corporate Entity and Other.

The following table presents certain financial information regarding our business segments and other entities for the three and nine months ended September 30, 2018 and 2017 (in thousands):

	Travel & Entertainment	Technology & Data Intelligence	Corporate Entity and Other	Consolidated
Three Months Ended September 30, 2018
Revenue	$17,596	$1,039	$716	$19,351
Adjusted EBITDA	$2,324	$(1,674)	$(3,428)	$(2,778)

Three Months Ended September 30, 2017
Revenue	$16,284	$2,203	$962	$19,449
Adjusted EBITDA	$1,955	$(946)	$(2,833)	$(1,824)

Nine Months Ended September 30, 2018
Revenue	$49,320	$5,591	$1,877	$56,788
Adjusted EBITDA	$4,493	$(5,166)	$(12,292)	$(12,965)

Nine Months Ended September 30, 2017
Revenue	$45,765	$3,212	$3,027	$52,004
Adjusted EBITDA	$4,322	$(2,096)	$(7,788)	$(5,562)

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The following table reconciles Adjusted EBITDA to Loss before income taxes (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Adjusted EBITDA	$(2,778)	$(1,824)	$(12,965)	$(5,562)
Depreciation and amortization	(2,756)	(2,482)	(8,220)	(8,237)
Impairments	—	(28)	—	(28)
Share-based compensation expense	(891)	(1,629)	(12,913)	(2,225)
Other loss	(1)	—	(56)	(20)
Other loss (gain)	12	33	(511)	85
Operating loss	$(6,414)	$(5,930)	$(34,665)	$(15,987)
Other income (expense)
Interest expense	(1,307)	(1,080)	(3,968)	(3,279)
Other income	1	—	56	20
Change in fair value of warrant liability	3,525	(5,978)	22,190	2,351
Other gain (loss)	(12)	(33)	511	(85)
Total other income, net	$2,207	$(7,091)	$18,789	$(993)
Income (loss) before income taxes	$(4,207)	$(13,021)	$(15,876)	$(16,980)

The following table presents total assets for our segments and the corporate and other entities (in thousands):

	September 30, 2018	December 31, 2017
Travel & Entertainment segment	$69,296	$75,820
Technology & Data Intelligence segment	3,824	5,105
Corporate entity and other business units	17,329	22,612
Consolidated	$90,449	$103,537

Capital expenditures for our Travel & Entertainment segment totaled $0.3 million and $0.7 million during the three months ended September 30, 2018 and 2017, respectively, while capital expenditures for our Technology & Data Intelligence segment totaled $0.1 million and $0.2 million during each of the same periods, respectively. Capital expenditures for our Travel & Entertainment segment totaled $2.0 million and $1.6 million during the nine months ended September 30, 2018 and 2017, respectively, while capital expenditures for our Technology & Data Intelligence segment totaled $0.6 million and $1.0 million during each of the same periods, respectively.

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ANNEX A

Membership Interest Purchase Agreement

Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT
by and between
VDC-MGG Holdings LLC
and
REMARK HOLDINGS, INC.
Dated as of March 15, 2019

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62

(continued)

63

(continued)

Appendix ADefinitions

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MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of March 15, 2019 (this “Agreement”), is entered into by and between VDC-MGG Holdings LLC, a Delaware limited liability company (the “Buyer”), and Remark Holdings, Inc., a Delaware corporation (the “Seller” and, together with the Buyer, each individually a “Party” and, collectively, the “Parties”).

RECITALS

WHEREAS, Vegas.com, LLC, a Nevada limited liability company (the “Company”), is in the business of running an online agency that, through websites and mobile applications that it controls, allows users to book travel to, and lodging and entertainment in, the Las-Vegas-area market (the “Business”);

WHEREAS, the Seller is the sole member of the Company and owns all of the issued and outstanding membership interests of the Company (the “Membership Interests”);

WHEREAS, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, all of the Membership Interests, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement and as an inducement to the Buyer’s willingness to enter into this Agreement, each Specified Stockholder has delivered to the Buyer a voting agreement (the “Voting Agreement”), duly executed by each Specified Stockholder, pursuant to which, among other things and on the terms and subject to the conditions set forth therein, each Specified Stockholder has agreed to vote the shares of common stock, par value $0.001, of the Seller (the “Seller Common Stock”) beneficially owned by such Specified Stockholder and his, her or its Affiliates in favor of the adoption of this Agreement and the transactions contemplated hereby.

NOW THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used in this Agreement have the meanings ascribed to them in Appendix A hereto.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale of the Membership Interests. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller will sell, transfer and deliver to the Buyer, and the Buyer will purchase from the Seller, the Membership Interests for an aggregate purchase price equal to $30,000,000 (the “Purchase Price”).

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Section 2.2 Closing. The closing of the transaction contemplated by Section 2.1 (the “Closing”) shall take place at 10:00 a.m., Eastern time, at the offices of Olshan Frome Wolosky LLP, 1325 Avenue of the Americas, New York, New York 10019, on the first Business Day following the satisfaction or waiver of the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), or at such other time, date and place as may be mutually agreed upon in writing by the Parties (the date on which the Closing actually occurs being referred to as the “Closing Date”).

Section 2.3 Transactions to Be Effected at the Closing.

(a) At the Closing, the Buyer will:

(i) pay to the Seller, pursuant to the Closing Direction Letter, an aggregate amount in cash equal to the Purchase Price;

(ii) deliver to the Seller, a duly executed counterpart to the Transition Services Agreement; and

(iii) deliver to the Seller all documents, instruments or certificates required to be delivered by the Buyer at or prior to the Closing pursuant to Section 6.2.

(b) At the Closing, the Seller will:

(i) deliver to the Buyer, a certificate representing the Membership Interests, duly endorsed by the Seller for transfer to the Buyer or accompanied by transfer power, in form and substance reasonably satisfactory to the Buyer, attached thereto and duly executed in blank;

(ii) deliver to the Buyer, the Invoices from each Person to whom any Transaction Costs are owed;

(iii) deliver to the Buyer, the Closing Direction Letter, duly executed by the Seller;

(iv) deliver to the Buyer, all documents, instruments or certificates required to be delivered by the Seller at or prior to the Closing pursuant to Section 6.1;

(v) deliver to the Buyer, a duly executed counterpart to the Transition Services Agreement; and

(vi) pay, pursuant to the applicable Invoice, to each Person to whom any Transaction Costs are owed, all amounts set forth in such Invoice as being owed to such Person.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer that each statement contained in this ARTICLE III is true and correct as of the date hereof and as of the Closing Date, except as set forth in the disclosure schedule accompanying this Agreement (the “Disclosure Schedule”), subject to Section 9.12.

Section 3.1 Organization and Existence.

(a) The Seller is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

(b) The Company is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Nevada, and has all requisite power and authority to own, lease and operate its properties and assets and to carry on the Business as it is now being conducted. The Company is duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of its properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed has not been, or would not reasonably be expected to be, individually or in the aggregate, material to the Company Entities, taken as a whole, or the operation of the Business.

Section 3.2 Authority and Enforceability.

(a) The Seller has all requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed by the Seller in connection with the Transactions (all agreements, documents, instruments and certificates to be executed and delivered by the Seller or the Buyer in connection with the Transactions, the “Ancillary Documents”), and to perform its obligations hereunder and thereunder. The execution, delivery and performance by the Seller of this Agreement and the Ancillary Documents to which the Seller is a party, and the consummation by the Seller of the Transactions, have been duly authorized by all necessary corporate action on the part of the Seller, and no other action is necessary on the part of the Seller to authorize this Agreement or such Ancillary Documents or to consummate the Transactions, other than Seller Stockholder Approval. This Agreement and each Ancillary Document to which the Seller is a party have been duly executed and delivered by the Seller, and, assuming the due authorization, execution and delivery by each other party thereto, each constitutes (or will constitute upon execution) a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its respective terms, except as limited by the Bankruptcy and Equity Exception.

(b) The board of directors of the Seller (the “Seller Board”) has duly adopted resolutions by which the Seller Board has: (i) determined that the sale of the Membership Interests, the other Transactions and this Agreement are advisable and fair to and in the best interests of the Seller and its stockholders; (ii) authorized and approved the execution, delivery and performance of this Agreement (including the sale of the Membership Interests) by the Seller; (iii) resolved to recommend the Transactions to the Seller’s stockholders for Seller Stockholder Approval (the “Seller Board Recommendation”); and (iv) directed that this Agreement and the transactions contemplated hereby be submitted to the holders of Seller Common Stock for their adoption.

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Section 3.3 Noncontravention.

(a) Neither the execution, delivery or performance by the Seller of this Agreement or the Ancillary Documents to which the Seller is a party, nor the consummation of the Transactions by the Seller, will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the Organizational Documents of the Seller, (ii) violate, in any material respects, any Law or Order applicable to the Seller or (iii) result in a material breach of or default under, require consent or notice under, or violate any, material Contract to which the Seller is a party.

(b) No Permit or Filing is required by the Seller in connection with the execution and delivery by the Seller of this Agreement or the Ancillary Documents to which it is a party, the performance by the Seller of its obligations hereunder and thereunder, and the consummation by the Seller of the Transactions, other than Permits and Filings the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Seller’s ability to perform its obligations hereunder.

Section 3.4 Proceedings.

(a) There are no Proceedings or Orders pending or, to the Knowledge of the Seller, threatened in writing against the Seller that (a) challenge or seek to enjoin, alter or materially delay the Transactions or (b) would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Seller’s ability to perform its obligations hereunder.

(b) There are no Proceedings or Orders pending or, to the Knowledge of the Seller, threatened in writing against any Company Entity that (a) challenge or seek to enjoin, alter or materially delay the Transactions or (b) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.5 Capitalization.

(a) The Seller is the sole member of the Company and owner of all of the Membership Interests, free and clear of all Liens (other than liens arising pursuant to applicable securities Laws or relating to the Financing Agreement). At the Closing, the Seller will transfer to the Buyer all of the Seller’s right, title and interest in and to the Membership Interests, free and clear of all Liens (other than liens arising pursuant to applicable securities Laws).

(b) (i) There are no outstanding restrictions on transfers or voting of the Membership Interests, and (ii) no Person has been granted any agreement or option, or any right or privilege capable of becoming an agreement or option, for the purchase, subscription, allotment or issue of any Equity Securities of the Company.

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(c) The Company is not party to or bound by (i) any stockholder agreement, voting trust, proxy or other agreement or understanding relating to the holding, voting, sale, transfer, purchase, registration, redemption or other acquisition or disposition of any Equity Securities of the Company, as applicable, or (ii) any agreement, commitment, arrangement, understanding or other obligation to declare, make or pay any dividends or distributions, whether current or accumulated, or due or payable, on any Equity Securities of the Company, that will not have been paid in full prior to the Closing.

(d) Other than the Indebtedness listed on Section 3.5(d) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries have any Indebtedness.

Section 3.6 Company Subsidiaries.

(a) A true and complete list of every Company Subsidiary, together with the jurisdiction of organization of, and the holder of all outstanding Equity Interests of, each such Company Subsidiary, is set forth on Section 3.6(a) of the Disclosure Schedule.

(b) Each Company Subsidiary is duly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, as applicable (as set forth on Section 3.6(a) of the Disclosure Schedule), and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Company Subsidiary is duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of its properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company Entities, taken as a whole, or the operation of the Business.

(c) The authorized, issued and outstanding Equity Securities of each Company Subsidiary are set forth on Section 3.6(c) of the Disclosure Schedule. The Equity Securities of each Company Subsidiary are (i) duly authorized and validly issued in accordance with applicable Law and the Organizational Documents of the applicable Company Subsidiary and (ii) fully paid and non-assessable. There are no outstanding obligations of any Company Subsidiary to repurchase, redeem or otherwise acquire any outstanding Equity Securities. All of the Equity Securities of each Company Subsidiary are owned (of record and beneficially), directly or indirectly, by the Company, free and clear of all Liens (other than liens arising under applicable securities Laws or relating to the Financing Agreement).

(d) (i) There are no outstanding restrictions on transfers or voting of the Equity Securities of any Company Subsidiary, and (ii) no Person has been granted any agreement or option, or any right or privilege capable of becoming an agreement or option, for the purchase, subscription, allotment or issue of any Equity Securities of any Company Subsidiary.

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(e) No Company Subsidiary is a party to or bound by (i) any stockholder agreement, voting trust, proxy or other agreement or understanding relating to the holding, voting, sale, transfer, purchase, registration, redemption or other acquisition or disposition of any of its Equity Securities, as applicable, or (ii) any agreement, commitment, arrangement, understanding or other obligation to declare, make or pay any dividends or distributions, whether current or accumulated, or due or payable, on any of its Equity Securities, that will not have been paid in full prior to the Closing.

(f) Except for the Equity Securities in the Company Subsidiaries, the Company does not own, directly or indirectly, any Equity Securities in any other Person.

Section 3.7 Financial Statements.

(a) The Seller has made available to the Buyer true, correct and complete copies of (a) (i) the unaudited consolidated balance sheet of the Company Entities, taken as a whole, as of December 31, 2018 and December 31, 2017, (ii) the related consolidated statements of income for the years ended December 31, 2018 and December 31, 2017 (collectively, the “Annual Financial Statements”) and (b) (i) the unaudited consolidated balance sheet of the Company Entities, taken as a whole, as of January 31, 2019 (the “Interim Balance Sheet Date”) and (ii) the related unaudited consolidated statements of income for the one-month period ending on the Interim Balance Sheet Date (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements (1) present fairly, in all material respects, the consolidated financial condition and results of operations of the Company Entities, taken as a whole, as of the indicated dates and for the indicated periods, (2) make adequate provision for all established, deferred or contingent liabilities of the Company Entities, (3) have been prepared in accordance with GAAP, consistently applied and (4) have been prepared in a manner consistent with the preparation of the audited consolidated financial statements of the Seller and its Subsidiaries as filed with the Form 10-K of the Seller for the fiscal year ended December 31, 2017 and, to the extent on file with the SEC, December 31, 2018. There is no material off-balance sheet transaction, arrangement, obligation or relationship attributable to any Company Entity.

(b) Except to the extent (and not in excess of the amounts) reflected in the Financial Statements or as disclosed on Section 3.7(b) of the Disclosure Schedule, the Company Entities do not have any material liabilities or obligations of any nature, whether absolute, accrued, unmatured, contingent or otherwise, or any unsatisfied judgments or any unusual or extraordinary commitments other than trade payables and accrued expenses incurred in the ordinary course of business since the Interim Balance Sheet Date.

Section 3.8 Conduct of Business. Except for any action taken by any Company Entity that would be permitted under Section 5.2, since the Interim Balance Sheet Date through the date hereof, the Business of the Company Entities has been conducted in accordance with the ordinary course of business consistent with past practices, except in connection with any process relating to a sale of the Company.

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Section 3.9 Compliance with Laws; Permits; Filings.

(a) Except for such noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Company Entity is in compliance in all material respects with all Laws applicable to it or its business or properties.

(b) All Permits that any Company Entity is required to hold in order to own, lease, maintain, operate and conduct its business as currently conducted are held by such Company Entity, except for such Permits where the failure to have such Permits would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.10 Material Contracts.

(a) Section 3.10(a) of the Disclosure Schedule sets forth a complete and accurate list, as of the date hereof, of all of the following types of Contracts:

(i) any material Contract with any Affiliate of any Company Entity, other than Intercompany Contracts;

(ii) any non-competition Contract or other Contract that limits in any material respect the ability of any Company Entity from operating or doing business in any location (excluding use or other limitations on owned, leased or subleased real property);

(iii) any Contract reasonably expected to result in future payments to or by the Company Entities in excess of $250,000 per annum;

(iv) any Contract for Indebtedness;

(v) any Contract that would terminate as a result of the closing of the Transactions;

(vi) any Contract that (x) provides for a period of performance beyond 12 months from the Closing Date and (y) is not terminable within 12 months of the Closing Date without material penalty or cost; and

(vii) any Contract establishing any partnership or joint venture.

(b) The Contracts required to be set forth on Section 3.10(a) of the Disclosure Schedule are collectively referred to as the “Material Contracts”. No Company Entity nor, to the Knowledge of the Seller, any other party thereto, is in, or has received written notice of any, violation of or default under (including any condition that with the passage of time or the giving of notice would cause such a violation or default under) any Material Contract. A copy of each Material Contract has previously been made available to the Buyer. Each Material Contract is a valid and binding agreement of the applicable Company Entity and is in full force and effect except (i) to the extent such Material Contract terminates or expires after the date hereof in accordance with its terms, or (ii) as limited by the Bankruptcy and Equity Exception.

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Section 3.11 Real Property.

(a) Owned Real Property. Neither the Company nor any of the Company Subsidiaries (i) own any Owned Real Property, (ii) hold or have ever held any option or right of first refusal or first offer to acquire any real property, or (iii) is obligated to purchase any real property.

(b) Leased Real Property. Section 3.11(b) of the Disclosure Schedule contains a list, as of the date hereof, of all leases, subleases, licenses, occupancy and other agreements (including all amendments, modifications and supplements thereof and assignments and subleases thereof) under which any Company Entity is lessee, sublessee, licensee, occupant or user and that provide for payments by any Company Entity under the applicable lease, sublease, license, occupancy or other agreement in excess of $100,000 annually (collectively, the “Real Property Leases” and the real property subject to such Real Property Leases are the “Leased Real Property”). No Company Entity nor, to the Knowledge of the Seller, any other party thereto, is in, or has received written notice of any, material violation of or default under (including any condition that with the passage of time or the giving of notice would cause such a material violation or default under) any Real Property Lease, except as set forth on Section 3.11(b) of the Disclosure Schedule. A true, correct and complete copy of each Real Property Lease has previously been made available to the Buyer. Except as set forth on Section 3.11(b) of the Disclosure Schedule, (x) the Company has a valid and enforceable leasehold estate in all Leased Real Property free and clear of all Liens, in each case subject only to Permitted Liens and (y) each Real Property Lease is a valid and binding agreement of the applicable Company Entity, is in full force and effect, and is enforceable in accordance with its terms, except as limited by the Bankruptcy and Equity Exception.

Section 3.12 Employee Benefits.

(a) Section 3.12(a) of the Disclosure Schedule includes a list, as of the date hereof, of all material Benefit Plans maintained or contributed to by any Company Entity for the benefit of any present or former directors, officers or employees of the Company Entities (collectively, the “Company Benefit Plans”) and shall indicate which of such Company Benefit Plans that are sponsored and maintained solely by a Company Entity (collectively, the “Company Entity Benefit Plans”). The Seller has made available to the Buyer copies of (i) each writing constituting a part of such Company Benefit Plan, including without limitation all plan documents, employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles, (ii) the most recent summary plan description for each Company Benefit Plan for which such a summary plan description is required and (iii) the most recent favorable determination letters from the IRS with respect to each Company Benefit Plan intended to qualify under Section 401(a) of the Code.

(b) All contributions required to be made to any Company Benefit Plan by applicable Law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Financial Statements.

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(c) (i) None of the Company Benefit Plans is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is subject to a favorable determination letter or an advisory opinion letter from the IRS and, to the Knowledge of the Company, no event has occurred and no condition exists that is reasonably likely to result in the revocation of any such determination and (iii) each Company Benefit Plan, and each Company Entity with respect to each Company Benefit Plan, has complied in all material respects with all Laws applicable to such Company Benefit Plans, including all applicable provisions of ERISA and the Code.

(d) Except for any liabilities that arise solely out of, or relate solely to, the Company Entity Benefit Plans listed on Section 3.12(a) of the Disclosure Schedule, there does not now exist, nor do any circumstances exist that could result in, any liability of any Company Entity following the Closing (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, or (v) under corresponding or similar provisions of foreign laws or regulations.

(e) The consummation of the Transactions will not accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any present or former employee, director or officer of any Company Entity or their respective beneficiaries solely by reason of such Transactions.

Section 3.13 Labor and Employment Matters.

(a) Other than employee offer letters entered into in the ordinary course of business and that do not provide for severance benefits upon a termination of employment, no Employee nor any current or former employee, director or other service provider of any Company Entity is party to any Contract with a Company Entity pursuant to which a Company Entity has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

(b) No Company Entity is party to any collective bargaining agreement, and, to the Knowledge of the Seller, there are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or threatened against or involving the Company Entities.

(c) The Company Entities (i) are in material compliance with all applicable Laws regarding employment and employment practices, including, without limitation, all applicable Laws regarding terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, equal employment opportunity, affirmative action, plant closures and layoffs, workers’ compensation, labor relations, disability rights or benefits, employee leave issues, worker classification, and unemployment insurance, (ii) have not received any written notice of the intent of any Governmental Entity responsible for the enforcement of any such Laws to conduct an investigation with respect to or relating to any such Laws, or any written notice that such investigation is in progress, and (iii) are not a party to, or otherwise bound by, any order of a Governmental Entity relating to employees or employment practices.

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(d) No Company Entity has taken action that could constitute a “mass layoff” or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification (WARN) Act or similar state Law or could otherwise trigger any notice requirement or liability under any local or state plant closing notice Law.

(e) Section 3.13(e) of the Disclosure Schedule lists and describes the current compensation of all employees of each Company Entity. The amounts accrued on the books and records of the Company for all employees, including part time and contract employees, for (i) commissions and bonuses and other fees payable, (ii) vacation pay, and (iii) sick pay, are adequate to cover all liabilities for such items.

Section 3.14 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) to the Knowledge of the Seller, each Company Entity is in compliance in all material respects with all Environmental Laws, (b) within the last three years, no Company Entity has received any written notice of any actual or alleged violation of, or liability under, any Environmental Law that are unresolved, and there are no Proceedings pending or, to the Knowledge of the Company, threatened in writing against any Company Entity alleging a violation of, or liability under, any Environmental Law and (c) to the Knowledge of the Company, each Company Entity holds and is in compliance with all Permits required under Environmental Law for the current operations of such Company Entity.

Section 3.15 Insurance. Each Company Entity and its business and/or properties are insured to the extent specified under the insurance policies maintained by the Company or the applicable Company Subsidiary and listed as of the date hereof on Section 3.15 of the Disclosure Schedule (collectively, the “Insurance Policies”). Complete copies of such Insurance Policies have previously been delivered or made available to the Buyer. As of the date of this Agreement, (a) all such Insurance Policies are valid, binding and in full force and effect, (b) all premiums due-to-date thereunder have been paid in full and (c) neither the Company or the applicable Company Subsidiary is in default with respect to any other obligations thereunder, except as limited by the Bankruptcy and Equity Exception. As of the date of this Agreement, no written notice of cancellation or termination has been received by the Company with respect to such Insurance Policies. There are no material pending claims under such Insurance Policies with respect to which an insurer has questioned, denied or disputed or otherwise reserved its rights with respect to coverage. Section 3.15 of the Disclosure Schedule clearly indicates which of the Insurance Policies have been written on a claims-made basis (the “Claims-Made Policies”), and all of the Insurance Policies, other than the Claims-Made Policies, have been written on an occurrence basis such that the Insurance Policy will provide coverage to the Company after the Closing Date to the extent that the applicable incident occurred during the policy period of such Insurance Policy.

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Section 3.16 Taxes.

(a) Except as set forth on Section 3.16 of the Disclosure Schedule, each Company Entity has filed or caused to be filed on a timely basis all Company Tax Returns that each Company Entity was required to file prior to the date hereof and has timely paid all Taxes due and owing, whether or not such Taxes were shown on such Tax Returns. All such Tax returns are true, complete and correct in all material respects. Each Company Entity has withheld, deducted and collected and paid all Taxes required to have been withheld, deducted and collected by each Company Entity, and all such amounts have been timely remitted to the proper Governmental Entity. No written claim has ever been made by a Governmental Entity in a jurisdiction where Company Tax Returns have not been filed that any Company Entity is or may be subject to taxation by such jurisdiction. There are no liens or encumbrances on the assets or properties of any Company Entity that arose in connection with any failure (or alleged failure) to pay any Tax. No Company Tax Return has been audited or is currently under audit or examination, nor has any Governmental Entity threatened in writing to audit a Company Tax Return. There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement or understanding or practice with respect to Taxes that will or may require payment by any Company Entity. Each Company Entity has not waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to any Tax assessment. No Company Entity is the beneficiary of any extension of time within which to file any Company Tax Return that has not been filed. Each Company Entity has no liability for Taxes of any Person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor by contract or otherwise. Each Company Entity has disclosed in its Company Tax Returns all positions taken therein that could result in a substantial understatement of U.S. federal Income Tax under Section 6662 of the Code.

(b) Each of the Company Entities has collected all material sales and use, value added, goods and services and other similar Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Entity, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations.

(c) Each Company Entity has been at all times treated as an entity disregarded as separate from its owner for U.S. federal income tax purposes (and under any analogous state or local Tax Law) since September 24, 2015 through the Closing Date.

(d) Prior to September 24, 2015, the Company was and always had been treated as a partnership for U.S. federal and state income tax purposes, and each Company Subsidiary was and always had been treated as an entity disregarded as separate from its owner for U.S. federal and state income tax purposes. No Company Entity has ever filed any entity classification under Code Section 7701.

(e) The Company has delivered to the Buyer true, correct and complete copies of all income and other material Tax Returns of each Company Entity, material examination reports and statements of material deficiencies for taxable periods, or transactions consummated, for which the applicable statutory periods of limitations have not expired. No Company Entity has participated in, or has any liability or obligation with respect to, any “listed transaction” or “transaction of interest” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011 4(b) (or any similar provision of state, local or non-U.S. Tax Law). No Company Entity will be required to include any item of income or gain in, or exclude any item of deduction or loss or other tax benefit from, taxable income for any taxable period (or portion thereof) ending after the Closing Date that accrued in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period for any reason, including as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date, (iii) intercompany transaction between the Company Entity, on the one hand, and the Seller or any Affiliate of the Seller, on the other hand occurring at or prior to the Closing, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received on or prior to the Closing Date.

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Section 3.17 Intellectual Property and Data Privacy.

(a) Section 3.17(a) of the Disclosure Schedule identifies, as of the date hereof, (i) all material Intellectual Property that is owned by a third party and licensed to a Company Entity and (ii) all material Intellectual Property that is (y) owned by the Company Entities and (z) subject to an application or registration (by name, owner and, where applicable, registration or application number and jurisdiction). The Company Entities, as applicable, are the exclusive owners of all Registered IP, free and clear of all Liens, other than Permitted Liens. The Registered IP is subsisting and to the extent issued or granted is, to the Knowledge of the Seller, valid or enforceable. No action, suit, or proceeding is pending or, to the Knowledge of the Seller, threatened, in which the scope, validity or enforceability of any material Company Intellectual Property (excluding ordinary course prosecution before an applicable Governmental Entity of pending Registered IP) is being or could reasonably be expected to be, in the case of any threatened action, successfully contested or challenged.

(b) The Company Entities own, license or, have all material rights to use, the Intellectual Property necessary for each Company Entity to operate its business as currently conducted. As of the Closing, the Company Entities, as applicable, will, have good title to all material Intellectual Property owned by the Seller and its Affiliates prior to the Closing, that is primarily or exclusively used, or primarily or exclusively held for use in connection with the conduct of the business of the Company Entities as conducted as of the date hereof and as contemplated to be conducted at Closing, free and clear of all Liens, other than Permitted Liens.

(c) No Company Entity, including in the conduct of any business of the Company Entities, has infringed, misappropriated or otherwise violated or does infringe, misappropriate or otherwise violate in any material respect any Intellectual Property owned by third parties and no third party has infringed, misappropriated or otherwise violated or does infringe, misappropriate or otherwise violate in any material respect any Intellectual Property owned by any Company Entity. There are no actions, suits or proceedings pending or, to the Knowledge of Seller, threatened, by any third party alleging that any of the Company Entities infringe, misappropriate or otherwise violate any third party’s Intellectual Property.

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(d) To the Knowledge of the Seller, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company Entities have at all times complied in all material respects with all applicable Laws, as well as their respective rules, policies and procedures, relating to privacy, data protection, and the collection, use, storage and disposal of personal information collected, used or held for use by the Company Entities in the conduct of their respective businesses. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no claim, action or proceeding has been asserted or, to the Knowledge of the Seller, threatened in writing alleging a violation of any Person’s rights of publicity or privacy or personal information or data rights. To the Knowledge of the Seller, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, in the past 12 months, there has not been, and there is no currently occurring, (i) material loss, theft or data or security breach relating to any Company Entity’s data or (ii) material unintended, illegal or improper use or disclosure of, or access to, any personal information in the custody or control of any Company Entity.

(e) To the Knowledge of Seller, each employee and independent contractor of a Company Entity who is involved in the development of material Intellectual Property did so (i) within the scope of his or her employment or engagement such that, subject to and in accordance with applicable Law, all Intellectual Property rights arising therefrom became the property of the applicable Company Entity or (ii) pursuant to one or more written agreements with provisions relating to the protection of the applicable Company Entity’s confidential information and assigning ownership to the applicable Company Entity of all Intellectual Property rights developed for the applicable Company Entity within the scope of the individual’s employment or independent contractor relationship with the Company Entity. No such employee or independent contractor has, to the Knowledge of the Seller, asserted or threatened in writing a claim against the Company Entities with respect to the ownership or assignment of any such Intellectual Property rights, and, to the Knowledge of the Seller, no such employee or independent contractor has a valid claim against any Company Entity with respect to the ownership or assignment of any such Intellectual Property rights. No Company Entity has granted to any Person a joint ownership interest of, or has granted or permitted any Person to retain, any exclusive rights that remain in effect in, any Intellectual Property that is material to the conduct of the respective businesses of the Company Entities.

(f) To the Knowledge of Seller, the IT Systems of the Company Entities are adequate in all material respects for their intended use and for the conduct of the respective businesses of the Company Entities as currently conducted and as currently contemplated to be conducted, and are in good working condition (normal wear and tear excepted). To the Knowledge of the Seller, the IT Systems and material Software owned by the Company Entities are free of all viruses, worms, Trojan horses and other known contaminants and do not contain any bugs, errors or problems of a nature that would materially disrupt their operation or have a material adverse impact on the operation of such IT Systems. There has not been any material malfunction with respect to any such IT Systems in the past three years that has not been remedied or replaced in all material respects.

(g) Except as set forth on Section 3.17(g) of the Disclosure Schedule, no Company Entity has (x) distributed Public Software in conjunction with the sale of any products or services, or (y) used Public Software in the development of any Company Intellectual Property. The Company Entities are in compliance with all agreements and other terms and conditions governing the use of Public Software. No Software distributed by any of the Company Entities is required to be (a) disclosed or distributed in source code form; (b) licensed for the purpose of making derivative works; or (c) redistributable at no charge, in each case, as a result of the use, modification or distribution of Public Software.

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Section 3.18 Unlawful Payments. No Company Entity or any director, officer, manager, agent, employee or other representative of any Company Entity has (a) made, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person (including any customer or supplier) or Governmental Entity, (b) made or paid any unlawful contributions, directly or indirectly, to a domestic or foreign political party or candidate or (c) made or paid any improper foreign payment (as defined in the Foreign Corrupt Practices Act of 1977). No Company Entity has violated the Foreign Corrupt Practices Act of 1977 or any other applicable Law relating to unlawful bribes, kickbacks, contributions or other payments.

Section 3.19 Affiliate Transactions. There are no Contracts between or among any Company Entity, on the one hand, and the Seller or, to the Knowledge of the Seller, any officer or director of the Seller or any Affiliate thereof, on the other hand.

Section 3.20 Brokers. Other than the fees of Raine Securities LLC, which will constitute Transaction Costs, neither the Seller nor any Company Entity has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transactions.

Section 3.21 Company Entities’ Assets. The Company Entities have good and valid title to, or a valid leasehold interest in, all of their assets except where the failure to would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company Entities’ assets are free and clear of all Liens (other than Permitted Liens). The Company Entities’ assets constitute all assets used in or associated with the Business and are sufficient for the operation of the Business as it is currently operated. After giving effect to the Transactions, the rights, properties and assets (including all Contracts) owned by the Company Entities shall constitute all of the rights, properties and assets necessary and sufficient to conduct the Business on a stand-alone basis as currently conducted by the Seller and its Subsidiaries (including the Company Entities) on the date hereof.

Section 3.22 Full Disclosure. Seller is not aware of any fact, condition or circumstance that may materially and adversely affect the assets, liabilities, business, prospects, condition or results of operations of the Seller or the Business that has not been previously disclosed to the Buyer in writing. Furthermore, no representation or warranty or other statement made by the Seller in this Agreement, the Disclosure Schedule, or otherwise in connection with the Transactions contemplated hereby contains any untrue statement of material fact or omits to state a material fact necessary to make such statements not misleading.

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Section 3.23 Accounts Receivable and Accounts Payable.

(a) All accounts receivable of the Company Entities were acquired or arose from sales actually made or services actually performed in the ordinary course of business that represent bona fide transactions and valid and enforceable claims, are not subject to any setoff, counterclaim or Proceeding and are collectible in accordance with their terms, except to the extent that any specific reserves against such accounts receivable reflected in the Financial Statements.

(b) All accounts payable of the Company Entities arose in bona fide, arm’s-length transactions in the ordinary course of business.  Other than the Acceptable Delinquent AP, no account payable of any Company Entity is delinquent more than 45 days in its payment.

Section 3.24 Voting Agreement. Concurrently with the execution of this Agreement, each Specified Stockholder has delivered to the Buyer a duly executed Voting Agreement. The Voting Agreement is in full force and effect and constitutes a valid and binding obligation of each Specified Stockholder, enforceable against each Specified Stockholder in accordance with its terms. No event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of any Specified Stockholder under such Voting Agreement.

Section 3.25 No Other Representations. The Seller has not made any representation or warranty other than as expressly set forth in this ARTICLE III and in any certificate delivered by the Seller pursuant this Agreement and the Seller expressly disclaims any such other representations and warranties.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller that each statement contained in this ARTICLE IV is true and correct as of the date hereof and as of the Closing Date:

Section 4.1 Organization and Existence. The Buyer is a Delaware limited liability company, duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority under such laws and its Organizational Documents required to carry on its business as now conducted.

Section 4.2 Authority and Enforceability. The Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Documents to which the Buyer is a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance by the Buyer of this Agreement and the Ancillary Documents to which the Buyer is a party, and the consummation by the Buyer of the Transactions, have been duly authorized by all necessary corporate action on the part of the Buyer, and no other action is necessary on the part of the Buyer to authorize this Agreement or such Ancillary Documents or to consummate the Transactions. This Agreement and each Ancillary Document to which the Buyer is a party have been duly executed and delivered by the Buyer, and, assuming the due authorization, execution and delivery by each other party thereto, each constitutes (or will constitute upon execution) a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its respective terms, except as limited by the Bankruptcy and Equity Exception.

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Section 4.3 Noncontravention.

(a) Neither the execution, delivery or performance by the Buyer of this Agreement or the Ancillary Documents to which the Buyer is a party, nor the consummation of the Transactions by the Buyer, will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the Organizational Documents of the Buyer, (ii) violate any Law or Order applicable to the Buyer or (iii) result in a material breach of or default under, require consent under, or violate any, material Contract to which the Buyer is a party.

(b) No material Permit or Filing is required by the Buyer in connection with the execution and delivery by the Buyer of this Agreement or the Ancillary Documents to which it is a party, the performance by the Buyer of its obligations hereunder and thereunder, and the consummation by the Buyer of the Transactions.

Section 4.4 Proceedings. There are no Proceedings pending or, to the Knowledge of the Buyer, threatened against the Buyer or Orders binding on the Buyer or any of its assets or property, except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.5 Sufficiency of Funds. The Buyer has, and will have on the Closing Date, cash on hand or other sources of immediately available funds sufficient to enable the Buyer to (a) pay the Purchase Price payable under ARTICLE II and to satisfy all other payments required by this Agreement, (b) pay any related fees, costs and expenses incurred by the Buyer in connection with the Transactions and (c) otherwise consummate the Transactions.

Section 4.6 No Distribution. The Buyer acknowledges that the Membership Interests being acquired pursuant to this Agreement have not been registered under the Securities Act or under any state or foreign securities Laws. The Buyer is purchasing the Membership Interests for its own account and not with a view to any public resale or other distribution thereof, except in compliance with applicable securities Laws.

Section 4.7 Brokers. Neither the Buyer nor any of its Affiliates has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transactions.

Section 4.8 Acknowledgements and Confirmations. The Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in the Transactions and is able to bear the economic risk associated with the purchase of the Membership Interests (including, indirectly through the purchase of the Membership Interests, the assets, properties, liabilities, condition, operations and prospects of the Company Entities). The Buyer has conducted to its satisfaction its own independent review and analysis of, and based thereon has formed an independent judgment concerning, the Transactions, the assets, properties, liabilities, condition, operations and prospects of the business of the Company Entities and the Membership Interests. In entering into this Agreement, the Buyer has relied solely upon its own review and analysis and the specific representations and warranties of the Seller expressly set forth in ARTICLE III and not on any representations, warranties, statements or omissions by any Person other than the Seller, or by the Seller other than its specific representations and warranties expressly set forth in ARTICLE III. The Buyer acknowledges and confirms that, except for the representations and warranties expressly set forth in ARTICLE III, none of the Seller, its Affiliates or any of their respective Representatives have made, or shall be deemed to have made, and the Buyer has not relied on, is not relying on and hereby disclaims, any other representation or warranty, express or implied, at law or in equity, in respect of the Membership Interests or the assets and properties of the Company Entities.

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Section 4.9 No Other Representations. The Buyer has not made any representation or warranty other than as expressly set forth in this ARTICLE IV and in any certificate delivered by the Buyer pursuant this Agreement and the Buyer expressly disclaims any such other representations and warranties.

ARTICLE V

COVENANTS

Section 5.1 Access to Information.

(a) During the Interim Period, the Seller shall, and shall cause the Company Entities to, (i) provide the Buyer and its Representatives with access to the offices and properties, and to copies of books and records, of the Company Entities, (ii) furnish to the Buyer and its Representatives such financial and operating data and any other information relating to the business of the Company Entities that is produced in the ordinary course of business as such Persons may reasonably request, (iii) instruct the employees, counsel and financial advisors of the Company Entities to cooperate with the Buyer in its investigation of the business of the Company Entities, and (iv) provide the Buyer and/or any Representative thereof a reasonable opportunity to participate in any correspondence or other communications, whether written or oral, with any customer or supplier of any Company Entity specified by the Buyer, in each case, other than information that is protected by attorney-client privilege (provided that the Seller shall use reasonable best efforts to provide such information (or portion thereof) in a manner that does not jeopardize such privilege); provided, however, that such access and investigation (A) shall be conducted at the Buyer’s expense, upon reasonable advance notice to the Seller, during normal business hours, (B) does not unreasonably disrupt the normal operations of any Company Entity and (C) shall comply with all applicable Laws. All requests by the Buyer for access pursuant to this Section 5.1(a) shall be submitted or directed exclusively to Michael Reichartz or such other individual(s) as the Seller may designate in writing from time to time. Notwithstanding anything to the contrary contained herein, the Buyer shall not perform invasive or subsurface investigations of the Leased Real Property prior to the Closing without the prior written consent of the Seller.

(b) After the Closing, the Buyer will, and will cause its Representatives to, afford to the Seller, including its Representatives, at the Seller’s sole cost and expense, reasonable access to the books, records, files and documents of, or relating to, the Company Entities and in order to permit the Seller to prepare for and participate in any investigation and defend any Proceedings relating to or involving the Seller (but not relating to any dispute under this Agreement), to discharge its obligations under this Agreement, and to comply with financial and Tax reporting requirements, and will afford the Seller, at the Seller’s sole cost and expense, reasonable assistance in connection therewith. The Buyer will cause such records to be maintained for not less than six years from the Closing Date.

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Section 5.2 Conduct of Business Pending the Closing.

(a) During the Interim Period, except (i) as expressly required by this Agreement, (ii) as set forth in Section 5.2 of the Disclosure Schedule or (iii) with the prior written consent of the Buyer, the Seller shall, and shall cause each Company Entity to, (A) conduct the Business, in the ordinary course, consistent with past practice and (B) use its reasonable best efforts to preserve intact each Company Entity’s current business organization, the services of their partners and employees and relations and goodwill with suppliers, customers, landlords, sublandlords and other Persons having the business relationships with each Company Entity.

(b) Without limiting the generality of the foregoing, during the Interim Period, except (x) as expressly required by this Agreement, (y) as set forth in Section 5.2 of the Disclosure Schedule or (z) with the prior written consent of the Buyer, the Seller shall cause each Company Entity not to, directly or indirectly:

(i) incur or guarantee any Indebtedness (other than amounts owed to the lenders under the Financing Agreement);

(ii) grant, permit, create, impose or suffer to exist any Lien (other than Permitted Liens) on any of its assets, including Company Intellectual Property, or the Equity Securities;

(iii) dispose of (whether by merger, consolidation, acquisition of stock or assets or otherwise), or otherwise transfer, sell, mortgage, encumber, pledge, lease or license, or make subject to any Lien (other than the Permitted Liens), directly or indirectly, any material properties or assets, including Company Intellectual Property, other than pursuant to existing Contracts set forth on Section 5.2(b)(iii) of the Disclosure Schedules;

(iv) issue, sell, authorize, transfer, pledge, encumber, dispose of, grant or authorize the sale, issuance, transfer, pledge, encumbrance, disposal of or grant of any of the Equity Securities of any Company Entity;

(v) acquire (whether by merger, consolidation, acquisition of stock or asset or otherwise), directly or indirectly, any material assets, other than pursuant to existing Contracts set forth on Section 5.2(b)(v) of the Disclosure Schedules;

(vi) make any loans, advances or capital contributions to, or material investments in, any other Person;

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(vii) declare, accrue, set aside or pay any dividend or other distribution;

(viii) effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(ix) (A) amend, voluntarily terminate (partially or completely), grant a material waiver under, cancel or take any action that constitutes a breach (with or without notice, the lapse of time or both) of any Material Contract or (B) enter into or assume any Contract that would have constituted a Material Contract had it been in effect as of the date hereof;

(x) amend, voluntarily terminate (partially or completely), grant a material waiver under, cancel or take any action that constitutes a breach (with or without notice, the lapse of time or both) of:

(A) any Real Property Lease;

(B) any agreement containing (i) a “most favored nation”, “most favored customer”, “most favored supplier”, exclusivity or other similar provision, or (ii) “take or pay” provision (committing a Person to buy a minimum quantity of goods or services provided by another Person) or “requirements” provisions (committing a Person to provide the quantity of goods or services required by another Person);

(C) any Contract that constitutes an agreement of guarantee or assumption or any similar commitment with respect to the obligations or liabilities (whether accrued, absolute, contingent or otherwise) of any other Person;

(D) any Contract that constitutes a collective bargaining agreement or other arrangement with any unions or similar employee representatives; and

(E) any agreement involving any resolution or settlement of any actual or threatened Proceeding or other dispute that imposes continuing obligations on any Company Entity.

(xi) (A) make or change any Tax election, adopt or change any method of Tax accounting, (B) enter into any material closing agreement with respect to Taxes or settle any material Tax claim or assessment, (C) file any amended Tax Return with respect to a material amount of Taxes, (D) extend or waive the application of any statute of limitations regarding the assessment or collection of any material Tax (except with respect to the routine extensions in the ordinary course of business), (E) apply for or pursue any material Tax ruling, or (F) execute any powers of attorney in respect of any material Tax matter;

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(xii) make any change to its accounting principles or practices, except as required by contemporaneous changes in GAAP or applicable Law;

(xiii) other than in the ordinary course of business consistent with past practices, including ordinary course promotions and annual increases of base salary and the payment of bonuses, or as required by the terms and provisions of any Benefit Plan or Contract, (i) establish, adopt, enter into, materially amend or terminate any Benefit Plan or (ii) increase the aggregate compensation, bonus or other benefits payable or provided to any Employee;

(xiv) purchase any Equity Securities of any Person other than another Company Entity, except for short-term investments or cash equivalents made in the ordinary course of business consistent with past practices;

(xv) make or incur any Capital Expenditure or commitments with respect to Capital Expenditures aggregating more than $100,000;

(xvi) adopt a plan, agreement or resolution providing for complete or partial liquidation, dissolution, bankruptcy, restructuring, recapitalization or other reorganization of any of the Company Entities;

(xvii) settle any threatened or pending legal Proceeding against any of the Company Entities (to the extent relating to any of the Company Entities) other than any monetary settlement only not in excess of $50,000;

(xviii)     form any Subsidiary to enter into any partnership, joint venture or similar relationship in which any Equity Securities of another Person is acquired by any of the Company Entities;

(xix) other than in the ordinary course of business, consistent with past practice, incur any indemnification obligations;

(xx) accelerate the collection of accounts receivable or delay the payment of accounts payable (other than delays as a result of disputes with respect to any account payable initiated by the payee thereof);

(xxi) amend or modify (whether by merger, consolidation or otherwise) or permit the adoption of any amendments to its Organizational Documents;

(xxii) make any payment or transfer of funds, cash or any other asset (A) to any Company Affiliate in excess of $150,000, in the aggregate, in any 30-day period from and after the date of this Agreement, or (B) to any other Person outside of the ordinary course of business pursuant to any Contract in effect as of the date hereof and provided to the Buyer; or

(xxiii)     agree or commit to do any of the foregoing.

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(c) Nothing contained in this Agreement will give the Buyer, directly or indirectly, rights to control or direct the business or operations of any Company Entity prior to the Closing.

Section 5.3 Proxy Statement; Company Stockholder Meeting.

(a) As promptly as reasonably practicable after the date of this Agreement (but in any event no later than five Business Days after the date hereof (the “Proxy Deadline”)), the Seller shall prepare and cause to be filed with the SEC a preliminary Proxy Statement relating to the Seller Stockholder Meeting, and use commercially reasonable efforts to: (i) respond as promptly as reasonably practicable to any comments made by the SEC or its staff with respect to such preliminary Proxy Statement; and (ii) cause a definitive Proxy Statement (together with any amendments and supplements thereto) relating to the Seller Stockholder Meeting to be furnished to the Seller’s stockholders in connection with the Transactions as soon as reasonably practicable following the later of (A) receipt and resolution of the SEC comments on the preliminary Proxy Statement and (B) the expiration of the 10-day waiting period with respect to the preliminary Proxy Statement provided in Rule 14a-6(a) promulgated under the Exchange Act.

(b) The Buyer and its counsel shall be given a reasonable opportunity to review and comment on the preliminary and the definitive Proxy Statement and any amendment or supplement to the preliminary or the definitive Proxy Statement, as the case may be, each time before any such document is filed with the SEC, and the Seller shall give reasonable and good faith consideration to the inclusion therein of any comments made by the Buyer and its counsel. The Seller shall provide the Buyer and its counsel with (i) any comments or other communications, whether written or oral, that the Seller or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of the Seller to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Seller or its counsel in any discussions or meetings with the SEC or its staff.

(c) The Seller shall, as soon as reasonably practicable, take all action necessary under applicable Law and the Organizational Documents of the Seller to establish a record date, duly call, give notice of, convene and hold a meeting of the Seller’s stockholders to vote on the approval of this Agreement and the Transactions (the “Seller Stockholder Meeting”). The Seller shall (i) ensure that the Seller Stockholder Meeting is called, noticed, convened, held and conducted, and that all Persons solicited in connection with the Seller Stockholder Meeting are solicited, in compliance with all applicable Law and (ii) use commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval of the Transactions and to take all other actions reasonably necessary or advisable to pursue the vote or consent of its stockholders and to obtain the Seller Stockholder Approval, including such actions as are required by applicable Law.

Section 5.4 Public Announcements. Each Party shall consult with the other Party before issuing any press release or otherwise making any public statements in connection with the execution of this Agreement, and each Party shall obtain the prior written approval of the other Party (which approval shall not be unreasonably withheld, delayed or conditioned) before issuing any subsequent press release or making any subsequent public statement with respect to this Agreement or any of the Transactions (other than public statements that are consistent with prior press releases or other public statements made by the Parties as approved in accordance with this Section 5.4), except to the extent required by applicable Law or the rules of any applicable stock exchange, in which case the issuing Party shall use reasonable efforts to consult with the other Party before issuing any such release or making any such public statement. The Parties acknowledge that the Seller will be required to make filings with the SEC disclosing the material terms and conditions of this Agreement and the Transactions upon the execution of this Agreement.

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Section 5.5 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the consummation of the Transactions. Notwithstanding the immediately preceding sentence, the Buyer shall pay all filing fees required by Governmental Entities, including with respect to Filings or Permits required in connection with the execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the Transactions.

Section 5.6 Governmental Filings and Other Third-Party Consents.

(a) Subject to the terms and conditions of this Agreement, each of the Buyer and the Seller shall, and shall cause their respective Affiliates to, cooperate with each other and shall use (and cause their respective Affiliates to use) their reasonable best efforts to take or cause to be taken all actions, and do or cause to be done, and reasonably assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such Party or its Affiliates with respect to this Agreement and, subject to the conditions set forth in ARTICLE VI, to consummate the Transactions as soon as practicable.

(b) Without limiting the generality of Section 5.6(a), each Party shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Entities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each Party shall cooperate fully with the other Party and its Affiliates in promptly seeking to obtain all such consents, authorizations, Orders and approvals. The Parties shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, Orders and approvals.

(c) The Seller shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.3 of the Disclosure Schedule; provided, however, that the Seller shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

(d) The Seller agrees that, during the Interim Period, it shall, and shall cause its Subsidiaries to, cooperate with the Buyer and use reasonable best efforts to obtain any consents, authorizations, orders and approvals from any third party (other than a Governmental Entity) that may be required by any Contract with any Company Entity or otherwise as a result of the Transactions.

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(e) Notwithstanding anything to the contrary set forth herein, nothing in this Section 5.6 or otherwise in this Agreement shall require the Buyer or any of its Representatives to propose, negotiate, effect or agree to the sale, divestiture, license or other disposition of any assets or businesses of the Buyer or its Affiliates (including, following the Closing, the Company Entities), or otherwise take any action that limits the freedom of action with respect to, or its ability to retain any of the businesses, product lines or assets of the Buyer or its Affiliates (including, following the Closing, the Company Entities). With regard to any Governmental Entity, the Company, the Seller and its Representatives shall not, without the Buyer’s prior written consent, in the Buyer’s sole discretion, discuss or commit to any divestiture transaction, or discuss or commit to alter the businesses or commercial practices of the Company Entities in any way, or otherwise take or commit to take any action that limits the Buyer’s freedom of action with respect to, or Buyer’s ability to retain any of the businesses, product lines or assets of, the Company Entities, or otherwise receive the full benefits of this Agreement.

Section 5.7 Transfer Taxes. Notwithstanding any provision of this Agreement to the contrary, all Transfer Taxes incurred in connection with this Agreement and the Transactions shall be paid by the Seller. The Buyer and the Seller shall cooperate in timely making all Filings, Tax Returns, reports and forms as may be required to comply with the provisions of such Tax Laws.

Section 5.8 Tax Matters.

(a) The Seller shall prepare, or cause to be prepared, all Income Tax Returns of or with respect to the Company relating to a Pre-Closing Tax Period and with respect to Income Taxes, which are filed after the Closing Date. The Buyer shall prepare, or cause to be prepared, and timely file, or cause to be timely filed, all other Tax Returns of each Company Entity related to a Pre-Closing Tax Period that are filed after the Closing Date, with each such Tax Return prepared in a manner consistent with the Company’s past practice, except as otherwise required by applicable Law. The Buyer shall provide a draft of such Tax Returns to the Seller for its review and comment, along with any work papers and accountant work papers, within 45 days following the end of the applicable Tax period with respect to such Tax Returns, to permit the Seller to review and comment on each such Tax Return described in the preceding sentence prior to filing. The Buyer shall consider in good faith all reasonable comments to such Tax Returns and schedules provided by the Seller. No later than five Business Days prior to the date of any such Tax Return, the Seller shall pay, or cause to be paid, to the Buyer the portion of Taxes shown on such Tax Return allocable to the Seller under Section 5.8(c).

(b) The Parties shall, and shall each cause their respective Affiliates to, provide to the other Party such cooperation and information, as and to the extent reasonably requested, in connection with preparing, reviewing and filing of any Tax Return, amended Tax Return or claim for refund, determining liabilities for Taxes or a right to refund of Taxes, or in conducting any audit or other action with respect to Taxes, with respect to the Company Entities, in each case, at the expense of the requesting Party. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings and other determinations by Governmental Entities relating to Taxes, and relevant records concerning the ownership and Tax basis of property, which any such Party may possess.

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(c) Allocation of Taxes.

(i) To the extent permitted or required under applicable Tax Laws, the Closing Date shall be treated as the last day of a taxable period with respect to the Company.

(ii) For all purposes of this Agreement, including Section 8.2:

(A) Except as otherwise provided herein, any Taxes for a taxable period beginning before the Closing Date and ending after the Closing Date (the “Straddle Period”) with respect to any Company Entity shall be apportioned between the portion of the period ending on the Closing Date and the portion of the period commencing on the day immediately following the Closing Date, based on the actual operations of the Company, as the case may be, by a closing of the books of the Company, as if the Closing Date were the end of a Tax year, and each such portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period). For purposes of computing the Taxes attributable to the two portions of a taxable period pursuant to this Section 5.8(c), the amount of any item that is taken into account only once for each taxable period (e.g., the benefit of exemption amounts, etc.) shall be allocated between the two portions of the period in proportion to the number of days in each portion.

(B) In the case of any Taxes based on capitalization, debt or shares of stock authorized, issued or outstanding, or any real property, personal property or similar ad valorem Taxes that are payable for a taxable period that includes, but does not end on, the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on (and including) the Closing Date and the denominator of which is the number of days in the entire taxable period.

(d) All refunds or credits of Taxes of any Company Entity with respect to a Pre-Closing Tax Period (including any interest received thereon) shall be for the account of Seller, and Buyer shall pay or cause to be paid over such refund or the amount of such credit (and any interest received thereon) to Seller within five Business Days after receipt of such refund or final determination of such credit.

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(e) If a written notice of any Proceeding with respect to Taxes owed by the Company is received by the Buyer or Company for which the Seller could reasonably be expected to be liable pursuant under this Agreement (a “Tax Claim”), the notified party shall give the Seller prompt written notice of such Tax Claim and in no event later than seven days after receipt by such notified party of such written notice; provided, that the failure or delay by the applicable notified party to provide notice of such Tax Claim to the Seller shall not affect the rights or obligations of the Parties under this Agreement except to the extent the Seller has been materially prejudiced as a result of such failure or delay. After the Closing, upon the Seller’s delivery of notice to the Buyer within 30 days of the Seller’s receipt of written notice of such Tax Claim, the Seller shall have the right (at its option) to represent the interests of the Company in any Tax Claim relating to a Pre-Closing Tax Period; provided, however, that (i) the controlling party shall keep the non-controlling party reasonably informed and consult in good faith with the non-controlling party with respect to any issue relating to such Tax Claim, (ii) the controlling party shall provide the non-controlling party with copies of all correspondence, notices and other written material received from any Governmental Entity with respect to such Tax Claim, (iii) the controlling party shall provide the non-controlling party with a copy of, and an opportunity to review and comment on, all submissions made to a Governmental Entity in connection with such Tax Claim and (iv) the controlling party may not agree to a settlement or compromise thereof without the prior written consent of the non-controlling party, which consent shall not be unreasonably withheld, conditioned or delayed. If (A) the Seller fails to notify the Buyer of its election to control such a Tax Claim within 30 days following receipt by the Seller of a notice of such Tax Claim or (B) such Tax Claim relates to a tax period other than a Pre-Closing Tax Period, the Buyer shall control such Tax Claim, subject to the foregoing proviso. In the event of a conflict between the provisions of this Section 5.8(e) and Section 8.4, the provisions of this Section 5.8(e) shall control.

(f) Tax Treatment and Purchase Price Allocation.

(i) Buyer and Seller hereby acknowledge and agree that the purchase and sale of Membership Interests contemplated by this Agreement is intended to be treated as a sale of the assets of each Company Entity for U.S. federal Income Tax purposes. The Buyer and the Seller further agree not to take any action or position that is inconsistent with such treatment unless otherwise required to do so by applicable Law.

(ii) In accordance with Section 5.8(f)(i), Buyer shall, within 120 days following the Closing Date, prepare an allocation of the Purchase Price (together with all other items treated as consideration for U.S. federal Income Tax purposes) among the Company’s Assets in accordance with Section 1060 and the Treasury regulations thereunder (and any similar provision of state, local, or non-U.S. law, as appropriate) (the “Allocation”). The Buyer may, at its discretion and at its sole cost and expense, have a third party auditor prepare a valuation report supporting the Allocation. If Seller disputes any item on the Allocation, it shall, within 60 days following receipt of the Allocation, notify Buyer of such disputed item (or items) and the basis for its objection. The Buyer and the Seller shall negotiate in good faith for 10 days following Buyer’s receipt of such notice to resolve any such disputed items. If the Buyer and the Seller are unable to resolve any disputed item during such 10-day period, then any remaining disputed items, and only such remaining disputed items, shall be resolved by the Independent Expert. The Independent Expert shall be instructed to resolve any such remaining disputes in accordance with the terms of this Agreement within 10 days after its appointment and shall be provided the Buyer’s valuation report (if prepared) to consider in making its resolution. The fees and expenses of the Independent Expert attributable to such dispute shall be borne equally by the Seller, on the one hand, and the Buyer, on the other hand. The Allocation, as finally determined (the “Final Allocation”), shall be binding upon Seller, Buyer and the Company. Seller, Buyer and the Company shall report, act, and file all Tax Returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with the Final Allocation prepared by Seller. None of Seller, Buyer and the Company shall take any action or position that is inconsistent with the Final Allocation unless otherwise required to do so by applicable Law.

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Section 5.9 Further Actions.

(a) Subject to the terms and conditions of this Agreement, the Parties agree to use their reasonable best efforts (except where a different efforts standard is specifically contemplated by this Agreement, in which case such different standard shall apply) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transactions, including, without limitation, with respect to obtaining any consents required to be obtained in connection with the consummation of the Transactions. The Parties further agree not to take any action, or fail to take any action, that would otherwise have the effect of preventing or materially delaying the consummation of the Closing.

(b) Subject to the terms and conditions of this Agreement, at any time and from time to time after the Closing, at a Party’s request and without further consideration, the other Parties shall execute and deliver to such requesting Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as such Party may reasonably request in order to consummate the Transactions.

Section 5.10 Release.

(a) Effective upon and following the Closing and subject to ARTICLE VIII, the Buyer, on its own behalf, on behalf of each Company Entity and on behalf of each of their respective Related Parties, generally, irrevocably, unconditionally and completely releases and forever discharges, and agrees to indemnify, defend and hold harmless, the Seller and its Representatives, and each of their respective Related Parties (collectively, the “Seller Released Parties”), from all past, present and future Losses, whether known or unknown, arising from any matter concerning any Company Entity occurring prior to the Closing Date (other than as contemplated hereby); provided, however, that nothing in this Section 5.10 shall release the Seller Released Parties from their obligations under this Agreement.

(b) Effective upon and following the Closing and subject to ARTICLE VIII, the Seller, on its own behalf and on behalf of each of its Related Parties, generally, irrevocably, unconditionally and completely releases and forever discharges, and agrees to indemnify, defend and hold harmless, the Buyer and its Representatives, and each of their respective Related Parties (collectively, the “Buyer Released Parties”), from all past, present and future Losses, whether known or unknown, arising from any matter concerning any Company Entity occurring prior to the Closing Date (other than as contemplated hereby); provided, however, that nothing in this Section 5.10 shall release the Buyer Released Parties from their obligations under this Agreement.

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Section 5.11 Employee Matters.

(a) Effective as of immediately following the Closing, the Buyer shall provide, or shall cause to be provided, to each individual who is an Employee at the Closing and who remains employed by the Company following the Closing (each, a “Continuing Employee”): (i) a base salary or hourly wage rate, as applicable, that is at least equal to the base salary or hourly wage rate provided to such Continuing Employee immediately prior to the Closing, (ii) bonus and other incentive compensation opportunities (excluding equity and equity based rights) that are no less favorable than those provided to such Continuing Employee immediately prior to Closing, and (iii) employee benefits (excluding defined benefit pension benefits and equity and equity based rights) that are no less favorable, in the aggregate, than those provided to such Continuing Employee immediately prior to Closing. Notwithstanding anything to the contrary contained herein, the Buyer shall cause each Company Entity to pay, in the manner and at the time paid in accordance with past practice, all bonuses and deferred compensation payments payable to Employees of such Company Entity for services performed on or prior to the Closing Date.

(b) From and after the Closing Date, the Buyer will, and will cause the Company to, grant Continuing Employees credit for service with the Company earned prior to the Closing Date: (a) for eligibility and vesting purposes; and (b) for purposes of vacation accrual and severance benefit determinations under any similar benefit or compensation plan, program or Contract replacing any of the Seller’s Benefit Plans, but only to the extent that such service was credited for the same purpose for such Continuing Employee under the corresponding Benefit Plan of the Seller as of the Closing Date and would not result in duplication of benefits. Nothing contained herein, express or implied, is intended to confer upon any Employee of the Company any right to continued employment for any period.

(c) The Buyer shall not, and shall cause the Company not to, take any action following the Closing that could result in WARN Act liability for Seller.

(d) Nothing contained in this Section 5.11 or elsewhere in this Agreement, express or implied, shall confer upon any current or former Employee any right to continued employment or service (or resumed employment or service) subsequent to the Closing. The provisions of this Section 5.11 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to (i) constitute an amendment to any of the compensation and benefits plans maintained for or provided to employees prior to or following the Closing Date or (ii) confer upon or give to any person (including for the avoidance of doubt any current or former employees, directors, or independent contractors of the Company Entities, or on or after the Closing Date, the Buyer or any of its Affiliates), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 5.11) under or by reason of any provision of this Agreement.

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Section 5.12 Letter of Credit Facility Agreement. During the Interim Period, the Seller shall use reasonable efforts to assist the Buyer in its efforts to obtain, or cause to be obtained, any necessary approvals with respect to the Letter of Credit Facility Agreement in connection with the Transactions. If such approvals are not obtained after the Seller’s use of reasonable efforts, the Seller shall use reasonable efforts to assist the Company in obtaining, or causing to be obtained, consents from the necessary Persons to accept new letters of credit issued by a financial institution acceptable to the Buyer in lieu of the letters of credit issued under the Letter of Credit Facility Agreement.

Section 5.13 Non-Solicitation of Employees; Non-Competition.

(a) Non-Solicitation of Employees. During the three-year period following the Closing Date (such period, the “Restricted Period”), the Seller shall not (and shall cause the other Restricted Parties not to) (i) solicit or induce (or assist any Person to solicit or induce) for employment, or (ii) hire or otherwise retain, any employee or consultant of the Buyer or its Affiliates (including any Continuing Employee); provided, that the Seller and the other Restricted Parties shall not be precluded from (A) engaging in any general or public solicitations or advertising (including by a bona fide search firm) not targeted at such Persons, (B) soliciting any Person who responds to any general or public solicitations or advertising permitted by the foregoing clause (A), or (C) soliciting or hiring any person no longer employed by the Buyer or any of its Affiliates, as applicable, at least six months prior to the initiation of such solicitation.

(b) Non-Competition. The Seller agrees that, during the Restricted Period, the Seller shall not, and shall cause the other Restricted Parties not to, directly or indirectly, own, manage, operate, finance, control, or knowingly participate in the ownership, management, operation (including as a consultant, independent contractor or agent), control or financing of any Person that has operations engaged, directly or indirectly, in the Business. Notwithstanding the foregoing, the direct or indirect passive ownership by the Restricted Parties of publicly traded interests in or securities of any Person engaged in the Business to the extent that such investment does not, directly or indirectly, confer on the Restricted Parties more than 2% of the voting power of such Person shall not constitute a breach of this Section 5.13(b).

(c) Generally.

(i) The undertakings set forth in this Section 5.13 are given to the Buyer and to each of its Affiliates (including, following the Closing, the Company Entities). The Seller acknowledges that such undertakings are an entirely independent restriction and are no greater than is reasonably necessary to protect the interests of the Buyer and its Affiliates. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.13 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

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(ii) The Seller acknowledges and agrees that, in the event of a breach by the Seller or any of its Subsidiaries or Affiliates of any of the applicable provisions of Section 5.1 or this Section 5.13, monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach, the Buyer, its Subsidiaries, their respective Affiliates or any such Person’s respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance, injunctive relief, or both, or any other equitable remedies available to enforce or prevent any violations of the provisions hereof (including the extension of the applicable period in Section 5.13(a) and by a period equal to (a) the length of the violation of this Section 5.13, plus (b) the length of any legal Proceeding necessary to stop such violation), in each case, without the requirement of posting a bond or proving actual damages.

Section 5.14 Change in Recommendation.

(a) Subject to the further provisions of this Section 5.14, if, at any time after the date hereof and prior to obtaining the Seller Stockholder Approval, the Seller receives an Alternative Acquisition Proposal from any Person that the Seller Board has determined in good faith, after consultation with its independent financial advisors and outside legal counsel, constitutes a Superior Acquisition Proposal, and that the failure to take any action with respect to such Superior Acquisition Proposal would be inconsistent with the fiduciary duties of the members of the Seller Board under applicable Law, then the Seller Board may, (a) make a Seller Adverse Recommendation Change and (b) cause the Seller to terminate this Agreement in accordance with Section 7.1 in order to enter into a definitive agreement relating to such Superior Acquisition Proposal; provided that (i) the Seller shall have (A) entered into a confidentiality agreement (in form and substance reasonably acceptable to the Buyer, which acceptance cannot be unreasonably withheld, delayed or conditioned) with the Person that has made the Alternative Acquisition Proposal, (B) furnished, pursuant to such confidentiality agreement, information (including non-public information) with respect to the Company Entities to the Person that has made such Alternative Acquisition Proposal and its Representatives (provided that the Seller shall have, substantially concurrently with the delivery to such Person, provided to the Buyer any non-public information concerning any Company Entity that was provided or made available to such Person or its Representatives unless such non-public information had been previously provided or made available to the Buyer) and (C) engaged in or otherwise participated in discussions or negotiations with the Person making such Alternative Acquisition Proposal and its Representatives regarding such Alternative Acquisition Proposal. The Seller shall promptly (and in any event within 24 hours) notify the Buyer in writing if the Seller takes any of the actions in clauses (A) through (C) above. Notwithstanding anything to the contrary set forth in this Section 5.14(a), the Seller shall not make a Seller Adverse Recommendation Change unless such Seller Adverse Recommendation Change is made in respect of a bona fide Superior Acquisition Proposal.

(b) The Seller shall promptly (and in no event later than 24 hours after receipt) notify the Buyer in writing in the event that the Seller or any of its Representatives receives an Alternative Acquisition Proposal or any offer, proposal, inquiry or request for information or discussions relating to the Company Entities that, as determined by the Seller Board in good faith, would be reasonably likely to lead to an Alternative Acquisition Proposal, including the identity of the Person making such Alternative Acquisition Proposal or offer, proposal, inquiry or request and the material terms and conditions thereof (including, if applicable, unredacted copies of any written requests, proposal or offers, including proposed agreements). The Seller shall keep the Buyer reasonably informed, on a reasonably current basis (but in no event more often than once every 24 hours), as to the status of, including any material changes to, such Alternative Acquisition Proposal, offer, proposal, inquiry or request.

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(c) Prior to making a Seller Adverse Recommendation Change, (A) the Seller shall have given the Buyer at least four Business Days prior written notice of its intention to take such action specifying, in reasonable detail, the Superior Acquisition Proposal (provided that, if applicable, following any subsequent revisions to the terms of the such applicable Superior Acquisition Proposal, the Seller shall be required to deliver a new written notice pursuant to this clause (A) and, thereafter, comply with the further requirements of this sentence with respect to such new written notice), (B) during such notice period, the Seller shall have, and shall have caused its Representatives to, negotiate with the Buyer and its Representatives in good faith (to the extent the Buyer desires to negotiate to) make such adjustments to the terms and conditions of this Agreement and/or the other Contracts contemplated hereby, and (C) upon the end of such notice period, the Seller Board shall have considered in good faith any revisions to the terms of this Agreement and/or the other Contracts contemplated hereby proposed in writing by the Buyer, and shall have determined, after consultation with independent financial advisors and outside legal counsel, that the failure to make a Seller Adverse Recommendation Change would be inconsistent with the Seller Board’s fiduciary duties under applicable Law.

(d) Nothing contained in this Section 5.14 shall prohibit the Seller or the Seller Board from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (it being understood that such action (other than “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act) shall constitute a Seller Adverse Recommendation Change for purposes of Section 7.1), or (ii) from making any “stop, look and listen” communication to its stockholders pursuant to Rule 14d-9(f) under the Exchange Act.

(e) The Seller agrees that any breach of this Section 5.14 by any of its Subsidiaries or its and their respective Representatives shall be deemed to be a breach of this Section 5.14 by the Seller.

Section 5.15 Real Property Matters. Subject to the terms and conditions of this Agreement, the Seller shall, on or prior to Closing, use reasonable efforts to cause BRE/HC Las Vegas Property Holdings, L.L.C., as landlord under that certain lease for certain premises located at 3960 Howard Hughes Parkway, Suite 900, Las Vegas, Nevada (the “Premises”) to (x) deliver its consent to that certain sublease agreement by and between the Seller, as sublandlord, and the Business, as subtenant, and (y) consent to the physical separation of the Premises in a manner reasonably satisfactory to the Buyer such that the Buyer may, immediately following the Closing, operate the Business in the ordinary course.

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Section 5.16 Confidentiality. For a period of five (5) years from and after the Closing, the Seller shall keep confidential, and cause its Subsidiaries and instruct its officers, directors, employees, agents, attorneys, accountants, advisors and representatives to keep confidential, all non-public information to the extent relating to the Company Entities and the Business after the Closing (collectively, such information, “Business Proprietary Information”), except (i) solely to the extent required or requested by a Governmental Entity or required pursuant to applicable Law or the rules or regulations of any securities exchange or listing authority or legal, administrative, regulatory or judicial investigation or proceeding (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process); (ii) for information that is available on the Closing Date to the public, or thereafter becomes available to the public other than as a result of a breach of this Section 5.16; (iii) for information required to be disclosed in connection with the exercise of any rights or remedies provided in this Agreement or any Ancillary Document or any legal Proceeding related to this Agreement or any Ancillary Document or the enforcement of rights thereunder; (iv) for information that is or was independently conceived or developed by the Seller and its officers, directors, employees, agents, attorneys, accountants, advisors and representatives following the Closing Date without the use of or reference to any other Business Proprietary Information described in this Section 5.16; (v) for information required to be disclosed in connection with Taxes; or (vi) for information that is received after the Closing by the Seller or its Representatives from a source other than the Buyer, the Company or any of their respective Representatives, provided that such source, to the Seller’s knowledge (after reasonable inquiry), is not bound by a confidentiality agreement with respect to such information or otherwise prohibited from transmitting such information by a contractual, legal or fiduciary obligation. If the Seller or its Affiliates is required under clauses (i), (iii) or (v) of this Section 5.16 to disclose any Business Proprietary Information, it shall notify the Buyer promptly of the request or requirement to the extent not prohibited by applicable Law so that the Buyer, at its or the Company’s sole cost and expense, may seek an appropriate protective order or waive compliance with this Section 5.16; provided that such notice shall not be required to the extent that information described in clause (v) is disclosed in a Tax Return required by applicable Law. If, in the absence of a protective order or receipt of a waiver hereunder, the Seller or its Affiliates is, on the advice of counsel, legally required to disclose such Business Proprietary Information, such Person may so disclose such Business Proprietary Information; provided that such Person shall use commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such Business Proprietary Information.

Section 5.17 Insurance Cooperation.

(a) From and after the Closing Date, the Company shall be entitled to coverage under Insurance Policies (for the avoidance of doubt, excluding any self-insurance) maintained by the Seller in effect on or prior to the Closing Date (the “Seller Insurance Policies”) with respect to the Company Entities and the Business for matters, events, facts or circumstances arising on or prior to the Closing Date, but on the terms and subject to the conditions and limitations set forth therein (including retentions and deductibles) and to the extent permitted under the applicable Seller Insurance Policies and without any obligation by the Seller to amend, modify or otherwise supplement such Seller Insurance Policies (including obtaining any extended reporting period policy). The Seller shall cooperate with the Buyer and the Company Entities, as applicable, in filing any insurance claims and in the collection of insurance proceeds. At the Buyer’s request and cost, the Seller shall use commercially reasonable efforts to pursue, or caused to be pursued, collection of insurance proceeds. Any Party receiving a notice with respect to any such claim shall promptly notify the other Party.

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(b) No covenant or agreement by any Party to indemnify the other Party shall release, or be deemed to release, any insurer with respect to any claim made under any Seller Insurance Policy, and this Section 5.17 shall not be deemed to limit in any way the indemnification obligations of the parties under this Agreement.

Section 5.18 Intellectual Property. During the Interim Period, the Seller shall use commercially reasonable efforts to ensure that all documents and instruments necessary to establish, perfect and maintain the rights of the Company in and to the Intellectual Property required to be listed on Section 3.17(a) of the Disclosure Schedule have been validly executed, delivered and filed with the appropriate Governmental Authority, including, without limitation, name change or other documentation required to reflect “Vegas.com, LLC” rather than “Vegas.com” as the record owner of each patent and each trademark for which “Vegas.com” is listed as the record owner on Section 3.17(a) of the Disclosure Schedule.

ARTICLE VI

CLOSING CONDITIONS

Section 6.1 Buyer’s Conditions to Closing. The obligation of the Buyer to consummate the Transactions shall be subject to fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived (to the extent permitted by applicable Law) in writing by the Buyer:

(a) Representations and Warranties. (i) The Fundamental Representations shall be true and correct as of the date hereof and as of the Closing Date as if made on such date (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date), except in each case, for de minimis breaches or inaccuracies of the Fundamental Representations, and (ii) the representations and warranties of the Seller set forth in ARTICLE III (other than the Fundamental Representations), excluding for purposes of this clause (ii) any references to any “materiality” or “Material Adverse Effect” or similar standards or qualifiers, shall be true and correct as of the date hereof and as of the Closing Date as if made on such date (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date), except in each case, for any breaches or inaccuracies of such representations and warranties that would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Compliance with Agreements. The covenants, agreements and obligations required by this Agreement to be performed and complied with by the Seller at or prior to the Closing shall have been performed and complied with in all material respects at or prior to the Closing Date.

(c) Certificates. The Seller shall execute and deliver to the Buyer a certificate executed by an authorized officer of the Seller, dated as of the Closing Date, stating that the conditions specified in Section 6.1(a), Section 6.1(b) and Section 6.1(d) have been satisfied.

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(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(e) Documents. The Seller shall have delivered to the Buyer or shall stand ready to deliver all of the certificates, instruments, Contracts and other documents specified to be delivered by it in Section 2.3(b).

(f) D&O Tail Policy. The Company shall have obtained and fully paid for the D&O Tail Policy. The Company shall bear the cost of the D&O Tail Policy, and such costs, to the extent not paid prior to the Closing, shall be included in the determination of Closing Transaction Costs. During the term of each D&O Tail Policy, Seller shall not (and shall cause each of its Affiliates not to) take any action following the Closing to cause the D&O Tail Policy to be cancelled or any provision therein to be amended or waived.

(g) Company Cash. The Company Cash at Closing shall be at least $1,500,000.

(h) Assignment of Mark and Domain Name License Agreement. The Seller shall have delivered to the Buyer a document, in form and substance reasonably satisfactory to the Buyer (which acceptance cannot be unreasonably withheld, delayed or conditioned), evidencing the assignment from Stephens Media Intellectual Property, LLC (“Stephens”), as assignor, to Las Vegas Review-Journal, Inc., as assignee, of Stephens’ right, title and interest in and to the Mark and Domain Name Assignment Agreement.

Section 6.2 Seller’s Conditions to Closing. The obligations of the Seller to consummate the Transactions shall be subject to fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived (to the extent permitted by applicable Law) in writing by the Seller:

(a) Representations and Warranties. (i) The Buyer Fundamental Representations shall be true and correct as of the date hereof and as of the Closing Date as if made on such date (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date), except in each case, for de minimis breaches or inaccuracies of the Buyer Fundamental Representations, and (ii) the representations and warranties of the Buyer set forth in ARTICLE IV (other than the Buyer Fundamental Representations), excluding for purposes of this clause (ii) any references to any “materiality”, “Buyer Material Adverse Effect” or similar standards or qualifiers, shall be true and correct as of the date hereof and as of the Closing Date as if made on such date (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date), except, in each case, for any breaches or inaccuracies of such representations and warranties that that would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

(b) Compliance with Agreements. The covenants, agreements and obligations required by this Agreement to be performed and complied with by the Buyer at or prior to the Closing shall have been performed and complied with in all material respects at or prior to the Closing Date.

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(c) Certificates. The Buyer shall execute and deliver to the Seller a certificate executed by an authorized officer of the Buyer, dated as of the Closing Date, stating that the conditions specified in Section 6.2(a) and Section 6.2(b) have been satisfied.

(d) Documents. The Buyer shall have delivered or shall stand ready to deliver all of the certificates, instruments, Contracts and other documents specified to be delivered by it in Section 2.3(a).

Section 6.3 Mutual Conditions to Closing. The respective obligations of the Buyer and the Seller to consummate the Transactions shall be subject to fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived (to the extent permitted by applicable Law) by mutual written agreement of the Buyer and the Seller:

(a) Governmental Approvals. The Parties shall have received or have been deemed to have received all other necessary pre-closing authorizations, consents, clearances, waivers and approvals of all Governmental Entities in connection with the execution, delivery and performance of this Agreement and the Transactions.

(b) Absence of Orders. No provision of any applicable Law prohibiting, enjoining, restricting or making illegal the consummation of the Transactions shall be in effect and no temporary, preliminary or permanent restraining Order enjoining, restricting or making illegal the consummation of the Transactions shall be in effect.

(c) Seller Stockholder Approval. The Seller Stockholder Approval shall have been obtained and be in full force and effect.

ARTICLE VII

TERMINATION

Section 7.1 Grounds for Termination. This Agreement may be terminated:

(a) by either the Buyer (upon written notice from the Buyer to the Seller not less than three Business Days following the Outside Date) or the Seller (upon written notice from the Seller to the Buyer not less than three Business Days following the Outside Date) if the Closing shall not have occurred prior to June 15, 2019 (the “Outside Date”), unless such failure of the Closing to have occurred shall be proximately caused by the failure of the terminating Party to perform or comply with any representation, warranty, covenant or other agreement contained herein; provided, that if, as of such date, all conditions to the Closing set forth in ARTICLE VI have been satisfied or waived (other than such conditions that by their terms are satisfied at or immediately prior to the Closing) other than the condition set forth in Section 6.3(c), the Outside Date may be extended by the Buyer, in its sole discretion (upon written notice from the Buyer to the Seller within two Business Days following the Outside Date) to August 15, 2019.

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(b) by the Buyer (upon written notice from the Buyer to the Seller) if (i) there exists a breach of any representation or warranty of the Seller contained in this Agreement such that the closing condition set forth in Section 6.1(a) would not be satisfied or (ii) the Seller shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Seller such that the Closing condition set forth in Section 6.1(b) would not be satisfied; provided, that (A) the Buyer shall not be entitled to terminate this Agreement pursuant to this Section 7.1(b) unless, in the case of the immediately preceding clauses (i) or (ii), such breach is not curable prior to, or is not cured by the Seller, prior to the earlier of (x) 30 days after the Seller receives written notice of such breach from the Buyer and (y) the Outside Date; and (B) the Buyer shall not be entitled to terminate this Agreement pursuant to this Section 7.1(b) if, at the time of such termination, the Buyer is in breach of any representation, warranty, covenant or other agreement contained herein in a manner such that the conditions to Closing set forth in Section 6.2(a) or Section 6.2(b), as applicable, would not have been satisfied;

(c) by the Seller (upon written notice from the Seller to the Buyer) if (i) there exists a breach of any representation or warranty of the Buyer contained in this Agreement such that the closing condition set forth in Section 6.2(a) would not be satisfied or (ii) the Buyer shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Buyer such that the closing condition set forth in Section 6.2(b) would not be satisfied; provided, that (A) the Seller shall not be entitled to terminate this Agreement pursuant to this Section 7.1(c) unless, in the case of the immediately preceding clauses (i) or (ii), such breach is not curable prior to, or is not cured by the Buyer, prior to the earlier of (x) 30 days after the Buyer receives written notice of such breach from the Seller and (y) the Outside Date; and (B) the Seller shall not be entitled to terminate this Agreement pursuant to this Section 7.1(c) if, at the time of such termination, the Seller is in breach of any representation, warranty, covenant or other agreement contained herein in a manner such that the conditions to Closing set forth in Section 6.1(a) or Section 6.1(b), as applicable, would not have been satisfied;

(d) by either the Buyer (upon written notice from the Buyer to the Seller) or by the Seller (upon written notice from the Seller to the Buyer) if there shall be in effect a final, nonappealable Order prohibiting, enjoining, restricting or making illegal the Transactions;

(e) by either the Buyer (upon written notice from the Buyer to the Seller) or by the Seller (upon written notice from the Seller to the Buyer) if (i) the Seller Stockholder Meeting (including any adjournments or postponements thereof) shall have been held and the Seller’s stockholders shall have taken a vote on the approval of the Transactions; and (ii) the Seller Stockholder Approval shall not have been obtained;

(f) at any time prior to the Closing Date by mutual written agreement of the Buyer and the Seller;

(g) by the Buyer (by written notice from the Buyer to the Seller) or by the Seller (by written notice from the Seller to the Buyer) if there shall have been a Seller Adverse Recommendation Change made in accordance with Section 5.14; or

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(h) by the Buyer (by written notice from the Buyer to the Seller) if the preliminary Proxy Statement is not on file with the SEC prior to the Proxy Deadline; provided that the failure to meet the Proxy Deadline is not proximately caused by the Buyer.

Section 7.2 Effect of Termination. Termination of this Agreement pursuant to Section 7.1 shall terminate all obligations of the Parties, except for the obligations under Section 5.3, Section 5.5, this Section 7.2, and ARTICLE IX; provided, however, that termination pursuant to Section 7.1 shall not relieve a defaulting or breaching Party (whether or not the terminating Party) from any liability to the other Party resulting from any intentional default or breach hereunder occurring prior to such termination, unless, with respect to a termination pursuant to Section 7.1(f), the Parties have expressly waived such defaulting or breaching Party from any liability resulting from any such default or breach hereunder.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Survival.

(a) All representations and warranties contained in this Agreement or any instrument or certificate delivered pursuant to this Agreement shall survive the Closing for a period of 12 months from the Closing Date other than Fundamental Representations and the Buyer Fundamental Representations, which shall survive the Closing indefinitely.

(b) The covenants and agreements contained in this Agreement or any instrument or certificate delivered pursuant to this Agreement that by their terms do not contemplate performance after the Closing shall survive the Closing for a period of 60 days following the Closing. The covenants and agreements contained in this Agreement or any instrument or certificate delivered pursuant to this Agreement that by their terms contemplate performance after the Closing Date shall survive the Closing in accordance with their terms until 60 days following the expiration of any applicable statute of limitations; provided, however, that any such covenant or agreement that expires on a date certain shall survive until such date certain.

(c) The period for which a representation, warranty, covenant or agreement survives the Closing is referred to herein as the “Applicable Survival Period.” In the event notice of a claim for indemnification under Section 8.2 or Section 8.3 is given within the Applicable Survival Period, the representation, warranty, covenant or agreement that is the subject of such indemnification claim shall survive with respect to such claim until such claim is finally resolved.

Section 8.2 Indemnification by the Seller.

(a) Subject to the limitations set forth in this ARTICLE VIII, after the Closing, the Seller shall indemnify and defend the Buyer, its Affiliates (including the Company Entities), its and their respective Representatives, and each of the foregoing Person’s respective Related Parties, and each of the successors and assigns of any of the foregoing (collectively, the “Buyer Indemnitees”) against, and shall hold each Buyer Indemnitee harmless from, any loss, liability, dispute, claim, controversy, demand, charge, action, suit, proceeding, assessed interest, penalty, damage, Tax, cost, expense and cause of action of every kind and nature (collectively, “Losses”) resulting from, arising out of or incurred by such Buyer Indemnitee in connection with, or otherwise with respect to:

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(i) any inaccuracy in or breach of any representation and warranty made by the Seller in this Agreement or any instrument or certificate delivered pursuant to this Agreement (except for the Fundamental Representations);

(ii) any inaccuracy in or breach of any Fundamental Representation;

(iii) any breach or non-fulfillment of the covenants or agreements determined without regard to materiality of the Seller contained in this Agreement or any instrument or certificate delivered pursuant to this Agreement; and

(iv) any Indebtedness (other than Indebtedness under the Financing Agreement and the Letter of Credit Facility Agreement) or Transaction Costs that are not paid in full prior to the Closing.

(b) The Seller shall not be liable for any Loss or Losses (i) unless a written notice of claim for such Loss or Losses is provided within the Applicable Survival Period, (ii) if such Loss or Losses arise under Section 8.2(a)(i) (A) unless and until the amount of Losses arising from any matter or series of related matters exceeds $25,000 (“Covered Losses”), and (B) unless and until all Losses arising under Section 8.2(a)(i) exceed $300,000 (the “Deductible”) (provided that any Losses that do not constitute Covered Losses shall be included in determining whether or not the amount of Losses under Section 8.2(a)(i) exceeds the Deductible); provided, however, that the cumulative indemnification obligations of the Seller under Section 8.2(a)(i) shall in no event exceed $6,000,000. Notwithstanding any to the contrary set forth herein, the cumulative indemnification obligations of the Seller under this ARTICLE VIII shall in no event exceed $30,000,000.

(c) Subject to Section 9.6 and except in respect of Fraud, the Buyer acknowledges and agrees that, should the Closing occur, its and each Buyer Indemnitee’s sole and exclusive remedy with respect to any and all matters arising out of, relating to or connected with this Agreement, the Company Entities and their respective assets and liabilities, the Transactions and the Membership Interests shall be pursuant to the indemnification provisions set forth in this ARTICLE VIII; provided, that nothing contained herein shall operate to limit the Buyer Indemnitees’ ability to make a claim for Fraud. Without limiting the generality of the foregoing, the Buyer acknowledges and agrees that (i) any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against Persons that are expressly named as Parties hereto, and then only with respect to the specific obligations set forth herein, and (ii) no Representative of the Company or the Seller shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of any Party under this Agreement or of or for any Proceeding based on, in respect of, or by reason of, the Transactions (including the breach, termination or failure to consummate the Transactions), in each case whether based on Contract, tort, fraud, strict liability, other Laws or otherwise and whether by piercing the corporate veil, by a claim by or on behalf of a Party or another Person or otherwise.

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(d) To the extent that any Buyer Indemnitee is entitled to indemnification payments pursuant to this Agreement, such indemnification payments shall be satisfied from the Seller, subject to the limitations set forth in Section 8.2(b).

Section 8.3 Indemnification by the Buyer.

(a) Subject to the limitations set forth in this ARTICLE VIII, after the Closing, the Buyer shall, and shall cause the Company Entities to, indemnify, hold harmless and defend the Seller, its Affiliates, its and their respective Representatives, and each of the foregoing Person’s respective Related Parties, and each of the successors and assigns of any of the foregoing (collectively, the “Seller Indemnitees”) against, and shall hold each Seller Indemnitee harmless from, any Loss resulting from, arising out of, or incurred by such Seller Indemnitee in connection with, or otherwise with respect to:

(i) any inaccuracy in or breach of any representation and warranty made the Buyer in this Agreement (other than the Buyer Fundamental Representations);

(ii) any inaccuracy in or breach of any Buyer Fundamental Representation; and

(iii) any breach or non-fulfillment of any covenant or agreement determined without regard to materiality of the Buyer contained in this Agreement.

(b) The Buyer shall not be liable for any Loss or Losses (i) unless a written notice of claim for such Loss or Losses is provided within the Applicable Survival Period, (ii) if such Loss or Losses arise under Section 8.3(a)(i), (A) unless and until the amount of Losses arising from any matter or series of related matters constitutes Covered Losses, and (B) unless and until the amount of all Losses under Section 8.3(a)(i) exceed the Deductible (provided that any Losses that do not constitute Covered Losses shall be included in determining whether or not the amount of Losses under Section 8.3(a)(i) exceeds the Deductible); provided, however, that the cumulative indemnification obligations of the Buyer under Section 8.3(a)(i) shall in no event exceed $6,000,000. Notwithstanding anything to the contrary set forth herein, the cumulative indemnification obligations of the Buyer under this ARTICLE VIII shall in no event exceed $30,000,000.

(c) Subject to Section 9.6, the Seller acknowledges and agrees that, should the Closing occur, each Seller Indemnitee’s sole and exclusive remedy with respect to any and all matters arising out of, relating to or connected with this Agreement and the Transactions shall be pursuant to the indemnification provisions set forth in Section 5.10 or in this ARTICLE VIII; provided, that nothing contained herein shall operate to limit the Seller Indemnitees’ ability to make a claim for Fraud.

(d) Without limiting the generality of the foregoing, each Party acknowledges and agrees that (i) any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against Persons that are expressly named as Parties hereto, and then only with respect to the specific obligations set forth herein, and (ii) no Representative or Related Party of the Company, the Buyer or the Seller shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of any Party under this Agreement or of or for any Proceeding based on, in respect of, or by reason of, the Transactions (including the breach, termination or failure to consummate the Transactions), in each case whether based on Contract, tort, fraud, strict liability, other Laws or otherwise and whether by piercing the corporate veil, by a claim by or on behalf of a Party or another Person or otherwise.

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Section 8.4 Indemnification Procedure for Third-Party Claims.

(a) In the event that any claim or demand, or other circumstance or state of facts that could give rise to any claim or demand, for which an Indemnitor may be liable to an Indemnitee hereunder, is asserted or sought to be collected by a Person or Governmental Entity who is not a Party or an Affiliate thereof (a “Third-Party Claim”), the Indemnitee shall notify the Indemnitor in writing of such Third-Party Claim (a “Notice of Claim”) as promptly as practicable following receipt by such Indemnitee of notice of such Third-Party Claim; provided, however, that a failure or delay by an Indemnitee to provide a Notice of Claim as promptly as practicable shall not affect the rights or obligations of such Indemnitee unless the Indemnitor shall have been materially prejudiced as a result of such failure or delay. The Notice of Claim shall specify in reasonable detail each individual item of Loss, including a reasonable estimate of the amount thereof (to the extent known). The Indemnitee shall enclose with the Notice of Claim a copy of all papers served with respect to such Third-Party Claim, if any, and any other documents evidencing such Third-Party Claim.

(b) The Indemnitor shall have the right, but not the obligation, to assume the defense or prosecution of such Third-Party Claim and any litigation resulting therefrom with counsel of its choice and at its sole cost and expense (a “Third-Party Defense”) by delivering written notice of such assumption to the Indemnitee within 20 days of the receipt of the applicable Notice of Claim; provided, however, that, notwithstanding the foregoing, the Indemnitor shall not be entitled to conduct or control the defense of such Third-Party Claim if (i) in the reasonable conclusion of the applicable Indemnitee, a material conflict of interest exists between the applicable Indemnitee and the Indemnitor that would make such separate representation necessary; (ii) there are specific defenses available to the Indemnitee that are different from or additional to those available to the Indemnitor and that could be materially adverse to the Indemnitor; (iii) such Third Party Claim, together with all other outstanding and previously resolved claims for which a Notice of Claim has been timely and validly delivered, is for an amount that is less than the Deductible or greater than the maximum aggregate liability of the Indemnitor set forth in Section 8.2 or Section 8.3, as applicable, with respect to the subject matter underlying such Third Party Claim or could have a material and adverse impact on the business of the Indemnitee (after giving effect to the Transaction); (iv) upon petition by the Indemnitee, an appropriate court of competent jurisdiction rules that the Indemnitor failed or is failing to vigorously prosecute or defend such Third-Party Claim; (v) such Third-Party Claim seeks an Order, injunction or other equitable relief or relief for other than money damages against the Indemnitee; (vi) such Third-Party Claim involves the pursuit of claims on behalf of the Indemnitee against any customer, content provider or vendor of the business of the Indemnitee (after giving effect to the Transaction); or (vii) such Third-Party Claim relates to or arises in connection with a criminal action or an action brought by a Governmental Entity. If the Indemnitor elects to assume the control of the defense of a Third-Party Claim pursuant to, and in accordance with, this Section 8.4(b), such Third-Party Claim underlying such defense will be irrevocably and unconditionally deemed to be indemnifiable under this Agreement, and the Indemnitor shall, by assuming the control of the defense of such Third Party Claim, thereby waives its right to make any claim that any Losses suffered by the Indemnitee (other than the fees of the Indemnitee’s separate legal counsel or any other expenses incurred by the Indemnitee without request or direction of, or in connection with, the Indemnitor ) are not indemnifiable hereunder. If the Indemnitor assumes the Third-Party Defense in accordance herewith, (i) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim but the Indemnitor shall control the investigation, defense and settlement thereof, (ii) the Indemnitee will not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnitor (not to be unreasonably withheld, conditioned or delayed), (iii) the Indemnitor shall (A) promptly submit to the Indemnitee copies of all pleadings, responsive pleadings, motions and other similar legal documents and papers received or filed in connection with such Third-Party Claim, and (B) to the extent practicable, permit the Indemnitee and, to the extent applicable, its separate legal counsel an opportunity to review all legal papers to be submitted prior to the submission thereof, and the Indemnitor shall reasonably consider any comments of the Indemnitee or its separate legal counsel provided thereto, and (iv) the Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim, without the prior consent of the Indemnitee, to the extent such judgment or settlement (x) provides for injunctive or other equitable relief, (y) provides for the payment of money damages by the Indemnitee or its Affiliates, or (z) does not contain an express and unconditional release of the Indemnitee and its Affiliates from all liabilities and obligations with respect to such Third-Party Claim. The Parties will use their commercially reasonable efforts to minimize Losses from Third-Party Claims and will act in good faith in responding to, defending against, settling or otherwise dealing with such claims. The Parties will also cooperate in any such defense and give each other reasonable access to all information relevant thereto. Whether or not the Indemnitor has assumed the Third-Party Defense, any settlement entered into or any judgment that was consented to without the Indemnitor’s prior written consent shall not be determinative of the amount of Losses relating to such matter.

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(c) If the Indemnitor does not assume the Third-Party Defense, the Indemnitee will be entitled to assume the Third-Party Defense, at its sole cost and expense (or, if the Indemnitee incurs a Loss with respect to the matter in question for which the Indemnitee is entitled to indemnification pursuant to Section 8.2 or Section 8.3, as applicable, at the expense of the Indemnitor), upon delivery of notice to such effect to the Indemnitor; provided, however, that the Indemnitor (i) shall have the right to participate in the Third-Party Defense at its sole cost and expense, but the Indemnitee shall control the investigation, defense and settlement thereof and (ii) may at any time thereafter assume the Third-Party Defense, in which event the Indemnitor shall bear the reasonable fees, costs and expenses of the Indemnitee’s counsel incurred prior to the assumption by the Indemnitor of the Third-Party Defense.

Section 8.5 Indemnification Procedures for Non-Third-Party Claims. The Indemnitee shall notify the Indemnitor in writing as promptly as practicable following its discovery of any matter for which the Indemnitee may seek indemnification pursuant to this ARTICLE VIII that does not involve a Third-Party Claim. Such notice shall (a) state that the Indemnitee has paid or properly accrued Losses or anticipates that it will incur liability for Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement, and (b) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the calculation of the amount to which such Indemnitee claims to be entitled hereunder; provided, however, that a failure or delay by an Indemnitee to provide such notice as promptly as practicable shall not affect the rights or obligations of such Indemnitee unless the Indemnitor shall have been prejudiced as a result of such failure or delay. The Indemnitee will reasonably cooperate and assist the Indemnitor in determining the validity of any claim for indemnity by the Indemnitee and in otherwise resolving such matters. Such assistance and cooperation will include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

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Section 8.6 Calculation of Indemnity Payments.

(a) Each Indemnitee shall use its commercially reasonable efforts to pursue and collect on any recovery available under any insurance policies. The amount of Losses payable under this ARTICLE VIII by the Indemnitor shall be reduced by any and all amounts actually recovered by the Indemnitee under applicable insurance policies or from any other Person alleged to be responsible therefor (net of any expenses incurred by or on behalf of such Indemnitee in collecting such amounts, including any increase of any premiums as a result thereof). If the Indemnitee actually receives any amounts under applicable insurance policies or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnitor, then such Indemnitee shall promptly reimburse the Indemnitor for any payment made or expense incurred by such Indemnitor in connection with providing such indemnification up to the amount received by the Indemnitee, net of any expenses incurred by such Indemnitee in collecting such amount, including any increases in any premiums as a result thereof.

(b) Each Indemnitee shall use commercially reasonable efforts to mitigate its Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

(c) The amount of Losses incurred by an Indemnitee shall be reduced by the present value of any Tax benefit and increased by the present value of any Tax detriment actually realized by the Indemnitee or its Affiliates arising in connection with the circumstances relating to such Losses within the taxable year such loss arises and the following taxable year (and, if actually realized after any payment by the Indemnitor with respect to such Losses, the Indemnitee shall return to the Indemnitor, as an adjustment to the Purchase Price, the amount of such benefit) in the Tax year in which such Losses were incurred.

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(d) No Losses shall be determined or increased based on any multiple of any financial measure (including earnings, sales or other benchmarks) that might have been used by the Buyer in the valuation of the Company Entities or their respective business operations.

(e) In no event shall any Party have any liability to any Person for any consequential, special, incidental, indirect or punitive damages, lost profits or similar items (including loss of revenue, income or profits, diminution of value or loss of business reputation, goodwill or opportunity relating to a breach or alleged breach hereof), except in the case of a Party’s obligation to indemnify an Indemnitee for amounts paid to a third party where such amounts are awarded pursuant to a Third-Party Claim (or settlement thereof) that is subject to indemnification in accordance with, and subject to the limitations set forth in, ARTICLE VIII.

(f) For the sole purpose of determining Losses (and not for determining whether or not any breaches of representations or warranties have occurred), the representations and warranties of Seller shall not be deemed qualified by any references to “materiality or “Material Adverse Effect”.

Section 8.7 Characterization of Indemnification Payments. Except as otherwise required by applicable Law, the Parties shall treat any payment made pursuant to this ARTICLE VIII as an adjustment to the Purchase Price for Tax purposes.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Notices. Any notice, request, demand, waiver, consent, approval or other communication that is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

(a) if to the Buyer, to:

VDC-MGG Holdings LLC
c/o MGG Investment Group, LP
One Penn Plaza
New York, New York 10119
Attention:   Kevin Griffin
Email:         KGriffin@mgginv.com

with a required copy (which shall not constitute notice) to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Attention:   Fred Ragucci
                   Andrew Fadale
Email:        frederic.ragucci@srz.com
                   andrew.fadale@srz.com

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(b) if to the Seller, to:

Remark Holdings, Inc.
3960 Howard Hughes Parkway, Suite 900
Las Vegas, Nevada 89169
Attention:   Alison Davidson

                    Steven Wright
Email:         adavidson@remarkholdings.com

                    swright@remarkholdings.com

with a required copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Attention:    Robert H. Friedman
                    Kenneth S. Mantel
Email:          rfriedman@olshanlaw.com
                    kmantel@olshanlaw.com

or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

Section 9.2 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law by a court of competent jurisdiction or other Governmental Entity, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Upon such determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.3 Entire Agreement; Third-Party Beneficiaries.

(a) This Agreement, the Schedules, Exhibits, Appendices and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto set forth the entire understanding of the Parties with respect to the Transactions. All Schedules, Exhibits and Appendices referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

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(b) This Agreement will not confer any rights or remedies upon any Person other than the Parties hereto and their respective successors and permitted assigns, other than: (i) Section 5.10 and Section 5.11 (which will be for the benefit of the Persons set forth therein, and any such Person will have the rights provided for therein); and (ii) this ARTICLE IX in respect of the Sections set forth under the immediately preceding clause (i).

Section 9.4 Governing Law. This Agreement and the Exhibits and Schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of New York, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

Section 9.5 Consent to Jurisdiction; Waiver of Jury Trial. Each Party irrevocably submits to the exclusive jurisdiction of any state or federal court located in New York, New York for the purposes of any Proceeding arising out of this Agreement or the Transactions, and agrees to commence any such Proceeding only in such courts. Each Party further agrees that service of any process, summons, notice or document by United States registered mail to such Party’s respective address set forth herein shall be effective service of process for any such Proceeding. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement or the Transactions in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER ARISING HEREUNDER.

Section 9.6 Specific Performance.

(a) The Parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that such injury would not be adequately compensable in monetary damages because of the difficulty ascertaining the amount of monetary damages that would be suffered in the event that this Agreement were breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such Party is entitled at Law, in equity, in contract, in tort or otherwise.

(b) The Parties hereby agree not to raise any unreasonable objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by the Parties, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the respective covenants and obligations of the Parties under this Agreement, all in accordance with the terms of this Section 9.6.

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Section 9.7 Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the Parties without the prior written consent of the other Parties; provided, however, the Buyer may assign this Agreement or its right or obligations hereunder to one or more Affiliates of the Buyer and/or MGG Funds, except that no such assignment shall release the Buyer from its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 9.7 shall be null and void, ab initio.

Section 9.8 Headings. All headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.9 Construction. For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) the meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires; (b) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning; (c) the terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) when a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified; (e) the word “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified; (f) a reference to any Party to this Agreement or any other agreement or document shall include such Party’s predecessors, successors and permitted assigns; (g) all accounting terms used and not defined herein have the respective meanings given to them under GAAP; (h) any event, the scheduled occurrence of which would fall on a day that is not a Business Day, shall be deferred until the next succeeding Business Day; (j) any statement in this Agreement to the effect that any information, document or other material has been “made available” by the Seller shall mean such information, document or material was included in and available at the “Project Vertex” online datasite hosted by Raine Securities LLC at least one Business Day prior to the date hereof; and (k) the word “or” shall be disjunctive and not exclusive. The Parties have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

Section 9.10 Amendments and Waivers. This Agreement may not be amended, supplemented or modified except by an instrument in writing signed on behalf of the Buyer and the Seller. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective, unless set forth in a written instrument duly executed by the Party against whom enforcement of such waiver is sought. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

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Section 9.11 Attorney-Client Privilege. Reference is made to the fact that Olshan Frome Wolosky LLP (the “Firm”) has acted as legal counsel to the Seller and the Company Entities prior to the Closing in connection with this Agreement and the Transactions (the “Pre-Closing Engagement”). All communications relating to the Pre-Closing Engagement and involving attorney-client confidences between the Seller, its Affiliates or the Company Entities and the Firm shall be deemed to be attorney-client confidences that belong solely to the Seller and its Affiliates (and not the Company Entities). Accordingly, the Company Entities shall not, without the Seller’s consent, have access to the files of the Firm relating to the Pre-Closing Engagement. Without limiting the generality of the foregoing, upon and after the Closing, (a) the Seller and its Affiliates (and not the Company Entities) shall be the sole holders of the attorney-client privilege with respect to the Pre-Closing Engagement, and none of the Company Entities shall be a holder thereof, (b) to the extent that files of the Firm in respect of the Pre-Closing Engagement constitute property of the client, only the Seller and their respective Affiliates (and not the Company Entities) shall hold such property rights and (c) the Firm shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to any of the Company Entities by reason of any attorney-client relationship between the Firm and the Company Entities or otherwise.

Section 9.12 Schedules and Exhibits. Except as otherwise provided in this Agreement, all Exhibits and Schedules referred to herein are intended to be and hereby are made a part of this Agreement. The Disclosure Schedule has been arranged, for purposes of convenience only, in sections corresponding to the Sections of this Agreement. The disclosure of any item in any section or subsection of Disclosure Schedule will be deemed disclosure with respect to each other section and subsection of the Disclosure Schedule to which the relevance of such item is reasonably apparent on its face to the Person to whom it is disclosed, without independent investigation or knowledge, that the disclosure of such matter is applicable to such section and subsection of the Disclosure Schedule. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedule is not intended to imply that such amounts (or higher or lower amounts) or items (a) are or are not material to the business, assets, liabilities, financial condition, results of operation or prospects of the Company Entities, (b) amount to a Material Adverse Effect or (c) occurred outside of the ordinary course of business of the Company. No Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedule in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in a Disclosure Schedule is or is not material for purposes of this Agreement.

Section 9.13 Counterparts. This Agreement, and the other documents, agreements and instruments to be delivered in connection herewith, may be executed in counterparts, and any Party may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Parties. The Parties agree that the delivery of this Agreement, and the other documents, agreements and instruments to be delivered in connection herewith, may be effected by means of an exchange of electronically transmitted signatures.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

BUYER:

VDC-MGG Holdings LLC

By:	MGG Investment Group LP, its Manager

By:	MGG GP LLC, its General Partner

By:	/s/ Kevin Griffin
	Name:	Kevin Griffin
	Title:	Chief Executive Officer

SELLER:

REMARK HOLDINGS, INC.

By:	/s/ Kai-Shing Tao
	Name:	Kai-Shing Tao
	Title:	Chairman/CEO

Signature Page to Membership Interest Purchase Agreement

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Appendix A

Definitions

When used in this Agreement, the following terms have the meanings assigned to them in this Section:

“Acceptable Delinquent AP” means any account payable of any Companies Entity that is delinquent more than 60 days in its payment; provided that all such accounts payable, taken together, shall not exceed $500,000 in the aggregate.

“Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first Person. For purposes of this definition, “control” of a Person means the power to, directly or indirectly, direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or other ownership interests, by Contract or otherwise, including, with respect to a corporation, partnership or limited liability company, the direct or indirect ownership of more than 50% of the voting securities in such corporation or of the voting interest in a partnership or limited liability company.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Allocation” has the meaning set forth in Section 5.8(f)(ii).

“Alternative Acquisition Proposal” means any bona fide proposal, offer or similar indication of interest made by any Person or group of related Persons (other than the Buyer and its Subsidiaries and Affiliates), and whether involving a transaction or series of related transactions, directly or indirectly, for (i) a merger, reorganization, share exchange, consolidation, business combination, dissolution, liquidation, joint venture, recapitalization or similar transaction involving any Company Entity, (ii) the acquisition (whether by purchase, lease, exchange, transfer or other disposition) by any Person or group of related Persons (other than the Buyer and its Affiliates) of more than 25% of the assets (measured by the market value thereof), revenue or net income of the Company Entities, on a consolidated basis (in each case, including securities of the Subsidiaries of the Company), or (iii) the direct or indirect acquisition by, or issuance to, any Person or group of related Persons (other than the Buyer and its Affiliates) of more than 25% of any class of voting or Equity Interests of the Company issued and outstanding following such acquisition or issuance, or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning more than 25% of any class of outstanding voting or Equity Securities of the Company.

“Ancillary Documents” has the meaning set forth in Section 3.2(a).

“Annual Financial Statements” has the meaning set forth in Section 3.7.

“Applicable Survival Period” has the meaning set forth in Section 8.1(c).

“Bankruptcy and Equity Exception” means the effect on enforceability of (a) any applicable Law relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Law relating to or affecting creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

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“Benefit Plan” means any employee benefit plan, program, policy, practices, or other arrangement providing benefits to any current or former employee, officer or director of the Company Entities or any beneficiary or dependent thereof that is sponsored or maintained by the Company Entities or to which any Company Entity contributes or is obligated to contribute, whether or not written, including without limitation any employee benefit plan within the meaning of Section 3(3) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive compensation, deferred compensation, equity or severance plan, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit program, policy or other arrangement.

“Business” has the meaning set forth in the recitals to this Agreement.

“Business Day” means any day, other than Saturday, Sunday or any other day on which banks located in the State of Delaware are authorized or required to close.

“Business Proprietary Information” has the meaning set forth in Section 5.16.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Fundamental Representations” means the representations contained in Section 4.1, Section 4.2 and Section 4.7.

“Buyer Indemnitees” has the meaning set forth in Section 8.2(a).

“Buyer Material Adverse Effect” means any event, development, or change that would have a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement, or would prevent, materially impede, interfere with, hinder or delay the consummation by the Buyer of the Transactions.

“Buyer Released Parties” has the meaning set forth in Section 5.10.

“Capital Expenditures” means spending by the Company or its Subsidiaries on acquiring or maintaining its fixed assets, such as land, buildings and equipment.

“Claims-Made Policies” has the meaning set forth in Section 3.15.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Direction Letter” means a letter, in the form reasonably satisfactory to Buyer, directing Buyer to pay or cause to be paid, to MGG, the Purchase Price on behalf of the Seller in partial satisfaction of amounts outstanding under the Financing Agreement.

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“Closing Transaction Costs” means, as of immediately prior to the Closing, the aggregate amount of Transaction Costs that remain unpaid.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals to this Agreement.

“Company Benefit Plans” has the meaning set forth in Section 3.12(a).

“Company Cash” means, with respect to the Company Entities, all cash and cash equivalents and marketable securities, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, funds in time and demand deposits or similar accounts on hand, in lock boxes, in financial institutions or elsewhere, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts. For the avoidance of doubt, Company Cash as of any given time shall (a) exclude the amount of any checks, drafts and wires issued as of such time that have not yet cleared, and (b) any non-U.S. cash or cash equivalents.

“Company Entities” means, collectively, the Company and the Company Subsidiaries.

“Company Entity Benefit Plans” has the meaning set forth in Section 3.12(a).

“Company Indebtedness” means all Indebtedness of the Company Entities.

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by any Company Entity.

“Company Subsidiary” means each Subsidiary of the Company.

“Company Tax Return” means all Tax Returns required to be filed by the Company Entities with a Governmental Entity; provided that, for the avoidance of doubt, a Company Tax Return shall not include any Tax Return required to be filed by the Seller with a Governmental Entity.

“Continuing Employee” has the meaning set forth in Section 5.11(a).

“Contract” contracts, subcontracts, agreements, arrangements, commitments, understandings, notes, indentures, mortgages, debt instruments, loans, evidence of Indebtedness, letters of credit, covenants not to compete, licenses, franchises, deeds of trust, leases or sublease (whether for release or personal property), sublicenses, purchase orders for goods or services (subject to the immediately succeeding sentence), powers of attorney or other agreement, whether written or oral (including any amendments and other modifications thereto) that is intended to be legally binding on the applicable party(ies) thereto. For the avoidance of doubt, unless otherwise expressly indicated task, purchase or delivery order(s) or statements of work under a Contract will not constitute a separate Contract, but will be part of the Contract under which it was issued.

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“Covered Losses” has the meaning set forth in Section 8.2(b).

“D&O Tail Policy” means a “tail” directors’ and officers’ liability insurance policy, to be bound effective as of the Closing Date, that (a) has an effective term of six years following the Closing Date, (b) covers each Person currently covered by the Seller D&O Policy in effect on the date of this Agreement for acts and omissions occurring at or prior to the Closing Date, and (c) contains terms that are no less favorable than those of the Seller D&O Policy in effect on the date of this Agreement.

“Deductible” has the meaning set forth in Section 8.2(b).

“Disclosure Schedule” has the meaning set forth in the lead in to ARTICLE III.

“Employee” means any employee of any Company Entity as of the applicable date of determination.

“Environmental Law” means any applicable Law relating to the protection of the environment or the protection of human health as it may be affected by exposure to hazardous substances, each as in effect as of the applicable date of determination.

“Equity Interest” has the meaning set forth in the definition of Equity Securities.

“Equity Securities” means (a) capital stock, partnership or membership interests or units (whether general or limited), and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity or a right to control such entity (an “Equity Interest”), (b) subscriptions, calls, warrants, options, purchase rights or commitments of any kind or character relating to, or entitling any Person to acquire, any Equity Interest, (c) stock appreciation, phantom stock, equity participation or similar rights and (d) securities convertible into or exercisable or exchangeable for any Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and the regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Filing” means a registration, declaration or filing with a Governmental Entity.

“Final Allocation” has the meaning set forth in Section 5.8(f)(ii).

“Financial Statements” has the meaning set forth in Section 3.7.

“Financing Agreement” means that certain Financing Agreement, dated as of September 24, 2015 (as emended through the date hereof), by and among the Seller, the Company, the other Loan Parties (as defined therein) party thereto, the lenders party thereto and MGG, as the administrative agent and collateral agent for the lenders party thereto.

“Firm” has the meaning set forth in Section 9.11.

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“Fraud” means, with respect to any Party, actual and intentional fraud or intentional misrepresentation by such Party with respect to the representations and warranties made by such Party herein.

“Fundamental Representation” means the representations contained in Section 3.1, Section 3.2, Section 3.5, Section 3.6, Section 3.16(c), Section 3.19 and Section 3.20.

“GAAP” means generally accepted accounting principles in the United States consistently applied.

“Governmental Entity” means any court, tribunal, arbitrator, authority, agency, commission, legislative body or official of the United States or any state, or similar governing entity, in the United States or in a foreign jurisdiction.

“Income Tax” means any federal, state, local or foreign Tax based on, measured by or with respect to income, net worth or capital, including any interest, penalty or addition thereto.

“Indebtedness” means any of the following: (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities, in each case, solely to the extent drawn upon; (d) any accrued interest, fees and charges in respect of any of the foregoing; and (e) any prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any of the foregoing at or prior to the Closing.

“Indemnitee” means any Person that is seeking indemnification pursuant to the provisions of this Agreement.

“Indemnitor” means any Party from which a Person is seeking indemnification pursuant to the provisions of this Agreement.

“Insurance Policies” has the meaning set forth in Section 3.15.

“Intellectual Property” means all (a) patents and patent applications; (b) trademarks, service marks and trademark and service mark applications and registrations, trade dress, logos, and trade names, including all goodwill associated therewith; (c) copyrights and rights associated with works of authorship, including Software, together with all applications, registrations and renewals therefor; (d) trade secrets; and (e) domain names and social media names.

“Intercompany Contract” means each Contract between any Company Entity, on the one hand, and any other Company Entity, on the other hand.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.7.

“Interim Financial Statements” has the meaning set forth in Section 3.7.

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“Interim Period” means the period beginning on the date hereof and ending on the earlier of (a) the Closing and (b) the termination of this Agreement.

“Invoice” means an invoice marked “final” from each Person to whom any Transaction Costs are to be paid indicating all amounts to which such Person is entitled from the Company.

“IRS” means the Internal Revenue Service.

“IT Systems” means electronic data processing, information, recordkeeping, communications, telecommunications, account management, inventory management and other computer systems (including all computer programs, software, databases, firmware, hardware and related documentation) and Internet websites and related content.

“Knowledge” means the actual knowledge, after reasonable inquiry, of (a) in the case of the Seller, Kai-Shing Tao, Alison Davidson, Michael Reichartz and Adam White, and (b) in the case of the Buyer, Dane Joella.

“Law” means, with respect to any Person, any statute, law (including common law), code, treaty, ordinance, rule or regulation of any Governmental Entity applicable to such Person as of the date hereof.

“Leased Real Property” has the meaning set forth in Section 3.11(b).

“Letter of Credit Facility Agreement” means that certain Letter of Credit Facility Agreement, dated as of September 24, 2015, by and between Bank of America, N.A. and the Company, as amended to date.

“Lien” means with respect to any property or asset, any lien, mortgage, pledge, charge, security interest or other encumbrance in respect of such property or asset.

“Losses” has the meaning set forth in Section 8.2(a).

“Mark and Domain Name License Agreement” means that certain Mark and Domain Name License Agreement dated as of June 10, 2005, by and between Stephens Media Intellectual Property, LLC and, as to Sections 9.5 and 14.8 only, DR Partners, d/b/a Stephens Media Group, and Vegas.com LLC and Greenspun Media Group and as to Sections 9.5, 10 and 14.7 only, Las Vegas Sun, Inc.

“Material Adverse Effect” means any change or event that is materially adverse to the business, assets, properties or condition of the Company Entities, taken as a whole; provided, however, that any changes or events resulting from the following items shall not be considered when determining whether a Material Adverse Effect has occurred: (a) changes in economic, political, regulatory, financial or capital market conditions generally or in the industries in which the Company Entities operate, (b) any acts of war, sabotage, terrorist activities or changes imposed by a Governmental Entity associated with additional security, (c) effects of weather or meteorological events, (d) any change of Law, accounting standards, regulatory policy or industry standards after the date hereof, (e) the announcement, execution, delivery or performance of this Agreement or the consummation of the Transactions, (f) any failure by the Company to meet projections or forecasts or revenue or earnings predictions for any period (but, for the purposes of clarity, not the underlying cause of such failure nor any specific representations or warranties regarding the same in this Agreement) and (g) any actions required to be taken pursuant to this Agreement; provided, further, that, in the case of the foregoing clauses (a), (b), (c) or (d), to the extent the Business and/or the Company Entities, taken as a whole, are materially and disproportionately affected thereby relative to the other participants in the industry or industries in which the Company Entities operate, such incremental material and discorporate effect or effects may be taken into account in determining whether there has been or may be a Material Adverse Effect.

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“Material Contracts” has the meaning set forth in Section 3.10(b).

“Membership Interests” has the meaning set forth in the recitals to this Agreement.

“MGG” means MGG Investment Group LP, as administrative agent under the Financing Agreement.

“MGG Fund” means any Person to which (a) MGG provides investment management services or (b) an Affiliate of MGG serves as the general partner, managing member or non-member manager.

“Notice of Claim” has a meaning set forth in Section 8.4(a).

“Order” means any award, injunction, judgment, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Entity that possesses competent jurisdiction.

“Organizational Documents” means, with respect to any Person that is not an individual, the articles or certificate of incorporation or organization, by-laws, limited partnership agreement, partnership agreement, limited liability company agreement, shareholders agreement, trust agreement or such other organizational documents of such Person.

“Outside Date” has the meaning set forth in Section 7.1(a).

“Owned Real Property” means each parcel of real property owned by any Company Entity.

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Permit” means a consent, approval, license, permit, certificate, authorization or the expiration without condition or qualification of applicable waiting period from any Governmental Entity.

“Permitted Lien” means (a) any Lien for Taxes that are not yet due or delinquent or that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (b) any landlords’, mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Lien arising in the ordinary course of business that are not material to the Company Entities, taken as a whole, or the operation of the Business, (c) imperfections or irregularities of title and other Liens that would not, individually or in the aggregate, materially detract from the value of, or materially interfere with, the present use and enjoyment of the asset or property subject thereto or affected thereby, (d) zoning, planning, building and other similar limitations, restrictions and rights of any Governmental Entity to regulate property, (e) any Lien set forth on the Disclosure Schedule, (f) any condition that may be shown on a current survey or by inspection of a property, (g) any Lien that a reputable title insurance company would be willing to omit as an exception or affirmatively insure against in a title insurance policy for the affected property and (h) any Lien recorded or filed in any land register or other public register.

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“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, joint venture, trust, proprietorship, other business organization or Governmental Entity.

“Pre-Closing Engagement” has the meaning set forth in Section 9.11.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period through the end of the Closing Date.

“Premises” has the meaning set forth in Section 5.15.

“Proceeding” means any action, suit, hearing, claim, lawsuit, litigation, investigation, arbitration or other proceeding (in each case, whether civil, criminal or administrative or at law or in equity) by or before a Governmental Entity.

“Proxy Deadline” has the meaning set forth in Section 5.3(a).

“Proxy Statement” means the proxy statement to be sent to the Seller’s stockholders in connection with the Seller Stockholder Meeting.

“Public Software” means all software that is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including the GNU General Public License (GPL) (including the GNU Affero GPL License), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License.

“Purchase Price” has the meaning set forth in Section 2.1.

“Registered IP” means patents, patent applications, registered trademarks, trademark applications, registered service marks, service mark applications, copyright registrations and applications for registration, and domain names.

“Real Property Leases” has the meaning set forth in Section 3.11(b).

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“Related Party” means, with respect to a Person, such Person’s former, current and future direct or indirect equityholders, controlling Persons, shareholders, members, general or limited partners, Affiliates, Representatives, sources of financing, and each of their respective successors and assigns.

“Representatives” means the officers, directors, managers, trustees, employees, counsel, accountants, agents, financial advisers and consultants of a Person.

“Restricted Party” means (a) the Seller and (b) the Seller’s Subsidiaries for the period that such Subsidiary is a Subsidiary of the Seller and, in each case, including their respective successors and permitted assigns.

“Restricted Period” has the meaning set forth in Section 5.13.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Adverse Recommendation Change” means any action by the Seller to (i)(A) change, qualify, withhold, withdraw or modify, or publicly propose or announce the Seller’s intention to change, qualify, withhold, withdraw or modify, in each case, in any manner adverse to the Buyer, the Seller Board Recommendation, or (B)  approve, adopt or recommend (publicly or otherwise) to the stockholders of the Seller, or resolve to or publicly propose or announce its intention to approve or recommend to the stockholders of the Seller, an Alternative Acquisition Proposal, (ii) authorize, cause or permit the Seller or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement), commitment or agreement in principle with respect to any Alternative Acquisition Proposal (other than a confidentiality agreement contemplated by 0) (a “Alternative Acquisition Agreement”) or agree or publicly propose to do any of the foregoing or (iii) terminate, amend, relate, modify or fail to enforce any provision (including any standstill), or grant any waiver or request under, any confidentiality, standstill or similar agreement (including any such confidentiality agreement).

“Seller Board” has the meaning set forth in Section 3.2(b).

“Seller Board Recommendation” has the meaning set forth in Section 3.2(b).

“Seller Common Stock” has the meaning set forth in the recitals to this Agreement.

“Seller D&O Policy” means the director’s and officers’ liability insurance policy of the Seller.

“Seller Indemnitees” has the meaning set forth in Section 8.3(a).

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“Seller Insurance Policies” has the meaning set forth in Section 5.17.

“Seller Released Parties” has the meaning set forth in Section 5.10.

“Seller Stockholder Approval” means approval of the Transactions by the affirmative vote of the holders of a majority of the outstanding shares of Seller Common Stock.

“Seller Stockholder Meeting” has the meaning set forth in Section 5.3(c).

“Specified Stockholder” means each of Kai-Shing Tao, Digipac, LLC, Pacific Star Capital Management, L.P., and Pacific Star HSW LLC.

“Software” means any and all computer programs, including operating system and applications software, implementations of algorithms, and program interfaces, whether in source code or object code form, databases and compilations (including, but not limited to, all of the foregoing that is installed on computer hardware) and all documentation, including user manuals, relating to the foregoing.

“Straddle Period” has the meaning set forth in Section 5.8(c).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of a non-corporate Person.

“Superior Acquisition Proposal” means a written Alternative Acquisition Proposal, substituting “50%” for “25%” in the definition thereof, and for which, if financing is required, such third party shall have entered into binding commitments for such financing, that the Seller Board determines in good faith, after consultation with the Seller’s independent financial advisors and outside legal counsel, (a) to be reasonably likely to be consummated if accepted on the terms thereof, and (b) taking into account the factors the Seller Board considers to be relevant (which shall include the various legal, financial and regulatory aspect of the Alternative Acquisition Proposal, all terms and conditions of such Alternative Acquisition Proposal and this Agreement, any changes to the terms of this Agreement offered by the Buyer in response to such Alternative Acquisition Proposal, and the anticipated timing, conditions and the ability of the Person or group of related Persons making such Alternative Acquisition Proposal to consummate the transaction contemplated thereby), if consummated, to be more favorable to the Company stockholders from a financial point of view than the transactions contemplated by this Agreement.

“Tail Policies” has the meaning set forth in Section 6.1(f).

“Tax” or “Taxes” means any United States local, state or federal or foreign income, profits, franchise, withholding, ad valorem, personal property (tangible and intangible), employment, payroll, sales and use, social security, disability, occupation, real property, severance, excise and other taxes imposed by a Governmental Entity, including any interest, penalty or addition thereto.

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“Tax Claim” has the meaning set forth in Section 5.8(e).

“Tax Law” means any Law relating to Taxes.

“Tax Returns” means any report, return, declaration, claim for refund or other information or statement or schedule supplied or required to be supplied by any Company Entity, relating to Taxes, including any schedules or attachments thereto and any amendments thereof.

“Third-Party Claim” has the meaning set forth in Section 8.4(a).

“Transaction Costs” means all out-of-pocket fees, costs and expenses of the Company, other than fees, costs and expenses incurred on behalf of the Buyer or any Affiliate thereof, in each case, (a) incurred prior to the Closing in connection with the negotiation, preparation and execution of this Agreement and the consummation of the Transactions and the process for a sale of the Company Entities and/or the Business, (b) to the extent not paid prior to the Closing, and (c) all costs and expenses incurred in connection with obtaining the D&O Tail Policy. For the avoidance of doubt, Transaction Costs shall include all bonuses, change in control payments, severance payments or similar payments payable in connection with the Transactions, and any Taxes payable in connection with the foregoing amounts; provided, that bonuses awarded or payable in the ordinary course of business shall not be considered Transaction Costs.

“Third-Party Defense” has the meaning set forth in Section 8.4(b).

“Transactions” means the transactions contemplated by this Agreement and each Ancillary Document.

“Transfer Taxes” means all transfer, sales, use, real property transfer, goods and services, value added, documentary, stamp duty, gross receipts, excise, transfer and conveyance Taxes and other similar Taxes, duties, fees or charges.

“Transition Services Agreement” means the Transition Services Agreement, in customary form, to be agreed prior to the Closing between the Buyer and the Seller, providing for any and all services and other rights reasonably necessary to operate the Business as it was operated prior to the Closing, to be provided by the Seller to the Buyer at cost.

“Voting Agreement” has the meaning set forth in the recitals to this Agreement.

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REMARK HOLDINGS, INC.

SPECIAL MEETING OF STOCKHOLDERS – [●], 2019

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Remark Holdings, Inc., a Delaware corporation (the “Company”), hereby appoints Kai-Shing Tao and Alison Davidson, each with full power of substitution, as proxies, to vote all capital stock of the Company that the stockholder would be entitled to vote on all matters that may properly come before the Company’s Special Meeting of Stockholders to be held on [•], 2019 at [•] PT at [•] (the “Special Meeting”), and any adjournments or postponements thereof. The undersigned stockholder hereby revokes any proxy or proxies heretofore given by the undersigned for the Special Meeting.

This proxy when properly executed and returned will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted in accordance with the recommendations of the Board. The proxies are also authorized to vote upon such other matters as may properly come before the Special Meeting in accordance with their discretion.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑

The Board recommends a vote FOR Proposals 1 and 2.

1.	To approve the sale of all of the issued and outstanding membership interests of Vegas.com, LLC, pursuant to the Membership Interest Purchase Agreement, dated March 15, 2019, by and between VDC-MGG Holdings LLC and Remark Holdings, Inc.

FOR ☐ AGAINST ☐ ABSTAIN ☐

2.	To adjourn the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies in favor of the proposal to approve the VDC Transaction if there are insufficient votes to approve the VDC Transaction.

FOR ☐ AGAINST ☐ ABSTAIN ☐

This proxy may be revoked prior to the time it is voted by delivering to the Secretary of the Company either a written revocation or a proxy bearing a later date, or by appearing at the Special Meeting and voting in person.

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PLEASE ACT PROMPTLY

PLEASE SIGN AND DATE THIS PROXY CARD

AND RETURN IT IN THE ENCLOSED ENVELOPE TODAY

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To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

DATE:
(Signature of Stockholder)

DATE:
(Signature of Stockholder)

Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign the full corporate name by a duly authorized officer, giving the full title as such. If the signer is a partnership, please sign in partnership name by an authorized person.

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